                                                    Filed Pursuant to
                                                      Rule 424(b)(1)
                                                Registration No. 333-94623


PROSPECTUS

                               13,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------


This is an initial public offering of 13,000,000 shares of our common stock. We are selling all the shares offered under this prospectus.



Our common stock has been approved for listing on the New York Stock Exchange under the symbol "ADS."


SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                                                              PER SHARE      TOTAL
                                                              ---------   ------------
Public offering price.......................................   $12.00     $156,000,000
Underwriting discounts and commissions......................   $ 0.84     $ 10,920,000
Proceeds, before expenses, to us............................   $11.16     $145,080,000


The underwriters may purchase up to an additional 1,950,000 shares of our common stock from us at the initial public offering price less the underwriting discounts, solely to cover over-allotments.


The underwriters are severally underwriting the shares being offered. Bear, Stearns & Co. Inc. expects to deliver the shares in New York, New York on June 13, 2001.


                            ------------------------

BEAR, STEARNS & CO. INC.                                     MERRILL LYNCH & CO.
                           CREDIT SUISSE FIRST BOSTON


                  THE DATE OF THIS PROSPECTUS IS JUNE 7, 2001.

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Prospectus Summary...................     1
Risk Factors.........................     7
Special Note Regarding
  Forward-Looking Statements.........    18
Use of Proceeds......................    19
Dividend Policy......................    19
Dilution.............................    20
Capitalization.......................    21
Unaudited Pro Forma Consolidated
  Financial Information..............    22
Selected Historical Consolidated
  Financial and Operating
  Information........................    26
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations..............    29



Business.............................    46
Management...........................    61
                                       PAGE
                                       ----
Principal Stockholders...............    73
Certain Relationships and Related
  Transactions.......................    76
Description of Capital Stock.........    80
Shares Eligible for Future Sale......    83
Underwriting.........................    84
Legal Matters........................    88
Experts..............................    88
Where You Can Find More Information..    88
Index to Consolidated Financial
  Statements.........................   F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY CONTAINS BASIC INFORMATION ABOUT US AND THE OFFERING. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE STATEMENTS INCLUDED IN THIS PROSPECTUS.

                                  OUR COMPANY

    We are a leading provider of transaction services, credit services and marketing services to retail companies in North America. We focus on facilitating and managing electronic transactions between our clients and their customers through multiple distribution channels including in-store, catalog and the Internet. Our credit and marketing services assist our clients in identifying and acquiring new customers, as well as helping to increase the loyalty and profitability of their existing customers.

    We have a client base in excess of 300 companies, comprised mostly of specialty retailers, petroleum retailers, supermarkets and financial services companies. We generally have long-term relationships with our clients, with contracts typically ranging from three to five years in duration. The Limited, together with its retail affiliates, including Victoria's Secret Stores, Victoria's Secret Catalogue, Express, Lane Bryant, Bath & Body Works, Lerner New York, Henri Bendel and Structure, is our largest client, representing approximately 25.3% of our 2000 consolidated revenue.

                           OUR PRODUCTS AND SERVICES

    Our products and services are centered around three core capabilities--Transaction Services, Credit Services and Marketing Services. We have traditionally marketed and sold our products and services on a stand-alone basis, but increasingly are marketing and selling them on a bundled and integrated basis. Our products and services and target markets are listed below.

           SEGMENT                      PRODUCTS AND SERVICES                TARGET MARKETS
-----------------------------  ---------------------------------------  -------------------------
TRANSACTION SERVICES           - Transaction Processing                 - Specialty Retail
                               - Network Services                       - Petroleum Retail
                               - Merchant Bankcard Services             - Regulated and
                               - Account Processing and Servicing         De-regulated Utility
                               - Card Processing                        - Mass Transit
                               - Billing and Payment Processing         - Tollways
                               - Customer Care                          - Parking

CREDIT SERVICES                - Private Label Receivables Financing    - Specialty Retail
                               - Underwriting and Risk Management       - Petroleum Retail
                               - Merchant Processing
                               - Receivables Funding

MARKETING SERVICES             - Loyalty Programs                       - Specialty Retail
                               - Air Miles                              - Petroleum Retail
                               - One-to-One Loyalty                     - Supermarkets
                               - Database Marketing Services            - Financial Services
                               - Enhancement Services                   - Regulated and
                               - Direct Marketing                         De-regulated Utility

                   OUR MARKET OPPORTUNITY AND GROWTH STRATEGY

    Our services are applicable to the full spectrum of commerce opportunities involving companies that sell products and services to individual consumers. Companies increasingly seek services that compile and analyze customer purchasing behavior, enabling them to more effectively communicate with their customers. The continuing shift to electronic payment systems generates valuable information on individual consumers and their purchasing preferences. Many retailers, however, lack the economies of scale and core competencies necessary to support their own transaction processing infrastructure or credit card or database operations. In addition, we see an increasing acceptance by companies to outsource the development and management of their marketing programs, such as loyalty programs and database marketing services.

    Our current strategy to capitalize on these opportunities includes:

    - increasing the penetration of our products and services to existing clients;

    - expanding our client base in our existing market sectors;

    - continuing to expand our services and capabilities to help our clients succeed in multi-channel commerce; and

    - considering focused, strategic acquisitions and alliances to enhance our core capabilities or increase our scale.

                             OUR LIQUIDITY SOURCES

    We finance our growth through cash from operations, issuing certificates of deposit through our credit card bank subsidiary, a $100.0 million revolving loan commitment and a securitization program. We utilize cash flow from operations, certificates of deposit and the revolving loan commitment to finance our operating activities and to fund credit enhancement and seller's interest in our securitizations. We finance substantially all our private label credit card receivables through a securitization program, which involves the packaging and selling of both current and future receivable balances of private label credit card accounts to a master trust. Our securitizations are treated as sales for accounting purposes and, accordingly, securitized receivables are removed from our balance sheet. We retain a residual interest in the trust that is commonly referred to as an "interest only strip".

                           OUR HISTORY AND OWNERSHIP

    We are the result of the 1996 merger of two entities acquired by Welsh, Carson, Anderson & Stowe--J.C. Penney's transaction services business, BSI Business Services, Inc., and The Limited's credit card bank operation, World Financial Network National Bank. Since then, we have made several complementary portfolio and business acquisitions.


    Immediately prior to this offering, Welsh, Carson, Anderson & Stowe beneficially owned approximately 74.7% of our common stock, and The Limited, through its wholly owned subsidiary Limited Commerce Corp., beneficially owned approximately 24.9% of our common stock. After this offering, Welsh Carson will have the right to designate up to three nominees for election to our board of directors and Limited Commerce Corp. will have the right to designate up to two nominees, depending on their continued ownership of our common stock above minimum thresholds.


    Our corporate headquarters are located at 17655 Waterview Parkway, Dallas, Texas 75252, and our telephone number is 972-348-5100.

                                  THE OFFERING


Common stock offered.........................  13,000,000 shares

Common stock to be outstanding after the
  offering...................................  71,861,486 shares

Use of proceeds..............................  We intend to use approximately
                                               $100.8 million of the net proceeds from the
                                               offering to repay outstanding debt, and the
                                               balance for general corporate purposes,
                                               including potential acquisitions and working
                                               capital.

New York Stock Exchange symbol...............  "ADS"


    Unless otherwise indicated, all information in this prospectus:


    - gives effect to the 1-for-9 reverse stock split of our common stock effected on March 15, 2000; and



    - assumes the conversion of all outstanding shares of our Series A cumulative convertible preferred stock into 11,199,340 shares of common stock.


    The number of shares of common stock described as being outstanding after this offering excludes up to:

    - 4,351,105 shares that we may issue upon the exercise of stock options outstanding as of April 30, 2001 at a weighted average exercise price of $12.43 per share;

    - 3,698,743 additional shares that we may issue under our stock option and restricted stock plan;

    - 1,500,000 shares that we may issue under our employee stock purchase plan; and

    - 1,950,000 additional shares that we may issue upon exercise of the underwriters' over-allotment option.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    In connection with your review of the summary consolidated financial data you should consider the following information for a better understanding of the data presented:

    RECAST 1998. Prior to December 31, 1998, our fiscal year was based on a 52/53-week fiscal year ending on the Saturday closest to January 31. We have since changed our fiscal year end to December 31. In order to provide a better basis of comparison to our results for 1999 and 2000, we have recast our historical operating results to a calendar year basis for the year ended December 31, 1998. In our opinion, the recast historical financial information reflects all normal recurring adjustments necessary for a fair presentation of such financial information.

    QUARTERLY INFORMATION. The summary consolidated financial data for the three months ended March 31, 2000 and 2001 have been derived from our unaudited consolidated financial statements, which are included in this prospectus and which, in our opinion, reflect all adjustments, consisting only of adjustments of a normal and recurring nature, necessary for a fair presentation. Results for the three months ended March 31, 2001 are not necessarily indicative of results for the full year.

    PRO FORMA INFORMATION. We have also included unaudited pro forma information for 2000. The data contained in the pro forma column give effect to the Utilipro acquisition as if it had been consummated on January 1, 2000. The supplemental pro forma loss per share data give effect to the conversion of all outstanding Series A preferred shares and the exercise of all outstanding warrants as if the conversion and the exercise had occurred at the beginning of the period. The pro forma as adjusted data give effect to this offering as if it occurred on March 31, 2001. The unaudited pro forma data do not purport to present what our results of operations or financial position would actually have been, or to project our results of operations or financial position for any future period. You should read the following pro forma information along with the information contained throughout this prospectus, including the financial statements and the related notes that are included in this prospectus.

    USE OF OPERATING EBITDA. Other financial data include operating EBITDA, which is equal to operating income plus depreciation and amortization and the change in deferred revenue less the change in redemption settlement assets. We have presented operating EBITDA because we use it to monitor compliance with the financial covenants in our amended credit agreement, such as debt-to-operating EBITDA, interest coverage ratios and minimum operating EBITDA. We also use operating EBITDA as an integral part of our internal reporting to measure the performance and liquidity of our reportable segments. In addition, we believe operating EBITDA eliminates the uneven effect across all segments of considerable amounts of non-cash amortization of purchased intangibles recognized in business combinations accounted for under the purchase method. Operating EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity. In addition, operating EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The operating EBITDA measure presented in this prospectus may not be comparable to similarly titled measures presented by other companies.

                                                             HISTORICAL                                        PRO FORMA
                                  -----------------------------------------------------------------   ---------------------------
                                                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)                FOR THE
                                                                            FOR THE THREE MONTHS                         THREE
                                    FOR THE YEARS ENDED DECEMBER 31,           ENDED MARCH 31,        FOR THE YEAR      MONTHS
                                  -------------------------------------   -------------------------       ENDED          ENDED
                                                                      ACTUAL                          DECEMBER 31,     MARCH 31,
                                    RECAST      ---------------------------------------------------   -------------   -----------
                                     1998          1999         2000         2000          2001           2000           2001
                                  -----------   ----------   ----------   -----------   -----------   -------------   -----------
                                  (UNAUDITED)                             (UNAUDITED)   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
INCOME STATEMENT DATA
  Total revenue................   $  451,537    $  583,082   $  678,195   $  165,547    $  180,692      $695,927       $184,832
  Cost of operations...........      360,875       466,856      547,985      134,571       143,258       572,605        147,275
  General and administrative...       23,364        35,971       32,201        7,505         9,333        32,201          9,333
  Depreciation and other
    amortization...............        8,782        16,183       26,265        5,997         6,367        27,526          6,741
  Amortization of purchased
    intangibles................       46,977        61,617       49,879       13,795        11,113        51,560         11,393
                                  ----------    ----------   ----------   ----------    ----------      --------       --------
    Total expenses.............      439,998       580,627      656,330      161,868       170,071       683,892        174,742
                                  ----------    ----------   ----------   ----------    ----------      --------       --------
  Operating income.............       11,539         2,455       21,865        3,679        10,621        12,035         10,090
  Other non-operating
    expense....................           --            --        2,477        2,476            --         2,477             --
  Interest expense.............       29,295        42,785       38,870        8,776         9,635        40,642          9,930
  Income tax expense
    (benefit)..................       (2,622)       (6,538)       1,841          716           933        (2,162)           611
                                  ----------    ----------   ----------   ----------    ----------      --------       --------
  Income (loss) from continuing
    operations.................      (15,134)      (33,792)     (21,323)      (8,289)           53       (28,922)          (451)
  Income (loss) from
    discontinued operations,
    net of taxes...............       (3,948)        7,688           --           --            --            --             --
  Loss on disposal of
    discontinued operations,
    net of taxes...............           --        (3,737)          --           --            --            --             --
                                  ----------    ----------   ----------   ----------    ----------      --------       --------
  Net income (loss)............   $  (19,082)   $  (29,841)  $  (21,323)  $   (8,289)   $       53      $(28,922)          (451)
                                  ==========    ==========   ==========   ==========    ==========      ========       ========
  Loss per share from
    continuing operations--
    basic and diluted..........   $    (0.37)   $    (0.78)  $    (0.60)  $    (0.21)   $    (0.04)     $  (0.76)      $  (0.05)
  Loss per share--basic and
    diluted....................   $    (0.46)   $    (0.70)  $    (0.60)  $    (0.21)   $    (0.04)     $  (0.76)      $  (0.05)
  Weighted average shares used
    in computing per share
    amounts--basic and
    diluted....................       41,308        47,498       47,538       47,529        47,568        47,538         47,568

  Supplemental pro forma loss
    per share from continuing
    operations--basic and
    diluted....................                                                                         $  (0.50)      $  (0.01)

  Supplemental pro forma loss
    per share--basic and
    diluted....................                                                                         $  (0.50)      $  (0.01)

  Weighted average shares used
    in computing supplemental
    pro forma per share
    amounts--basic and
    diluted....................                                                                           57,705         57,735

OTHER FINANCIAL DATA
  Calculation of Operating
    EBITDA:
    Operating income...........   $   11,539    $    2,455   $   21,865   $    3,679    $   10,621      $ 12,035         10,090
    Depreciation and other
      amortization.............        8,782        16,183       26,265        5,997         6,367        27,526          6,741
    Amortization of purchased
      intangibles..............       46,977        61,617       49,879       13,795        11,113        51,560         11,393
                                  ----------    ----------   ----------   ----------    ----------      --------       --------
      EBITDA...................       67,298        80,255       98,009       23,471        28,101        91,121         28,224
      Plus change in deferred
        revenue................       20,729        91,149       40,845       10,794        13,244        40,845         13,244
      Less change in redemption
        settlement assets......       11,838        63,472       18,357        3,337         6,163        18,357          6,163
                                  ----------    ----------   ----------   ----------    ----------      --------       --------
      Operating EBITDA.........   $   76,189    $  107,932   $  120,497   $   30,928    $   35,182      $113,609         35,305
                                  ==========    ==========   ==========   ==========    ==========      ========       ========
  Operating EBITDA as a
    percentage of revenue......         16.9%         18.5%        17.8%        18.7%         19.5%         16.3%          19.1%

SEGMENT OPERATING DATA
  Transactions processed.......    1,134,902     1,839,857    2,519,535      566,275       629,131
  Statements generated.........      130,895       132,817      127,217       34,333        31,921
  Average securitized
    portfolio..................   $1,898,851    $2,004,827   $2,073,574   $2,139,647    $2,214,044
  Credit sales.................   $3,049,151    $3,132,520   $3,685,069   $  755,114    $  780,429
  Air Miles reward miles
    issued.....................      611,824     1,594,594    1,927,016      432,252       524,237
  Air Miles reward miles
    redeemed...................      158,281       529,327      781,823      162,312       192,023

                                                                                                            AS OF MARCH 31,
                                                                        AS OF DECEMBER 31,            ---------------------------
                                                               ------------------------------------                2001 PRO FORMA
                                                                  1998         1999         2000         2001       AS ADJUSTED
                                                               ----------   ----------   ----------   ----------   --------------
                                                                                                              (UNAUDITED)
                                                                                     (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA
  Cash and cash equivalents.................................   $   47,036   $   56,546   $  116,941   $   58,756     $   99,410
  Credit card receivables and seller's interest.............      139,458      150,804      137,865      125,013        125,013
  Redemption settlement assets, restricted..................       70,178      133,650      152,007      158,171        158,171
  Intangibles and goodwill, net.............................      362,797      493,609      444,549      457,011        457,011
  Total assets..............................................    1,075,707    1,301,263    1,420,606    1,304,832      1,343,985
  Deferred revenue--service and redemption..................      158,192      249,341      290,186      303,430        303,430
  Certificates of deposit and other receivables funding
    debt....................................................      147,984      116,900      139,400      119,700        119,700
  Long-term and subordinated debt...........................      332,000      318,236      296,660      294,575        193,750
  Total liabilities.........................................      780,902      921,791    1,058,215      952,609        851,783
  Series A preferred stock..................................           --      119,400      119,400      119,400             --
  Total stockholders' equity................................      294,805      260,072      242,991      232,823        492,202

                                  RISK FACTORS

    BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ANY OF THE FOLLOWING RISKS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS. ADDITIONAL RISKS AND UNCERTAINTIES OF WHICH WE ARE UNAWARE OR CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT IN OUR COMMON STOCK. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD ALSO READ THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES.

                  RISKS RELATED TO GENERAL BUSINESS OPERATIONS

TEN CLIENTS WERE RESPONSIBLE FOR 63% OF OUR CONSOLIDATED REVENUE LAST YEAR, AND
  THE LOSS OF ANY OF THESE CLIENTS COULD CAUSE A SIGNIFICANT DROP IN OUR
  REVENUE.

    We depend on a limited number of large clients for a significant portion of our consolidated revenue. Our 10 largest clients were responsible for approximately 63% of our consolidated revenue during the year ended
December 31, 2000, with The Limited and its retail affiliates representing approximately 25% of our 2000 consolidated revenue. A decrease in revenue from any of our significant clients for any reason, including a decrease in pricing or activity, or a decision to either utilize another service provider or to no longer outsource some or all of the services we provide, could have a material adverse effect on our consolidated revenue.

    TRANSACTION SERVICES. Our 10 largest clients in this segment were responsible for approximately 71% of our Transaction Services revenue in 2000. The Limited and its retail affiliates were the largest Transaction Services client in 2000, representing approximately 28% of this segment's 2000 revenue, and Brylane, our second largest Transaction Services client, was responsible for approximately 10% of this segment's 2000 revenue. Equiva Services, LLC was responsible for approximately 8% of this segment's 2000 revenue. Our contracts with The Limited and its retail affiliates and Brylane expire in 2006, and our contract with Equiva expires in December 2001.

    We provide transaction processing services to Equiva which is the service provider to Shell-branded locations in the United States. Equiva is one of our 10 largest clients both in the Transaction Services segment and on a consolidated basis. We have been informed by Equiva that it would like to discontinue a portion of the services we currently provide effective upon termination of the existing contract in December 2001. As a result of this termination, our revenue and profitability attributable to Equiva for periods beyond 2001 will decrease. We are now in the process of negotiating with Equiva regarding the other services we currently provide. We can give no assurance that we will successfully reach an agreement with Equiva on similar terms to those currently existing, or at all. If our negotiations with Equiva result in a decrease in pricing or in the number and types of the transaction services we provide to Equiva, our revenue and profitability from Equiva would be further adversely affected.

    CREDIT SERVICES. Our two largest clients in this segment were responsible for approximately 80% of our Credit Services revenue in 2000. The Limited and its retail affiliates were responsible for approximately 59%, and Brylane was responsible for approximately 21%, of our Credit Services revenue in 2000. Our contracts with these clients expire in 2006. The Limited is currently planning a restructuring involving some of its retail affiliates. The proposed restructuring would involve a sale of Lane Bryant and the integration of Structure into the Express brand name as Express Men's. While we have a contract with Lane Bryant through 2006, we cannot assure you that an acquirer of Lane Bryant would assume the credit card processing agreement that we currently have with Lane Bryant or that the acquirer would continue Lane Bryant's marketing strategy of utilizing private label credit cards. The integration of Structure into Express could lead to the closing of stores and the name change could adversely impact credit sales causing lower revenues for our Credit Services segment.

    MARKETING SERVICES. Our 10 largest clients in this segment were responsible for approximately 61% of our Marketing Services revenue in 2000. Bank of Montreal, Canada Safeway and The Limited and its retail affiliates were the three largest Marketing Services clients in 2000. The Bank of Montreal represented approximately 27%, Canada Safeway represented approximately 10% and The Limited and its retail affiliates represented approximately 7% of this segment's 2000 revenue. Our contracts with The Bank of Montreal and Canada Safeway expire in March 2002 and December 2002, respectively, and our contract with The Limited expires in September 2003.

OUR LARGEST CLIENT, THE LIMITED, IS A SIGNIFICANT STOCKHOLDER, AND AS A RESULT
  IT HAS THE ABILITY TO INFLUENCE OUR CORPORATE AFFAIRS IN A MANNER THAT COULD BE INCONSISTENT WITH THE BEST INTERESTS OF OUR OTHER STOCKHOLDERS.


    Eight of our clients are retail affiliates of Limited Commerce Corp., our second largest stockholder and a wholly owned subsidiary of The Limited. The Limited, together with its retail affiliates, is our largest client. Limited Commerce Corp. beneficially owned approximately 24.9% of our common stock immediately prior to this offering, and, through a stockholders agreement, has the right to designate up to two members of our board of directors. As a significant stockholder with board representation, The Limited, unlike our other clients, is able to exercise significant influence over matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. The interests of The Limited may not be aligned with the interests of our company or other stockholders. The Limited could use its influence as a major client and large stockholder to negotiate contracts with us that have terms that are more favorable to The Limited than could be obtained by unaffiliated retailers. In addition, The Limited could use its influence and could act to hinder our ability to enter into contracts with its competitors.


COMPETITION IN OUR INDUSTRY IS INTENSE AND WE EXPECT IT TO INTENSIFY.

    The markets for our products and services are highly competitive, and we expect competition to intensify in each of those markets. Many of our current competitors have longer operating histories, stronger brand names and greater financial, technical, marketing and other resources than we do. We cannot assure you that we will be able to compete successfully against our current and potential competitors nor can we be sure that we will be able to successfully market our services at our current levels of profitability.

THE MARKETS FOR THE SERVICES THAT WE OFFER MAY FAIL TO EXPAND OR MAY CONTRACT
  AND THIS COULD NEGATIVELY IMPACT OUR GROWTH AND PROFITABILITY.

    Our growth and continued profitability rely on acceptance of the services that we offer. If demand for transaction, credit or marketing services decreases, the price of our common stock could fall and you could lose value in your investment. Loyalty and database marketing strategies are relatively new to retailers, and we cannot guarantee that merchants will continue to use these types of marketing strategies. Changes in technology may enable merchants and retail companies to directly process transactions in a cost-efficient manner without the use of our services. Additionally, downturns in the economy or the performance of retailers may result in a decrease in the demand for our marketing strategies. Any decrease in the demand for our services for the reasons discussed above or other reasons could have a material adverse effect on our growth and revenue.

WE CANNOT ASSURE YOU THAT WE WILL EFFECTIVELY INTEGRATE FUTURE ACQUISITIONS,
  REALIZE THEIR FULL BENEFITS OR SUCCESSFULLY MANAGE OUR COMBINED COMPANY, AND FUTURE ACQUISITIONS MAY RESULT IN DILUTIVE EQUITY ISSUANCES OR INCREASES IN DEBT.

    If we are unable to successfully integrate any future acquisition, we may incur substantial costs and delays or other operational, technical or financial problems, any of which could harm our business and impact the trading price of our common stock. In addition, the failure to successfully integrate any

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future acquisition may divert management's attention from our core operations, which could harm our ability to timely meet the needs of our customers and could damage our relationships with key clients.

    To finance future acquisitions, we may need to raise funds either by issuing equity securities or incurring debt. If we issue additional equity securities, such sales could reduce the current value of our stock by diluting the ownership interest of our stockholders. If we incur additional debt, the related interest expense may significantly reduce our profitability. Additionally, we are likely to use purchase accounting for future acquisitions and the related amortization expense associated with goodwill and purchased intangibles may significantly reduce our profitability.

WE MAY FACE DAMAGES AS A RESULT OF LITIGATION IN CONNECTION WITH THE BANKRUPTCY
  PROCEEDINGS OF ONE OF OUR FORMER CUSTOMERS, SERVICE MERCHANDISE, AND A CLASS ACTION SUIT FILED ON BEHALF OF A GROUP OF WORLD FINANCIAL CARDHOLDERS.

    World Financial, our wholly owned subsidiary, is a party to a lawsuit filed by Service Merchandise, Inc. in U.S. Bankruptcy Court for the Middle District of Tennessee. Service Merchandise, which is in voluntary Chapter 11 bankruptcy, alleges that World Financial breached certain contractual provisions of an agreement regarding a private label credit card program by, among other things, unilaterally revising the credit standards applicable to existing cardholders and withholding monthly program payments owed to Service Merchandise. In addition, Service Merchandise alleges that certain actions taken by World Financial violated the automatic stay provisions of the U.S. Bankruptcy Code. Service Merchandise has not specified the amount of damages that it is seeking and has asked that the amount of any such damages be determined at trial. In a separate action, a group of World Financial cardholders recently filed a putative class action complaint against World Financial in U.S. District Court for the Southern District of Florida, Miami Division, alleging that World Financial's billing practices are false, misleading and deceptive, and therefore in breach of state and federal laws and cardholder contracts. The plaintiff group of cardholders has not specified the amount of damages that it is seeking. The amount of such damages, if any, would be determined at trial. See "Business--Legal Proceedings." Due to the uncertainty inherent in litigation, we cannot provide assurance that an ultimate result against World Financial in either of these actions would not have a material adverse effect on us.

FAILURE TO SAFEGUARD OUR DATABASES AND CONSUMER PRIVACY COULD AFFECT OUR
  REPUTATION AMONG OUR CLIENTS AND THEIR CUSTOMERS AND MAY EXPOSE US TO LEGAL CLAIMS FROM CONSUMERS.

    An important feature of our marketing and credit services is our ability to develop and maintain individual consumer profiles. As part of our Air Miles reward miles program, database marketing program and private label program, we maintain marketing databases containing information on consumers' account transactions. Although we have extensive security procedures, our databases may be subject to unauthorized access. If we experience a security breach, the integrity of our marketing databases could be affected. Security and privacy concerns may cause consumers to resist providing the personal data necessary to support our profiling capability. The use of our loyalty, database marketing or private label programs could decline if any well-publicized compromise of security occurred. Any public perception that we released consumer information without authorization could subject us to legal claims from consumers and adversely affect our client relationships.

LOSS OF DATA CENTER CAPACITY OR INTERRUPTION OF TELECOMMUNICATION LINKS COULD
  AFFECT OUR ABILITY TO TIMELY MEET THE NEEDS OF OUR CLIENTS AND THEIR
  CUSTOMERS.

    Our ability to protect our data centers against damage from fire, power loss, telecommunications failure and other disasters is critical. In order to provide many of our services, we must be able to store, retrieve, process and manage large databases and periodically expand and upgrade our capabilities. Any damage to our data centers or any failure of our telecommunication links that interrupts our operations could adversely affect our ability to meet our clients' needs and their confidence in utilizing us for future services.

AS A RESULT OF OUR SIGNIFICANT CANADIAN OPERATIONS, OUR REPORTED RESULTS WILL BE
  AFFECTED BY FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN THE U.S. AND CANADIAN DOLLARS.

    A significant portion of our Marketing Services revenue is derived from our Loyalty Group operations in Canada, which transacts business in Canadian dollars. Therefore, our reported results from quarter-to-quarter will be affected by changes in the exchange rate between the U.S. and Canadian dollars over the relevant periods.

OUR HEDGING ACTIVITY SUBJECTS US TO OFF-BALANCE SHEET RISKS RELATING TO THE
  CREDITWORTHINESS OF THE COMMERCIAL BANKS WITH WHOM WE CONTRACT IN OUR HEDGING TRANSACTIONS. IF ONE OF THESE BANKS CANNOT HONOR ITS OBLIGATIONS, WE MAY SUFFER A LOSS.

    The interest rate swap and treasury lock agreements we use to reduce our exposure to fluctuations in interest rates subject us to off-balance sheet risk. These off-balance sheet financial instruments involve elements of credit and interest rate risk in excess of the amount recognized on our balance sheet. Our hedging policy subjects us to risks relating to the creditworthiness of the commercial banks with whom we contract in our hedging transactions. If one of these banks cannot honor its obligations, we may suffer a loss. While our hedging policy reduces our exposure to losses resulting from unfavorable changes in interest rates, it also reduces or eliminates our ability to profit from favorable changes in interest rates.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS MAY HARM OUR COMPETITIVE
  POSITION, AND LITIGATION TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR DEFEND AGAINST THIRD-PARTY ALLEGATIONS OF INFRINGEMENT MAY BE COSTLY.

    Third parties may infringe or misappropriate our trademarks or other intellectual property rights, which could have a material adverse effect on our business, financial condition or operating results. The actions we take to protect our trademarks and other proprietary rights may not be adequate. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. We cannot assure you that we will be able to prevent infringement of our intellectual property rights or misappropriation of our proprietary information. Any infringement or misappropriation could harm any competitive advantage we currently derive or may derive from our proprietary rights.

    Third parties may assert infringement claims against us. Any claims and any resulting litigation could subject us to significant liability for damages. An adverse determination in any litigation of this type could require us to design around a third party's patent or to license alternative technology from another party. In addition, litigation is time-consuming and expensive to defend and could result in the diversion of our time and resources. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims.

                    RISKS PARTICULAR TO TRANSACTION SERVICES

AN INABILITY TO FULLY AND EFFECTIVELY INTEGRATE THE RECENT ACQUISITIONS OF SPS
  AND UTILIPRO IN OUR TRANSACTION SERVICES SEGMENT COULD RESULT IN INCREASED COSTS WHILE DIVERTING MANAGEMENT'S ATTENTION FROM OUR CORE OPERATIONS, HARM OUR ABILITY TO TIMELY MEET THE NEEDS OF OUR CLIENTS AND DAMAGE OUR RELATIONSHIPS WITH THOSE CLIENTS.

    We are currently in the process of integrating the network transaction processing business of SPS Payment Systems, Inc. we acquired in July 1999, and are beginning to integrate the Utilipro operating assets we acquired in February 2001. We expect the SPS integration process to continue through the second quarter of 2001 and the Utilipro integration process to continue through the third quarter of 2001. Although the majority of the integration process of migrating the SPS systems to an in-house processing environment has proceeded as planned, there were a number of service disruptions that occurred in the first quarter of 2001 which resulted in an inefficient routing of transactions and a backlog of authorizations. We cannot assure you that we will be able to fully or successfully integrate SPS or Utilipro in a timely manner or at all. If we are unable to successfully integrate the Utilipro operations or successfully complete the SPS integration, we may incur substantial costs and delays or other operational, technical or financial problems, any of which could harm our business and adversely affect the trading price of our common stock. In addition, management's attention may be diverted from core operations which could harm our ability to timely meet the needs of our clients and their customers and damage our relationships with those clients.

WE ARE DEPENDENT UPON TRANSACTION NETWORK SERVICES, INC., FORMERLY KNOWN AS
  PSINET TRANSACTION SOLUTIONS, FOR DATA TRANSMISSION SERVICES AND POINT-OF-SALE DIAL-UP TRANSMISSION SERVICES, AND ANY FAILURE OF TRANSACTION NETWORK SERVICES TO PROVIDE THESE SERVICES COULD SIGNIFICANTLY DISRUPT OUR NETWORK SERVICES OR INCREASE OUR COSTS BY REQUIRING US TO OBTAIN DATA TRANSMISSION SERVICES FROM ANOTHER SUPPLIER.

    We are dependent on Transaction Network Services, Inc., or TNS, for data transmission services and point-of-sale dial-up transmission services for our network services business. On April 3, 2001, an investor group led by GTCR Golder Rauner, LLC purchased TNS from PSINet, Inc. PSINet has been experiencing significant liquidity and cash flow shortfalls that require the addition of substantial capital, the availability of which is uncertain. If PSINet were to declare bankruptcy, it is possible that parties to the bankruptcy proceeding could attempt to undo the sale of TNS to Golder Rauner and seek to reject our contract with TNS. In the event the sale is undone and our contract with TNS rejected, we would be forced to utilize our backup supplier or another vendor for the contracted services. In the first half of 2001, we intend to complete the migration of a large percentage of our data and point-of-sale dial-up transmission needs for our network services business, representing a quarter of the transactions we processed in 2000, to TNS. Given our dependence on TNS, if it were to fail to perform its obligations or its services were otherwise interrupted, for financial or other reasons, we would have to transition the services to our current backup supplier or to another supplier. If this were to occur, any new contract we might enter into for the long-term provision of those services may be at a price and on terms substantially less favorable to us than the terms of our current arrangement.

IF A CARDHOLDER HAS A DISPUTE WITH A MERCHANT OR IF A CARDHOLDER IS A VICTIM OF
  A FRAUDULENT TRANSACTION WITH A MERCHANT, WE MAY BE LIABLE FOR THE AMOUNT OF ANY CHARGES RELATED TO SUCH DISPUTE OR TRANSACTION IN THE EVENT WE ARE NOT REIMBURSED FOR SUCH CHARGES BY THE MERCHANT.

    In our merchant bankcard services business, when a billing dispute between a cardholder and a merchant is resolved in favor of the cardholder, or when a card issuer detects fraudulent transactions submitted by a merchant, we "charge back" to the merchant the amount we originally credited to the merchant. We then credit the amount of the transaction back to the cardholder's account. These billing disputes or chargebacks typically relate to, among others:

    - the cardholder's nonreceipt of merchandise or services;

    - unauthorized use of a credit card; or

    - general disputes between a cardholder and a merchant as to the quality of the goods purchased or the services rendered by the merchant.

If we are unable to collect amounts charged back to a merchant's account, and if the merchant refuses or is unable to reimburse us for the chargeback, we incur a loss equal to the amount of the chargeback. We cannot assure you that we will not experience significant losses from chargebacks in the future. Such significant losses could arise from merchant bankruptcies or other reasons which reduce the likelihood that we will be reimbursed for chargebacks. Any significant chargeback losses in a period would have a material adverse effect on our profitability.

IF WE ARE REQUIRED TO PAY STATE TAXES ON TRANSACTIONS PROCESSING, IT COULD
  NEGATIVELY IMPACT OUR PROFITABILITY.

    Transaction processing companies may be subject to state taxation of certain portions of their fees charged to merchants for their services. If we are required to pay such taxes and are unable to pass this tax expense through to our merchant clients, these taxes would negatively impact our profitability.

                      RISKS PARTICULAR TO CREDIT SERVICES

IF WE ARE UNABLE TO SECURITIZE OUR CREDIT CARD RECEIVABLES DUE TO CHANGES IN THE
  MARKET, THE UNAVAILABILITY OF CREDIT ENHANCEMENTS, AN EARLY AMORTIZATION EVENT OR FOR OTHER REASONS, WE WOULD NOT BE ABLE TO FUND NEW CREDIT CARD RECEIVABLES, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR OPERATIONS AND EARNINGS.

    Since January 1996, we have sold substantially all of the credit card receivables owned by our credit card bank, World Financial, to World Financial Network Credit Card Master Trust as part of our securitization program. This securitization program is the primary vehicle through which World Financial finances our private label credit card receivables. If World Financial were not able to regularly securitize the receivables it originates, our ability to grow or even maintain our credit services business would be materially impaired.

    World Financial's ability to effect securitization transactions is impacted by the following factors, some of which are beyond our control:

    - conditions in the securities markets in general and the asset-backed securitization market in particular;

    - conformity in the quality of credit card receivables to rating agency requirements and changes in those requirements; and

    - our ability to fund required overcollateralizations or credit enhancements, which we routinely utilize in order to achieve better credit ratings to lower our borrowing costs.

    Once World Financial securitizes receivables, the agreement governing the transaction contains covenants that address the receivables' performance and the continued solvency of the retailer where the underlying sales were generated. In the event one of those or other similar covenants is breached, an early amortization event could be declared, in which case the trustee for the securitization trust would retain World Financial's interest in the related receivables, along with the excess interest income that would normally be paid to World Financial, until such time as the securization investors are fully repaid. The occurrence of an early amortization event would significantly limit, or even negate, our ability to securitize additional receivables.

INCREASES IN NET CHARGE-OFFS BEYOND OUR EXPECTATIONS COULD HAVE A NEGATIVE
  IMPACT ON OUR OPERATING INCOME AND PROFITABILITY; AS THE AVERAGE AGE OF OUR SECURITIZED LOAN PORTFOLIO INCREASES, WE WILL LIKELY EXPERIENCE INCREASING LEVELS OF DELINQUENCY AND LOAN LOSSES.

    The primary risk associated with unsecured consumer lending is the risk of default or bankruptcy of the borrower, resulting in the borrower's balance being charged-off as uncollectible. We rely principally on the customer's creditworthiness for repayment of the loan and therefore have no other recourse for collection. We may not be able to successfully identify and evaluate the creditworthiness of cardholders to minimize delinquencies and losses. An increase in defaults or net charge-offs beyond historical levels will reduce the net spread available to us from the securitization master trust and could result in a reduction in finance charge income or a write-down of the interest only strip. General economic factors, such as the rate of inflation, unemployment levels and interest rates, may result in greater delinquencies that lead to greater credit losses among consumers.

    In addition to being affected by general economic conditions and the success of our collection and recovery efforts, our delinquency and net credit card receivable charge-off rates are affected by the credit risk of credit card receivables and the average age of our various credit card account portfolios. The average age of credit card receivables affects the stability of delinquency and loss rates of the portfolio because delinquency and loss rates typically increase as the average age of accounts in a credit card portfolio increases. At March 31, 2001, 19.2% of our securitized accounts and 38.6% of our securitized loans were less than 24 months old. We believe that our credit card loan portfolio will experience increasing levels of delinquency and loan losses as the average age of our accounts increases. For the three months ended March 31, 2001, our securitized net charge-off ratio was 7.9% compared to 7.6% for the three months ended March 31, 2000. Our securitized net charge-off ratio was 7.6% for 2000 compared to 7.2% for 1999 and 7.8% for 1998. We believe that this ratio will continue to fluctuate but generally rise over time as the average age of our accounts increases. Also, we cannot assure you that our risk-based pricing strategy can offset the negative impact on profitability caused by increases in delinquencies and losses. Any material increases in delinquencies and losses beyond our expectations could have a material adverse impact on us and the value of our net retained interests in loans that we sell though securitizations.

CHANGES IN THE AMOUNT OF PREPAYMENTS AND DEFAULTS BY CARDHOLDERS ON CREDIT CARD
  BALANCES MAY CAUSE A DECREASE IN THE ESTIMATED VALUE OF INTEREST ONLY STRIPS.

    The estimated fair value of interest only strips depends upon the anticipated cash flows of the related credit card receivables. A significant factor affecting the anticipated cash flows is the rate at which the underlying principal of the securitized credit card receivables is reduced. Prepayments represent principal reductions in excess of the contractually scheduled reductions. Other assumptions used in estimating the value of the interest only strips include estimated future credit losses and a discount rate commensurate with the risks involved. The rate of cardholder prepayments or defaults on credit card balances may be affected by a variety of economic factors, including interest rates and the availability of alternative financing, most of which are not within our control. A decrease in interest rates could cause cardholder prepayments to increase, thereby requiring a write down of the interest only strips. If prepayments from cardholders or defaults by cardholders exceed our estimates, we may be required to decrease the estimated value of the interest only strips through a charge against earnings.

INTEREST RATE FLUCTUATIONS COULD SIGNIFICANTLY REDUCE THE AMOUNT WE REALIZE FROM
  THE SPREAD BETWEEN THE YIELD ON OUR ASSETS AND OUR COST OF FUNDING.

    An increase or decrease in market interest rates could have a negative impact on the amount we realize from the spread between the yield on our assets and our cost of funding. A rise in market interest rates may indirectly impact the payment performance of consumers or the value of, or amount we could realize from the sale of, interest only strips. At March 31, 2001, approximately 9.2% of our outstanding debt was subject to fixed rates with a weighted average interest rate of 8.3%. An additional 55.3% of our outstanding debt at March 31, 2001 was locked at an effective interest rate of 6.7% through interest rate swap agreements and treasury locks with notional amounts totaling $1.5 billion. Assuming we do not take any counteractive measures, a 1.0% increase in interest rates would result in a decrease to pretax income of approximately
$8.6 million. Conversely, a corresponding decrease in interest rates would result in a comparable improvement to pretax income. The foregoing sensitivity analysis is limited to the potential impact of an interest rate swing of 1.0% on cash flows and fair values, and does not address default or credit risk.

WE EXPECT GROWTH IN OUR CREDIT SERVICES SEGMENT TO RESULT FROM NEW AND ACQUIRED
  PRIVATE LABEL CARD PROGRAMS, WHOSE CREDIT CARD RECEIVABLE PERFORMANCE COULD RESULT IN INCREASED PORTFOLIO LOSSES AND NEGATIVELY IMPACT OUR NET RETAINED INTERESTS IN LOANS SECURITIZED.

    We expect an important source of growth in our private label card operations to come from the acquisition of existing private label programs and initiating private label programs with retailers who do not currently offer a private label card. Although we believe our pricing and models for determining credit risk are designed to evaluate the credit risk of existing programs and the credit risk we are willing to assume for acquired and start-up programs, we cannot assure you that the loss experience on acquired and start-up programs will be consistent with our more established programs. The failure to successfully underwrite these private label programs may result in defaults greater than our expectations and could have a material adverse impact on us and the value of our net retained interests in loans securitized.

CURRENT AND PROPOSED REGULATION AND LEGISLATION RELATING TO OUR CREDIT SERVICES
  COULD LIMIT OUR BUSINESS ACTIVITIES, PRODUCT OFFERINGS AND FEES CHARGED.

    Various Federal and state laws and regulations significantly limit the credit services activities in which we are permitted to engage. Such laws and regulations, among other things, limit the fees and other charges that we can impose on customers, limit or prescribe certain other terms of our products and services, require specified disclosures to consumers, or require that we maintain certain licenses, qualifications and minimum capital levels. In some cases, the precise application of these statutes and regulations is not clear. In addition, numerous legislative and regulatory proposals are advanced each year which, if adopted, could have a material adverse effect on our profitability or further restrict the manner in which we conduct our activities. The failure to comply with, or adverse changes in, the laws or regulations to which our business is subject, or adverse changes in their interpretation, could have a material adverse effect on our ability to collect our receivables and generate fees on the receivables, thereby adversely affecting our profitability.

IF OUR BANK SUBSIDIARY FAILS TO MEET CREDIT CARD BANK CRITERIA, WE MAY BECOME
  SUBJECT TO REGULATION UNDER THE BANK HOLDING COMPANY ACT, WHICH WOULD FORCE US TO CEASE ALL OF OUR NON-BANKING BUSINESS ACTIVITIES AND THUS CAUSE A DRASTIC REDUCTION IN OUR PROFITS AND REVENUE.

    Our bank subsidiary, World Financial, is a limited purpose credit card bank. The Bank Insurance Fund, which is administered by the Federal Deposit Insurance Corporation, insures the deposits of World Financial. World Financial is not a "bank" as defined under the Bank Holding Company Act because it is in compliance with the following requirements:

    - it engages only in credit card operations;

    - it does not accept demand deposits or deposits that the depositor may withdraw by check or similar means for payment to third parties;

    - it does not accept any savings or time deposits of less than $100,000, except for deposits pledged as collateral for extensions of credit;

    - it maintains only one office that accepts deposits; and

    - it does not engage in the business of making commercial loans.

    If World Financial failed to meet the credit card bank criteria described above, World Financial would be a "bank" as defined by the Bank Holding Company Act, subjecting us to regulation under the Bank Holding Company Act. Being deemed a bank holding company could significantly harm us, as we could be required to either divest any activities deemed to be non-banking activities or cease any activities not permissible for a bank holding company and its affiliates.

    While the consequences of being subject to regulation under the Bank Holding Company Act would be severe, we believe that the risk of becoming subject to such regulation is minimal as a result of the precautions we have taken in structuring our business.

                     RISKS PARTICULAR TO MARKETING SERVICES

BECAUSE WE ARE DEPENDENT UPON AIR CANADA, THE DOMINANT DOMESTIC AIR CARRIER IN
  CANADA, AS A SUPPLIER OF AIRLINE TICKETS FOR OUR AIR MILES REWARD MILES PROGRAM, WE MAY NOT BE ABLE TO MEET THE NEEDS OF OUR COLLECTORS IF THE CAPACITY MADE AVAILABLE TO US BY AIR CANADA IS INADEQUATE TO MEET OUR COLLECTORS' DEMANDS.

    Air Canada completed its acquisition of Canadian Airlines in July 2000 and thereby solidified its position as the dominant Canadian domestic airline. Air Canada has merged the operations of Canadian Airlines and consolidated routes resulting in the reduction of routes, flights and seats offered by the merged airline. As a result of the acquisition, we entered into a new supply agreement with Air Canada that runs through 2004, superseding our prior agreement with Canadian Airlines. Notwithstanding our agreement with Air Canada, we cannot predict what impact route consolidation or elimination or changes in the merged airline's operations will have on our ability to satisfy and retain active collectors and sponsors of the Air Miles reward miles program.

    The new supply agreement with Air Canada contains reductions in the guarantee related to the number of tickets available at contractual rates on certain routes after December 31, 2002. Once these capacity guarantees on certain routes are reduced in 2003, we may be required to meet the demands of collectors by purchasing tickets from other carriers. These tickets could be more expensive than a comparable ticket under the Air Canada agreement, and the routes offered by the other airlines may be inconvenient or undesirable to the redeeming collectors. As a result, we may experience higher air travel redemption costs in 2003 and 2004 than we are currently experiencing, while at the same time collector satisfaction with the Air Miles reward miles program may be adversely affected by requiring travel on other carriers on certain routes.

IF ACTUAL REDEMPTIONS BY COLLECTORS OF AIR MILES REWARD MILES ARE GREATER THAN
  EXPECTED, OUR REVENUES AND PROFITABILITY COULD BE ADVERSELY AFFECTED.

    A portion of our revenue is based on our estimate of the number of Air Miles reward miles that will go unused by the collector base. The percentage of unredeemed reward miles is known as "breakage" in the loyalty industry. While our Air Miles reward miles currently do not expire, reward miles are not redeemed by collectors for a number of reasons, including:

    - loss of interest in the program or sponsors;

    - collectors moving out of the program area; and

    - death of a collector.

If actual redemptions are greater than our estimates, our revenues and profitability could be adversely affected.

THE LOSS OF OUR MOST ACTIVE AIR MILES REWARD MILES COLLECTORS COULD NEGATIVELY
  IMPACT OUR GROWTH AND PROFITABILITY.

    Our most active Air Miles reward miles collectors represent a disproportionately large percentage of our Air Miles reward program revenue. Over the past year, we estimate that over half of the Air Miles reward program revenues came from our most active Air Miles reward miles collectors. The loss of a significant portion of these collectors, for any reason, could impact our ability to generate significant revenue from sponsors and loyalty partners. The continued attractiveness of our loyalty and rewards programs will depend in large part on our ability to remain affiliated with sponsors that are desirable to consumers and to offer rewards that are both attainable and attractive.

LEGISLATION RELATING TO CONSUMER PRIVACY MAY AFFECT OUR ABILITY TO COLLECT DATA
  THAT WE USE IN PROVIDING OUR MARKETING SERVICES, WHICH COULD NEGATIVELY AFFECT OUR ABILITY TO SATISFY OUR CLIENTS' NEEDS.

    The enactment of legislation or industry regulations arising from public concern over consumer privacy issues could have a material adverse impact on our marketing services. Any such legislation or industry regulations could place restrictions upon the collection and use of information that is currently legally available, which could materially increase our cost of collecting some data. Legislation or industry regulation could also prohibit us from collecting or disseminating certain types of data, which could adversely affect our ability to meet our clients' requirements.

    The Gramm-Leach-Bliley Act, which became law in November 1999, makes it more difficult to collect and use information that has been legally available and may increase our costs of collecting some data. New regulations under this act that take effect in July 2001 will give cardholders the ability to "opt out" of having information generated by their credit card purchases shared with other parties or the public. Our ability to gather and utilize this data will be adversely affected if a significant percentage of the consumers whose purchasing behavior we track elect to "opt out," thereby precluding us from using their data. Once the regulations take effect, we will need to refrain from using data generated by our existing cardholders and new cardholders until such cardholders are given the opportunity to opt out.

    Similarly, the Personal Information Protection and Electronic Documents Act enacted in Canada requires organizations to obtain a consumer's consent to collect, use or disclose personal information. Under this act, which took effect on January 1, 2001, the nature of the required consent depends on the sensitivity of the personal information, and the act permits personal information to be used only for the purposes for which it was collected. The Loyalty Group allows its customers to voluntarily "opt out" from either promotional mail or electronic mail. Heightened consumer awareness of, and concern about, privacy may encourage more customers to "opt out" at higher rates than they have historically. This would mean that a reduced number of customers would receive bonus mile offers and therefore would collect fewer Air Miles reward miles.

                          RISKS RELATED TO OUR COMPANY

SOME OF OUR STOCKHOLDERS CURRENTLY OWN, AND AFTER THE OFFERING WILL CONTINUE TO
  OWN, A SIGNIFICANT AMOUNT OF OUR COMMON STOCK. THESE STOCKHOLDERS MAY HAVE INTERESTS THAT CONFLICT WITH YOURS AND WOULD BE ABLE TO CONTROL THE ELECTION OF DIRECTORS AND THE APPROVAL OF SIGNIFICANT CORPORATE TRANSACTIONS, INCLUDING A CHANGE IN CONTROL.


    Immediately prior to this offering, Limited Commerce Corp. and the affiliated entities of Welsh, Carson, Anderson & Stowe in the aggregate beneficially owned approximately 99.6% of our outstanding common stock and would have owned approximately 81.6% of our common stock as of that date after giving pro forma effect to this offering. Through a stockholders agreement, Limited Commerce Corp. has the right to designate up to two members of our board of directors and Welsh Carson has the ability to designate up to three members of our board of directors. As a result, these stockholders are able to exercise significant influence over, and in most cases control, matters requiring stockholder approval, including the election of directors, changes to our charter documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of common stock will be able to affect the way we are managed or the direction of our business. Limited Commerce Corp. and Welsh Carson may have interests that conflict with the interests of our company or other stockholders. Their continued concentrated ownership after the offering will make it impossible for another company to acquire us and for you to receive any related takeover premium for your shares unless they approve the acquisition.

DELAWARE LAW AND OUR CHARTER DOCUMENTS COULD PREVENT A CHANGE OF CONTROL THAT
  MIGHT BE BENEFICIAL TO YOU.

    Delaware law, as well as provisions of our certificate of incorporation and bylaws, could discourage unsolicited proposals to acquire us, even though such proposals may be beneficial to you. These provisions include:

    - a board of directors classified into three classes of directors with the directors of each class having staggered, three-year terms;

    - our board's authority to issue shares of preferred stock without stockholder approval; and

    - provisions of Delaware law that restrict many business combinations and provide that directors serving on staggered boards of directors, such as ours, may be removed only for cause.

These provisions of our certificate of incorporation, bylaws and Delaware law could discourage tender offers or other transactions that might otherwise result in our stockholders receiving a premium over the market price for our common stock.

                         RISKS RELATED TO THIS OFFERING

IF THE PRICE OF OUR COMMON STOCK FLUCTUATES SIGNIFICANTLY, YOUR INVESTMENT COULD
  LOSE VALUE.


    Prior to this offering, there has been no public market for our common stock. Although our common stock has been approved for listing on the New York Stock Exchange, we cannot assure you that an active public market will develop for our common stock or that our common stock will trade in the public market subsequent to this offering at or above the initial public offering price. If an active public market for our common stock does not develop, the trading price and liquidity of our common stock will be materially and adversely affected. Negotiations between us and the underwriters have determined the initial offering price, which may not be indicative of the trading price for our common stock after this offering. In addition, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including:


    - our quarterly operating results;

    - changes in our earnings estimates;

    - additions or departures of key personnel;

    - changes in the business, earnings estimates or market perceptions of our competitors;

    - changes in general market or economic conditions; and

    - announcements of legislative or regulatory change.

    The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.

FUTURE SALES OF OUR COMMON STOCK MAY ADVERSELY AFFECT OUR COMMON STOCK PRICE.


    If a large number of shares of our common stock are sold in the open market after this offering, the trading price of our common stock could decrease. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common stock. After this offering, we will have an aggregate of 117,885,514 shares of our common stock authorized but unissued and not reserved for specific purposes. In general, we may issue all of these shares without any action or approval by our stockholders. We may pursue acquisitions of competitors and related businesses and may issue shares of our common stock in connection with these acquisitions.



    Upon consummation of the offering, we will have 71,861,486 shares of our common stock outstanding. Of these shares, all shares sold in the offering, other than shares, if any, purchased by our affiliates, will be freely tradable. Of the remaining 58,861,486 shares, 72,013 shares will be freely transferable and 58,789,473 shares will be "restricted securities" as that term is defined in Rule 144 under the Securities Act.


    We have reserved 1,500,000 shares of common stock for issuance under our employee stock purchase plan. We have also reserved 8,753,000 shares of our common stock for issuance under our stock option and restricted stock plan, of which 4,351,105 shares are issuable upon exercise of options granted as of April 30, 2001, including options to purchase 1,731,787 shares exercisable as of April 30, 2001 or that will become exercisable within 60 days after April 30, 2001. The sale of shares issued upon the exercise of currently outstanding stock options could further dilute your investment in our common stock and adversely affect our stock price.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in "Risk Factors" and elsewhere in this prospectus.

    If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. You should specifically consider the factors identified under "Risk Factors" and elsewhere in this prospectus which could cause actual results to differ before making an investment decision.

                                USE OF PROCEEDS



    The net proceeds from our sale of 13,000,000 shares of our common stock in this offering will be approximately $142.0 million, or $163.8 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds as follows:


    - approximately $100.8 million to repay debt outstanding under our $330.0 million credit facility, which we entered into in July 1998, consisting of approximately $90.8 million to repay in full the outstanding balance of a term loan and $10.0 million to repay the outstanding balance of the revolving loan commitment;


    - approximately $500,000 to repurchase from JCP Telecom Systems, Inc. a warrant for 167,084 shares of our common stock at an exercise price of $9.00 per share; and



    - the balance, approximately $40.7 million, for potential acquisitions and general corporate purposes, including working capital and capital expenditures.


Pending such uses, we intend to invest the net proceeds in short-term interest-bearing, investment-grade instruments, such as certificates of deposit or direct or guaranteed obligations of U.S. government agencies.

    The term loan and the revolving loan commitment to be repaid bear interest at floating rates based on the prime rate, the Federal funds rate for a base rate loan plus 50 basis points, or LIBOR plus the applicable Euro-dollar margin, as selected by us from time to time. At March 31, 2001, the effective interest rate on the term loan was 7.6% and the effective interest rate on the outstanding amount of the revolving loan commitment was 9.1%. The term loan matures in installments through July 25, 2003, and the revolving loan commitment matures on July 25, 2003.

    Although we are currently considering acquisition candidates in the transaction services field and we continue to monitor and evaluate acquisition opportunities on an ongoing basis, we have no present agreements, commitments or understandings with respect to the acquisition of any business at this time. The amounts and timing of our expenditures for general corporate purposes will vary depending on a number of factors, including the amount of cash generated or used by our operations, competitive and technological developments and the rate of growth of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements and other factors that our board deems relevant. In addition, under the terms of our credit agreement, we cannot declare or pay dividends or return capital to our common stockholders, nor can we authorize or make any other distribution, payment or delivery of property or cash to our common stockholders.

                                    DILUTION


    Our pro forma net deficit in tangible book value as of March 31, 2001 was approximately $92.3 million, or approximately $1.57 per share of common stock, after giving effect to the conversion of all our outstanding shares of Series A preferred stock into common stock. Pro forma net deficit in tangible book value per share represents the amount of tangible assets, less intangibles assets and goodwill and total liabilities, divided by the number of shares of common stock outstanding, after giving effect to the conversion of all our outstanding shares of Series A preferred stock into common stock.



    Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after the offering. After giving effect to our sale of 13,000,000 shares of common stock in this offering at the initial public offering price of $12.00 per share and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2001 would have been approximately
$48.3 million, or $0.67 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders attributable to new investors of $2.24 per share and the immediate dilution of $11.33 per share to new investors.



Initial public offering price per share.....................           $12.00
  Pro forma net deficit in tangible book value per share
    before offering.........................................  $(1.57)
  Increase per share attributable to new investors..........    2.24
                                                              ------
Pro forma as adjusted net tangible book value per share
  after the offering........................................             0.67
                                                                       ------
Dilution per share to new investors.........................           $11.33
                                                                       ======



    The following table sets forth as of March 31, 2001, after giving effect to the conversion of all our outstanding shares of Series A preferred stock into common stock, the total consideration paid and the average price per share paid by our existing stockholders and by new investors, before deducting underwriting discounts and commissions and estimated offering expenses payable by us at the initial public offering price of $12.00 per share.



                                                  SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                                 -------------------      -------------------      PRICE PER
                                                  NUMBER    PERCENT        AMOUNT    PERCENT         SHARE
                                                 --------   --------      --------   --------      ---------
                                                                   (AMOUNTS IN THOUSANDS)
Existing stockholders..........................   58,861      81.9%       $346,115     68.9%        $ 5.88
New investors..................................   13,000      18.1         156,000     31.1          12.00
                                                  ------     -----        --------    -----
  Total........................................   71,861     100.0%       $502,115    100.0%
                                                  ======     =====        ========    =====



    This table does not reflect shares issued upon the exercise of stock options after March 31, 2001. As of March 31, 2001, there were outstanding options to purchase a total of 4,384,576 shares of common stock at a weighted average exercise price of $12.43 per share and 8,753,000 shares of common stock reserved for issuance under our stock option and restricted stock plan. If all options outstanding as of March 31, 2001 were exercised on the date of the closing of the offering, new investors purchasing shares in this offering would suffer dilution per share of $11.37.

                                 CAPITALIZATION

    Capitalization is the amount invested in a company and is a common measurement of a company's size. The table below shows our capitalization as of March 31, 2001:

    - on an actual basis;

    - on a pro forma basis to reflect the conversion of all of our Series A preferred stock into common stock; and


    - on a pro forma as adjusted basis to give effect to the sale of the 13,000,000 shares of our common stock offered by this prospectus at the initial public offering price of $12.00 per share and the application of the net proceeds from the sale, having deducted underwriting discounts and commissions and estimated offering expenses.


    You should read this table in conjunction with the consolidated financial statements and related notes that are included in this prospectus.


                                                                      AS OF MARCH 31, 2001
                                                              -------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              ---------   ----------   ------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash and cash equivalents...................................  $ 58,756     $ 58,756       $ 99,410
                                                              ========     ========       ========
Certificates of deposit.....................................  $ 99,400     $ 99,400       $ 99,400
Current portion of term debt and revolving loan
  commitment................................................    44,125       44,125          4,125
                                                              --------     --------       --------
  Total short-term debt.....................................  $143,525     $143,525       $103,525
                                                              ========     ========       ========
Long-term debt, excluding current portion:
  Certificates of deposit...................................  $ 20,300     $ 20,300       $ 20,300
  Term debt.................................................   148,450      148,450         87,625
  Subordinated notes........................................   102,000      102,000        102,000
                                                              --------     --------       --------
    Total long-term debt....................................   270,750      270,750        209,925
Series A cumulative convertible preferred stock, $0.01 par
  value; 120 shares authorized, issued and outstanding,
  actual; none issued or outstanding, pro forma and pro
  forma as adjusted.........................................   119,400           --             --
Stockholders' equity:
  Common stock, $0.01 par value; 200,000 shares authorized,
    actual, pro forma and pro forma as adjusted;
    47,662 shares issued and outstanding, actual;
    58,861 shares issued and outstanding, pro forma;
    71,861 shares issued and outstanding, pro forma as
    adjusted................................................       477          589            719
  Additional paid-in capital................................   227,829      347,117        488,466
  Retained earnings.........................................    16,423       16,423         14,923
  Accumulated other comprehensive loss......................   (11,906)     (11,906)       (11,906)
                                                              --------     --------       --------
    Total stockholders' equity..............................   232,823      352,223        492,202
                                                              --------     --------       --------
      Total capitalization..................................  $622,973     $622,973       $702,127
                                                              ========     ========       ========



    At the closing of this offering, as set forth in an agreement between us and JCP Telecom Systems, Inc., a holder of a warrant to purchase 167,084 shares of our common stock, we will purchase the unexercised warrant from JCP Telecom Systems at a purchase price equal to the initial public offering price set forth on the cover page of this prospectus less the exercise price of $9.00 per share, resulting in a payment to JCP Telecom Systems at closing of approximately $500,000. There are no other warrants outstanding to purchase our common stock.



    We estimate that there will be 71,861,486 shares of common stock outstanding immediately after this offering. In addition to the shares of common stock to be outstanding after this offering, we may issue additional shares of common stock.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The following unaudited pro forma consolidated financial information is based on the historical financial statements of Alliance Data Systems Corporation and Utilipro, Inc. The unaudited pro forma adjustments are based upon certain assumptions that we believe are reasonable. The unaudited pro forma consolidated financial information and accompanying notes should be read in conjunction with the historical financial statements of Alliance Data Systems Corporation and Utilipro, Inc., the respective notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

    The data contained in the pro forma columns give effect to the Utilipro acquisition, accounted for under the purchase method of accounting, as if that acquisition had been consummated on January 1, 2000.

    The unaudited pro forma consolidated financial information does not purport to be indicative of the results that would have been obtained had the transactions been completed as of the assumed dates and for the periods presented or that may be obtained in the future. The unaudited pro forma consolidated financial information is included in this prospectus for informational purposes, and while we believe that it may be helpful in understanding our combined operations for the periods indicated, you should not unduly rely on the information.

                       ALLIANCE DATA SYSTEMS CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     YEAR ENDED DECEMBER 31, 2000
                                                          --------------------------------------------------
                                                                                                      PRO
                                                            ADSC     UTILIPRO(1)    ADJUSTMENTS      FORMA
                                                          --------   -----------   --------------   --------
Total revenue...........................................  $678,195     $ 17,732    $     --         $695,927
Cost of operations......................................   547,985       24,620          --          572,605
General and administrative..............................    32,201           --          --           32,201
Depreciation and other amortization.....................    26,265        1,261          --           27,526
Amortization of purchased intangibles...................    49,879           --       1,681 (2)       51,560
                                                          --------     --------    --------         --------
  Total operating expenses..............................   656,330       25,881       1,681          683,892
                                                          --------     --------    --------         --------
Operating income (loss).................................    21,865       (8,149)     (1,681)          12,035
Other non-operating expense.............................     2,477           --          --            2,477
Interest expense........................................    38,870        1,122         650 (3)(4)    40,642
Income tax expense (benefit)............................     1,841       (3,539)       (464)(5)       (2,162)
                                                          --------     --------    --------         --------
Loss from continuing operations.........................  $(21,323)    $ (5,732)   $ (1,867)        $(28,922)
                                                          ========     ========    ========         ========

Loss per share from continuing operations--basic and
  diluted...............................................  $  (0.60)                                 $  (0.76)
                                                          ========                                  ========

Weighted average shares used in computing per share
  amounts--basic and diluted............................    47,538                                    47,538
                                                          ========                                  ========

                     See the accompanying notes on page 25.

                       ALLIANCE DATA SYSTEMS CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED MARCH 31, 2001
                                                 -----------------------------------------------------------
                                                   ADSC     UTILIPRO(1)   SUBTOTAL   ADJUSTMENTS   PRO FORMA
                                                 --------   -----------   --------   -----------   ---------
Total revenue..................................  $180,692      $4,140     $184,832      $  --      $184,832
Cost of operations.............................   143,258       4,017      147,275         --       147,275
General and administrative.....................     9,333          --        9,333         --         9,333
Depreciation and other amortization............     6,367         374        6,741         --         6,741
Amortization of purchased intangibles..........    11,113          --       11,113        280 (2)    11,393
                                                 --------      ------     --------      -----      --------
  Total operating expenses.....................   170,071       4,391      174,462        280       174,742
                                                 --------      ------     --------      -----      --------
Operating income (loss)........................    10,621        (251)      10,370       (280)       10,090
Interest expense...............................     9,635         437       10,072       (142)(3)(4)    9,930
Income tax benefit (expense)...................       933        (260)         673        (62)(5)       611
                                                 --------      ------     --------      -----      --------
Income (loss) from continuing operations.......  $     53      $ (428)    $   (375)     $ (76)     $   (451)
                                                 ========      ======     ========      =====      ========

Earnings (loss) per share from continuing
  operations--basic and diluted................  $  (0.04)                                         $  (0.05)
                                                 ========                                          ========

Weighted average shares used in computing per
  share amounts--basic.........................    47,568                                            47,568
                                                 ========                                          ========

                     See the accompanying notes on page 25.

                       ALLIANCE DATA SYSTEMS CORPORATION

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

    The Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2000 and the three months ended March 31, 2001 reflect the following adjustments:

(1) Represents operating activity for Utilipro for the year ended September 30, 2000 and the three months ended December 31, 2000. Prior to its acquisition Utilipro had no significant transactions other than normal operations.

(2) Represents pro forma adjustments to goodwill and amortization of other purchased intangibles' resulting from the preliminary purchase accounting treatment of the Utilipro acquisition. The preliminary amortization period for Utilipro is 10 years.

(3) Represents the elimination of interest expense from debt we are not assuming as part of the acquisition.

(4) Represents the pro forma interest expense at an assumed 8.75% from the incremental borrowing for the purchase price.

(5) Represents the tax effect of pro forma adjustments for the Utilipro acquisition.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

    We are the result of a 1996 merger of two entities acquired by Welsh, Carson, Anderson & Stowe--J.C. Penney's transaction services business, BSI Business Services, Inc., and The Limited's credit card bank operation, World Financial. Prior to December 31, 1998, our fiscal year was based on a 52/53 week fiscal year ending on the Saturday closest to January 31. We have since changed our fiscal year end to December 31. The following table sets forth our summary historical financial information for the periods ended and as of the dates indicated. Full-year information is derived from financial statements that were audited by Deloitte & Touche LLP. The selected consolidated financial data for the three months ended March 31, 2000 and 2001 have been derived from our unaudited consolidated financial statements, which are included in this prospectus and which, in our opinion, reflect all adjustments, consisting only of adjustments of a normal and recurring nature, necessary for a fair presentation. Results for the three months ended March 31, 2001 are not necessarily indicative of results for the full year. You should read the following historical financial information along with the information contained throughout this prospectus, including the financial statements and related notes that are included in this prospectus.

                                                                                                    FOR THE THREE MONTHS ENDED
                                                           FISCAL                                            MARCH 31,
                           ----------------------------------------------------------------------   ---------------------------
                             1996(1)       1997(2)       1998(3)        1999(4)        2000(5)          2000           2001
                           -----------   -----------   ------------   ------------   ------------   ------------   ------------
                                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)         (UNAUDITED)
INCOME STATEMENT DATA
Total revenue............  $  280,935    $  353,399     $  410,913     $  583,082     $  678,195     $  165,547     $  180,692
Cost of operations.......     221,511       273,145        335,804        466,856        547,985        134,571        143,258
General and
  administrative
  expenses...............      12,080        15,302         17,589         35,971         32,201          7,505          9,333
Depreciation and other
  amortization...........       6,318         7,402          8,270         16,183         26,265          5,997          6,367
Amortization of purchased
  intangibles............      15,900        28,159         43,766         61,617         49,879         13,795         11,113
                           ----------    ----------     ----------     ----------     ----------     ----------     ----------
    Total operating
      expenses...........     255,809       324,008        405,429        580,627        656,330        161,868        170,071
                           ----------    ----------     ----------     ----------     ----------     ----------     ----------
Operating income.........      25,126        29,391          5,484          2,455         21,865          3,679         10,621
Other non-operating
  expenses(6)............          --            --             --             --          2,477          2,476             --
Interest expense.........       5,649        15,459         27,884         42,785         38,870          8,776          9,635
                           ----------    ----------     ----------     ----------     ----------     ----------     ----------
Income (loss) from
  continuing operations
  before income taxes....      19,477        13,932        (22,400)       (40,330)       (19,482)        (7,573)           986
Income tax expense
  (benefit)..............       5,704         5,236         (4,708)        (6,538)         1,841            716            933
                           ----------    ----------     ----------     ----------     ----------     ----------     ----------
Income (loss) from
  continuing
  operations.............      13,773         8,696        (17,692)       (33,792)       (21,323)        (8,289)            53

Income (loss) from
  discontinued
  operations, net of
  taxes..................      (3,823)       (8,247)          (300)         7,688             --             --             --
Loss on disposal of
  discontinued
  operations, net of
  taxes..................          --            --             --         (3,737)            --             --             --
                           ----------    ----------     ----------     ----------     ----------     ----------     ----------
Net income (loss)........  $    9,950    $      449     $  (17,992)    $  (29,841)    $  (21,323)    $   (8,289)    $       53
                           ==========    ==========     ==========     ==========     ==========     ==========     ==========

Earnings (loss) per share
  from continuing
  operations--basic and
  diluted................  $     0.38    $     0.24     $    (0.42)    $    (0.78)    $    (0.60)    $    (0.21)    $    (0.04)
                           ==========    ==========     ==========     ==========     ==========     ==========     ==========

Earnings (loss) per
  share--basic and
  diluted................  $     0.27    $     0.01     $    (0.43)    $    (0.70)    $    (0.60)    $    (0.21)    $    (0.04)
                           ==========    ==========     ==========     ==========     ==========     ==========     ==========
Weighted average shares
  used in computing per
  share amounts--basic
  and diluted............      36,521        36,612         41,729         47,498         47,538         47,529         47,568
                           ==========    ==========     ==========     ==========     ==========     ==========     ==========

                                                                                                    FOR THE THREE MONTHS ENDED
                                                           FISCAL                                            MARCH 31,
                           ----------------------------------------------------------------------   ---------------------------
                             1996(1)       1997(2)       1998(3)        1999(4)        2000(5)          2000           2001
                           -----------   -----------   ------------   ------------   ------------   ------------   ------------
                                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)         (UNAUDITED)
OTHER FINANCIAL DATA
Calculation of operating
  EBITDA:
  Operating income.......  $   25,126    $   29,391     $    5,484     $    2,455     $   21,865          3,679         10,621
  Depreciation and other
    amortization.........       6,318         7,402          8,270         16,183         26,265          5,997          6,367
  Amortization of
    purchased
    intangibles..........      15,900        28,159         43,766         61,617         49,879         13,795         11,113
                           ----------    ----------     ----------     ----------     ----------     ----------     ----------
  EBITDA.................      47,344        64,952         57,520         80,255         98,009         23,471         28,101
  Plus change in deferred
    revenue..............          --            --         20,729         91,149         40,845         10,794         13,244
  Less change in
    redemption settlement
    assets...............          --            --         11,838         63,472         18,357          3,337          6,163
                           ----------    ----------     ----------     ----------     ----------     ----------     ----------
Operating EBITDA(7)......  $   47,344    $   64,952     $   66,411     $  107,932     $  120,497     $   30,928     $   35,182
                           ==========    ==========     ==========     ==========     ==========     ==========     ==========
Operating EBITDA as a
  percentage of
  revenue................        16.9%         18.4%          16.2%          18.5%          17.8%          18.7%          19.5%

Cash flows from operating
  activities.............  $   67,696    $  (30,678)    $    9,311     $  251,638     $   87,183     $   14,872     $   10,997
Cash flows from investing
  activities.............    (148,721)     (103,746)      (145,386)      (309,451)       (24,457)        15,194        (37,175)
Cash flows from financing
  activities.............      82,011       104,870        163,282         74,929          1,144        (18,351)       (20,278)

SEGMENT OPERATING DATA
Transactions processed...     881,316       929,274      1,073,040      1,839,857      2,519,535        566,275        629,131
Statements
  generated(8)...........     126,114       113,940        117,672        132,817        127,217         34,333         31,921
Average securitized
  portfolio..............  $1,261,833    $1,615,196     $1,905,927     $2,004,827     $2,073,574     $2,139,647     $2,214,044
Credit sales.............  $2,402,881    $3,001,029     $2,866,062     $3,132,520     $3,685,069     $  755,114     $  780,429
Air Miles reward miles
  issued.................          --            --        611,824      1,594,594      1,927,016        432,252        524,237
Air Miles reward miles
  redeemed...............          --            --        158,281        529,327        781,823        162,312        192,023

                                                                                AS OF
                                         ------------------------------------------------------------------------------------
                                         FEBRUARY 1,   JANUARY 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                            1997          1998           1998           1999           2000          2001
                                         -----------   -----------   ------------   ------------   ------------   -----------
                                                                 (AMOUNTS IN THOUSANDS)                           (UNAUDITED)
BALANCE SHEET DATA
Cash and cash equivalents..............  $   50,149    $   20,595     $   47,036     $   56,546     $  116,941    $    58,756
Credit card receivables and seller's
  interest.............................     161,686       144,440        139,458        150,804        137,865        125,013
Redemption settlement assets,
  restricted...........................          --            --         70,178        133,650        152,007        158,171
Intangibles and goodwill, net..........     103,261        93,909        362,797        493,609        444,549        457,011
Total assets...........................     498,355       619,901      1,091,008      1,301,263      1,420,606      1,304,832

Deferred revenue--service and
  redemption...........................          --            --        158,192        249,341        290,186        303,430
Certificates of deposit and other
  receivables funding debt.............      68,400        50,900         49,500        116,900        139,400        119,700
Short-term debt........................      80,811        82,800         98,484             --             --             --
Long-term and subordinated debt........      50,000       180,000        332,000        318,236        296,660        294,575
Total liabilities......................     294,144       415,145        796,203        921,791      1,058,215        952,609
Series A preferred stock...............          --            --             --        119,400        119,400        119,400
Total stockholders' equity.............     204,211       204,756        294,805        260,072        242,991        232,823

------------------------------

(1) Fiscal 1996 represents the operating results of World Financial Network Holding Corporation and BSI Business Services, Inc. for the 52 weeks ended February 1, 1997.

(2) Fiscal 1997 represents the operating results of the merged entities under current management for the 53 weeks ended January 1, 1998 and Financial Automation Limited for two months.

(3) Fiscal 1998 represents the operating results of the merged entities under current management for the 11 months ended December 31, 1998, Loyalty for five months, and Harmonic Systems for three months.

(4) Fiscal 1999 represents the operating results of the merged entities under current management for the year ended December 31, 1999, and SPS for six months.

(5) Fiscal 2000 represents the operating results for the year ended December 31, 2000.

(6) Other expenses represent a non-operating loss on disposal of equity securities.

(7) Operating EBITDA is equal to operating income plus depreciation and amortization and the change in deferred revenue less the change in redemption settlement assets. We have presented operating EBITDA because we use it to monitor compliance with the financial covenants in our amended credit agreement, such as debt-to-operating EBITDA, interest coverage ratios and minimum operating EBITDA. We also use operating EBITDA as an integral part of our internal reporting to measure the performance and liquidity of our reportable segments. In addition, operating EBITDA eliminates the uneven effect across all segments of considerable amounts of non-cash amortization of purchased intangibles recognized in business combinations accounted for under the purchase method. Operating EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity. In addition, operating EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The operating EBITDA measure presented in this prospectus may not be comparable to similarly titled measures presented by other companies.

(8) Statements generated represents the number of billing statements generated for the cardholder and customer accounts we service.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORMATION OF ALLIANCE DATA SYSTEMS CORPORATION

    Although our predecessor companies have long operating histories, we have largely been built by acquisition and therefore have a relatively short operating history as a combined entity. We are the result of the 1996 merger of two entities acquired by Welsh, Carson, Anderson & Stowe--J.C. Penney's transaction services business, BSI Business Services, Inc., and The Limited's credit card bank operation, World Financial. Since then, we have made the following significant acquisitions, each accounted for as a purchase, with the results of operations of the acquired businesses included from their respective closing dates:

    - in July 1998, we acquired Loyalty Management Group Canada Inc.;

    - in September 1998, we acquired Harmonic Systems Incorporated; and

    - in July 1999, we acquired the network services business of SPS Payment Systems, Inc., a wholly owned subsidiary of Associates First Capital Corporation.

RECENT DEVELOPMENTS

    Effective February 28, 2001, we acquired substantially all of the operating assets of Utilipro, Inc., a subsidiary of AGL Resources, Inc., for $20.3 million in cash. Utilipro is an account processing and servicing provider to the de-regulated utility sector. Utilipro provides these services to three clients serving approximately 500,000 utility customers.

FISCAL YEAR

    In order to have more consistent reporting periods, we changed our year end to a calendar year end basis during 1998. Prior to December 31, 1998, we operated on a 52/53 week fiscal year that ended on the Saturday nearest
January 31. Accordingly, fiscal 1998 represents the 11 months ended
December 31, 1998, fiscal 1999 represents the year ended December 31, 1999 and fiscal 2000 represents the year ended December 31, 2000. In addition to discussing the results of operations on a historical basis, we are also providing a discussion of our results of operations on a recast basis for the year ended December 31, 1998 compared to the year ended December 31, 1999.

REVENUE AND EXPENSES

    TRANSACTION SERVICES. Our Transaction Services segment primarily generates revenue based on the number of transactions processed, statements mailed and customer calls handled. Operating costs include salaries and employee benefits, processing and servicing expense, such as data processing, postage, telecommunications, and equipment lease expense.

    CREDIT SERVICES. We utilize a securitization program to finance substantially all of the credit card receivables that we underwrite. Our securitization trusts allow us to sell credit card receivables to the trusts on a daily basis. As a result, our Credit Services segment derives its revenue from the servicing fees and net financing income it receives from the securitization trusts.

    We record gains or losses on the securitization of credit card receivables on the date of sale based on the estimated fair value of assets retained and liabilities incurred in the sale. Gains represent the present value of the anticipated cash flows we have retained over the estimated outstanding period of the receivables. This anticipated excess cash flow essentially represents an interest only strip, consisting of the excess of finance charges and past-due fees net of the sum of the return paid to certificateholders, estimated contractual servicing fees and credit losses. The interest only strip is carried at fair value, with changes in the fair value reported as a component of cumulative other comprehensive loss. Factors outside our control influence estimates inherent in the determination of fair value of the interest only strip, and as a result, such estimates could materially change in the near term. Net financing charges include the gains on securitizations and other income from securitizations.

    Credit Services also receives merchant discount fees from clients, which are determined based on a percentage of credit sales charged to our private label card accounts.

    Operating expenses for this segment include salaries and employee benefits, processing and servicing expense, which includes credit bureau, postage, telephone and data processing expense, and a portion of interest expense. A portion of our interest expense relates to the funding of our seller's interest in credit card receivables and other securitization assets.

    MARKETING SERVICES. Our Marketing Services segment generates the majority of its revenue from our Air Miles reward miles program. Under this program, we receive proceeds from our sponsors based on the number of Air Miles reward miles issued to collectors. The proceeds from issuances of Air Miles reward miles are allocated into two components based on the relative fair value of the related element: the redemption element and the service element.

    - Redemption element: the redemption element is the larger of the two components. For this component, we recognize revenue at the time an Air Mile reward mile is redeemed, or, for those miles that we estimate will go unredeemed by the collector base, known as "breakage," over the estimated life of an Air Miles reward mile.

    - Service element: For this component, which consists of direct marketing and administrative services provided to sponsors, we recognize revenue ratably over the estimated life of an Air Miles reward mile.

    On certain of our contracts, a portion of the proceeds is paid at the issuance of Air Miles reward miles and a portion is paid at the time of redemption. The proceeds received at issuance are initially deferred as service revenue and the revenue is recognized ratably over the estimated life of an Air Miles reward mile.

    In addition to our Air Miles reward miles program described above, we generate database and direct marketing revenue from building and maintaining marketing databases, as well as managing and marketing campaigns or projects we perform for our clients.

    Operating costs for this segment include salaries and employee benefits, redemption costs of the Air Miles reward program, marketing, data processing and postage.

    INTER-SEGMENT SALES. Our Transaction Services segment performs card processing and servicing activities related to our Credit Services segment. For this, our Transaction Services segment receives a fee equal to its direct costs before corporate overhead plus a margin. The margin is based on current market rates for similar services. This fee represents an operating cost to our Credit Services segment and a corresponding revenue for Transaction Services.

    USE OF EBITDA. We evaluate operating performance based on several factors of which the primary financial measure is operating income plus depreciation and amortization, or "EBITDA." EBITDA is presented because it is an integral part of our internal reporting and performance evaluation for senior management. EBITDA eliminates the uneven effect across all segments of considerable amounts of non-cash amortization of purchased intangibles recognized in business combinations accounted for under the purchase method. In addition, we use operating EBITDA to monitor compliance with the financial covenants in our amended credit agreement such as debt-to-operating EBITDA, interest coverage ratios and minimum operating EBITDA. We also use operating EBITDA to measure the performance and liquidity of our reportable segments. EBITDA and operating EBITDA are not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity. In addition, EBITDA and operating EBITDA are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The EBITDA and operating EBITDA measures presented in this prospectus may not be comparable to similarly titled measures presented by other companies.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED) COMPARED TO THE THREE MONTHS ENDED
  MARCH 31, 2001 (UNAUDITED)

                                                        THREE MONTHS ENDED MARCH 31,
                                     ------------------------------------------------------------------
                                            REVENUE                 EBITDA           OPERATING INCOME
                                     ----------------------   -------------------   -------------------
                                       2000          2001       2000       2001       2000       2001
                                     --------      --------   --------   --------   --------   --------
                                                           (AMOUNTS IN THOUSANDS)
Transaction Services...............  $108,748      $118,168   $13,558    $14,512    $ 3,277    $ 4,540
Credit Services....................    69,903        73,810     8,601      8,363      8,286      7,961
Marketing Services.................    39,451        44,291     1,312      5,226     (7,884)    (1,880)
Other and eliminations.............   (52,555)      (55,577)       --         --         --         --
                                     --------      --------   -------    -------    -------    -------
  Total............................  $165,547      $180,692   $23,471    $28,101    $ 3,679    $10,621
                                     ========      ========   =======    =======    =======    =======

                                                        THREE MONTHS ENDED MARCH 31,
                                     ------------------------------------------------------------------
                                     PERCENTAGE OF REVENUE       EBITDA MARGIN       OPERATING MARGIN
                                     ----------------------   -------------------   -------------------
                                       2000          2001       2000       2001       2000       2001
                                     --------      --------   --------   --------   --------   --------
                                                           (AMOUNTS IN THOUSANDS)
Transaction Services...............      65.7%         65.4%     12.5%      12.3%       3.0%       3.8%
Credit Services....................      42.2          40.9      12.3       11.3       11.9       10.8
Marketing Services.................      23.8          24.5       3.3       11.8      (20.0)      (4.2)
Other and eliminations.............     (31.7)        (30.8)       --         --         --         --
                                     --------      --------
  Total............................     100.0%        100.0%     14.2%      15.6%       2.2%       5.9%
                                     ========      ========

    REVENUE. Total revenue increased $15.2 million, or 9.1%, to $180.7 million for the three months ended March 31, 2001 from $165.5 million for the comparable period in 2000. The increase was principally due to an 8.7% increase in Transaction Services revenue, a 5.6% increase in Credit Services revenue and a 12.3% increase in Marketing Services revenue as follows:

    - TRANSACTION SERVICES.  Transaction Services revenue increased
      $9.4 million, or 8.7%, due primarily to an increase in the number of transactions processed. Revenue related to transactions processed increased approximately $4.4 million as a result of an 11.1% increase in the number of transactions processed with a significant portion of the increase occurring among our large volume petroleum clients. Fees related to account processing and servicing increased $6.3 million during the three months ended March 31, 2001 over the comparable period in 2000 due to increased inter-segment sales of $2.2 million during 2001 as a result of increased account processing and servicing for our Credit Services segment, which resulted from an increase in the number of private label cardholders. The remaining portion of the increase resulted from sales related to our utilities sector offset by a decrease in the number of statements generated as a result of a lost client in the petroleum sector. Our utilities sector benefited from the recently acquired Utilipro business, which added approximately 500,000 customer accounts.

    - CREDIT SERVICES. Credit Services revenue increased $3.9 million, or 5.6%, due to increases in servicing fees and finance charges, net. Servicing fee income increased by $1.0 million, or 8.8%, during the three months ended March 31, 2001 over the comparable 2000 period due to an increase in the average outstanding credit card receivables in the securitization trust. Finance charge, net increased $3.7 million during the three months ended March 31, 2001 over the comparable period in 2000 as a result of a 3.5% higher average outstanding securitized portfolio. The yield remained relatively constant between the periods.

    - MARKETING SERVICES. Marketing Services revenue increased $4.8 million, or 12.3%, primarily due to an increase in reward revenue related to an 18.3% increase in the redemption of Air Miles reward miles. Additionally, services revenue increased 3.4% as a result of a 21.3% increase in the issuance of Air Miles reward miles and the recognition of deferred revenue balances. As a result of the increased issuance activity, our deferred revenue balance increased 4.6% to $303.4 million at March 31, 2001 from the balance at December 31, 2000.

    OPERATING EXPENSES. Total operating expenses, excluding depreciation and amortization, increased $10.5 million, or 7.4%, to $152.6 million during the three months ended March 31, 2001 from $142.1 million during the comparable period in 2000. Total EBITDA margin increased to 15.6% for the three months ended March 31, 2001 from 14.2% for the comparable period in 2000. The increase in EBITDA margin is due to an increase in the Marketing Services margin, partially offset by a decrease in the Credit Services margin.

    - TRANSACTION SERVICES. Transaction Services operating expenses, excluding depreciation and amortization, increased $8.5 million, or 8.9%, to $103.7 million for the three months ended March 31, 2001 from $95.2 million for the comparable period in 2000, and EBITDA margin decreased to 12.3% for the three months ended March 31, 2001 from 12.5% during the comparable period in 2000. The EBITDA margin decrease is primarily related to increased overhead allocation, offset by improved margins at the operating unit level.

    - CREDIT SERVICES. Credit Services operating expenses, excluding depreciation and amortization, increased $4.1 million, or 6.8%, to $65.4 million for the three months ended March 31, 2001 from $61.3 million for the comparable period in 2000, and EBITDA margin decreased to 11.3% for the three months ended March 31, 2001 from 12.3% during the comparable period in 2000. The decrease in EBITDA margin is the result of increased processing costs from our Transaction Services segment of $2.2 million associated with our larger securitized portfolio and the decrease in yield on the securitized portfolio.

    - MARKETING SERVICES. Marketing Services operating expenses, excluding depreciation and amortization, increased $1.0 million, or 2.4%, to $39.1 million for the three months ended March 31, 2001 from $38.1 million for the comparable period in 2000, and EBITDA margin increased to 11.8% for the three months ended March 31, 2001 from 3.3% for the comparable period in 2000. The EBITDA margin in the 2000 period was adversely impacted by the $3.1 million in non-recurring redemption related costs incurred as a result of the transition from Canadian Airlines to Air Canada as a primary reward supplier following their merger. Normally, we are able to purchase airline tickets at a contractually determined discount. Prior to the Air Canada merger, we had a long-term supply contract with Canadian Airlines. During the second quarter of 2000, we entered into a new supply agreement with Air Canada in order to help maintain a supply of airline seats for our collectors of Air Miles reward miles. Prior to signing our supply agreement with Air Canada, our supply of seats was constrained due to the reduction or elimination of some of Canadian Airlines' routes. Based on our new supply agreement and other factors, we do not anticipate incurring redemption costs in 2001 at a level greater than what we have historically experienced. Excluding the $3.1 million of additional redemption costs, EBITDA margin for the three months ended March 31, 2000 would have been 11.2%.

    - DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased $2.3 million, or 11.7%, to $17.5 million for the three months ended March 31, 2001 from $19.8 million for the comparable period in 2000 due to increases in capital expenditures in 2001. Amortization of purchased intangibles decreased $2.7 million as a result of a decrease in amortization expense.

    OPERATING INCOME. Operating income increased $6.9 million, or 188.7%, to $10.6 million for the three months ended March 31, 2001 from $3.7 million during the comparable period in 2000. Operating income increased from revenue gains, improved EBITDA margins and a decrease in depreciation and amortization.

    INTEREST EXPENSE. Interest expense increased $0.9 million, or 9.8%, to $9.7 million for the three months ended March 31, 2001 from $8.8 million for the comparable period in 2000 due to an increase in average debt outstanding.

    TAXES. Income tax expense increased $0.2 million, or 30.4%, to $0.9 million for the three months ended March 31, 2001 from $0.7 million in 2000 due to an increase in taxable income.

    TRANSACTIONS WITH THE LIMITED. Revenue from The Limited and its affiliates, which includes merchant and database marketing fees, decreased $300,000, or 3.5%, to $9.6 million for the three months ended March 31, 2001 from $9.9 million for the comparable period in 2000.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

                                                        YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------------------
                                          REVENUE                  EBITDA           OPERATING INCOME
                                  ------------------------   -------------------   -------------------
                                    1999           2000        1999       2000       1999       2000
                                  ---------      ---------   --------   --------   --------   --------
                                                         (AMOUNTS IN THOUSANDS)
Transaction Services............  $ 381,027      $ 437,980   $41,828    $54,764    $ 13,014   $ 13,017
Credit Services.................    247,824        268,183    29,803     25,318      17,743     24,059
Marketing Services..............    138,310        178,214     8,624     17,927     (28,302)   (15,211)
Other and eliminations..........   (184,079)      (206,182)       --         --          --         --
                                  ---------      ---------   -------    -------    --------   --------
  Total.........................  $ 583,082      $ 678,195   $80,255    $98,009    $  2,455   $ 21,865
                                  =========      =========   =======    =======    ========   ========

                                                        YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------------------
                                   PERCENTAGE OF REVENUE        EBITDA MARGIN       OPERATING MARGIN
                                  ------------------------   -------------------   -------------------
                                    1999           2000        1999       2000       1999       2000
                                  ---------      ---------   --------   --------   --------   --------
Transaction Services............       65.4%          64.6%     11.0%      12.5%        3.4%       3.0%
Credit Services.................       42.5           39.5      12.0        9.4         7.2        9.0
Marketing Services..............       23.7           26.3       6.2       10.1       (20.5)      (8.5)
Other and eliminations..........      (31.6)         (30.4)       --         --          --         --
                                  ---------      ---------
  Total.........................      100.0%         100.0%     13.8%      14.5%        0.4%       3.2%
                                  =========      =========

    REVENUE. Total revenue increased $95.1 million, or 16.3%, to $678.2 million for 2000 from $583.1 million for 1999. The increase was due to a 14.9% increase in Transaction Services revenue, an 8.2% increase in Credit Services revenue and a 28.9% increase in Marketing Services revenue as follows:

    - TRANSACTION SERVICES.  Transaction Services revenue increased
      $57.0 million, or 14.9%, due primarily to an increase in the number of transactions processed. Revenue related to transactions processed increased approximately $30.0 million as a result of a 36.9% increase in the number of transactions processed, partially offset by a decrease in the average price per transaction. The increase in the number of transactions is primarily related to the July 1999 acquisition of SPS with the remaining increase resulting from an increase in the number of transactions processed for existing customers. A significant portion of the increase in transactions processed occurred among the large volume clients in the petroleum industry with a lower price per transaction. Fees related to account processing and servicing increased $26.0 million during 2000 from 1999 primarily due to increased inter-segment sales of

      $23.1 million during 2000 as a result of increased account processing and servicing for our Credit Services segment due to an increase in the number of private label cardholders. The remaining portion of the increase resulted from new sales related to our utilities sector offset by a decrease in the number of statements generated as a result of a lost client in the petroleum sector.

    - CREDIT SERVICES. Credit Services revenue increased $20.4 million, or 8.2%, due to increases in merchant discount fees, servicing fees and finance charges, net. Servicing fee income increased by $3.5 million, or 10.4%, during 2000 due to an increase in the average outstanding balance of the securitized credit card receivables we service. Finance charges, net, increased $14.3 million, or 10.0%, during 2000 as a result of a 3.4% higher average outstanding securitized portfolio. A liquidating portfolio adversely impacted the average outstanding securitized portfolio. Excluding the effect of the liquidating portfolio, the average outstanding securitized portfolio would have grown by 11.7% in 2000. The net yield for 2000 was 45 basis points higher than in 1999. Private label merchant discount fee income increased by $3.2 million, or 4.7%, during 2000 as a result of increased charge volumes. This increase was offset by a change in a specific program for one of our clients, where merchant discount fee revenue from this client is now recorded as finance charge income.

    - MARKETING SERVICES. Marketing Services revenue increased $39.9 million, or 28.9%, primarily due to an increase in reward revenue related to a 39.2% increase in the redemption of Air Miles reward miles. Additionally, services revenue increased 15.5% as a result of a 19.4% increase in the number of Air Miles reward miles issued and the recognition of deferred revenue balances. As a result of the increased issuance activity, our deferred revenue balance increased 16.4% to $290.2 million at December 31, 2000 from the balance at December 31, 1999.

    OPERATING EXPENSES. Total operating expenses, excluding depreciation and amortization, increased $77.4 million, or 15.4%, to $580.2 million for 2000 from $502.8 million for 1999. Total EBITDA margin increased to 14.5% for 2000 from 13.8% for 1999. The increase in EBITDA margin is due to increases in Transaction Services and Marketing Services margins, partially offset by a decrease in the Credit Services margin.

    - TRANSACTION SERVICES. Transaction Services operating expenses, excluding depreciation and amortization, increased $44.0 million, or 13.0%, to $383.2 million for 2000 from $339.2 million for 1999, and EBITDA margin increased to 12.5% for 2000 from 11.0% for 1999. The increase in EBITDA margin is primarily the result of operational efficiencies achieved in our network business related to the SPS acquisition.

    - CREDIT SERVICES. Credit Services operating expenses, excluding depreciation and amortization, increased $24.9 million, or 11.4%, to $242.9 million for 2000 from $218.0 million for 1999, and EBITDA margin decreased to 9.4% for 2000 from 12.0% for 1999. The decrease in EBITDA margin is the result of increased processing costs from our Transaction Services segment of $22.1 million associated with a higher number of private label cardholders. Additionally, the EBITDA margin was adversely impacted by the previously mentioned change in a client's program. The new program is financed off-balance sheet in a securitization trust, which generates lower EBITDA margin than the previous program.

    - MARKETING SERVICES. Marketing Services operating expenses, excluding depreciation and amortization, increased $30.6 million, or 23.6%, to $160.3 million for 2000 from $129.7 million for 1999, and EBITDA margin increased to 10.1% for 2000 from 6.2% for 1999. The increase in the margin is attributable to increased revenue and the leveraging of the marketing, payroll and other operating costs in 2000. Non-redemption expenses decreased to 47.8% of revenue for 2000 from 52.9% for 1999. The EBITDA margin increase was offset by the approximate $7.0 million in non-recurring redemption related costs as a result of the transition of primary reward suppliers from Canadian Airlines to Air Canada following their merger. Normally, we are able to purchase airline tickets at a contractually determined discount. Prior to the Air Canada merger, we had a long-term supply contract with Canadian Airlines. During the second quarter of 2000, we entered into a new supply agreement with Air Canada in order to help maintain a supply of airline seats for our collectors of Air Miles reward miles. Prior to signing our supply agreement with Air Canada, our supply of seats was constrained due to the reduction and/or elimination of some of Canadian Airlines' routes. Based on our new supply agreement and other factors, we do not anticipate incurring redemption costs in 2001 at a level greater than what we have historically experienced. Excluding the $7.0 million of additional redemption costs, EBITDA margin for 2000 would have been 14.0%.

      In January 2000, we increased the number of Air Miles reward miles required to redeem some air travel rewards. We periodically review our reward offers to collectors and will continue to seek ways to contain the overall cost of the program and make changes to enhance the program's value to collectors.

      EBITDA margin for 1999 was affected by approximately $3.3 million of marketing and payroll costs associated with the start-up of a new business-to-business loyalty program in Canada.

    - DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased $1.7 million, or 2.2%, to $76.1 million for 2000 from $77.8 million for 1999 due to a decrease in amortization of purchased intangibles of $11.7 million. This decrease resulted from a decrease in amortization expense for some of the intangibles related to the acquisition of the former J. C. Penney businesses and the premium on a purchased credit card portfolio that was fully amortized, partially offset by amortization related to the SPS acquisition and an increase in capital expenditures in 1999, especially software development costs that have relatively short amortization periods.

    OPERATING INCOME. Operating income increased $19.4 million, or 776.0%, to $21.9 million for 2000 from $2.5 million for 1999. Operating income increased primarily from revenue gains with modest expansion of EBITDA margins and a decrease in depreciation and amortization.

    INTEREST EXPENSE. Interest expense decreased $3.9 million, or 9.1%, to $38.9 million for 2000 from $42.8 million for 1999 due to a decrease in average debt. This decrease in average debt was primarily due to the termination of a receivable financing program in the fourth quarter of 1999.

    TAXES. Income tax expense increased $8.3 million to a $1.8 million income tax expense for 2000 from a $6.5 million income tax benefit in 1999 due to an increase in taxable income.

    DISCONTINUED OPERATIONS. During September 1999, we discontinued our subscriber services business when our principal customer for this service was acquired by a third party. For 1999, discontinued operations had income of $4.0 million, net of income tax.

    TRANSACTIONS WITH THE LIMITED. Revenue from The Limited and its affiliates, which includes merchant and database marketing fees, increased $100,000 to $46.7 million for 2000 from $46.6 million for 1999. The increase was primarily the result of increased database marketing fees offset by a small decrease in merchant discount fees.

RECAST YEAR ENDED DECEMBER 31, 1998 (UNAUDITED) COMPARED TO THE YEAR ENDED
  DECEMBER 31, 1999

                                                       YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------------------
                                         REVENUE                  EBITDA           OPERATING INCOME
                                 ------------------------   -------------------   -------------------
                                   1998           1999        1998       1999       1998       1999
                                 ---------      ---------   --------   --------   --------   --------
                                                        (AMOUNTS IN THOUSANDS)
Transaction Services...........  $ 325,944      $ 381,027   $26,116    $ 41,828   $ (1,641)  $ 13,014
Credit Services................    242,377        247,824    37,841      29,803     25,041     17,743
Marketing Services.............     62,824        138,310     3,341       8,624    (11,861)   (28,302)
Other and eliminations.........   (179,608)      (184,079)       --          --         --         --
                                 ---------      ---------   -------    --------   --------   --------
  Total........................  $ 451,537      $ 583,082   $67,298    $ 80,255   $ 11,539   $  2,455
                                 =========      =========   =======    ========   ========   ========

                                                        YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------------------
                                   PERCENTAGE OF REVENUE        EBITDA MARGIN       OPERATING MARGIN
                                  ------------------------   -------------------   -------------------
                                    1998           1999        1998       1999       1998       1999
                                  ---------      ---------   --------   --------   --------   --------
Transaction Services............       72.2 %         65.4 %     8.0%       11.0%      (0.5)%     3.4 %
Credit Services.................       53.7           42.5      15.6        12.0       10.3       7.2
Marketing Services..............       13.9           23.7       5.3         6.2      (18.9)    (20.5)
Other and eliminations..........      (39.8)         (31.6)       --          --         --        --
                                  ---------      ---------
  Total.........................      100.0 %        100.0 %    14.9%       13.8%       2.6 %     0.4 %
                                  =========      =========

    REVENUE. Total revenue increased $131.6 million, or 29.1%, to $583.1 million for 1999 from $451.5 million for 1998. The increase was principally due to a 16.9% increase in Transaction Services revenue, a 2.2% increase in Credit Services revenue and a 120.2% increase in Marketing Services revenue as follows:

    - TRANSACTION SERVICES. Transaction Services revenue increased
      $55.1 million, or 16.9%, due to the acquisitions of Harmonic Systems in 1998 and SPS in 1999. Fees related to servicing of private label credit card statements increased $11.9 million during 1999 due to an 11.7% increase in price per statement, a $4.5 million termination fee from a client and a 1.5% increase in the number of statements processed. The revenue for transaction processing increased 41.4% mainly due to acquisition activity offset by a decrease in average price per transaction.

    - CREDIT SERVICES. Credit Services revenue increased $5.4 million, or 2.2%, due to increases in merchant and servicing fees and finance charges, net. Merchant fee income increased $2.5 million, or 3.9%, due to a 2.7% increase in credit sales on our private label credit cards. Additionally, servicing fee income increased by $3.1 million, or 10.1%, during 1999 due to an increase in the average outstanding balance of the securitized credit card receivables we service. Finance charges, net, increased $600,000 during 1999. We recognized a $16.2 million gain on sale of receivables during 1998 related to two securitization transactions with no comparable securitization transactions in 1999. Finance charges, net, increased $16.8 million, or 13.5%, during 1999, excluding the $16.2 million gain on sale of receivables, as a result of a 4.6% higher average outstanding securitized portfolio and an approximate 75 basis point increase in yield.

    - MARKETING SERVICES. Marketing Services revenue increased $75.5 million, or 120.2%, due to the acquisition of Loyalty Management Group Canada Inc. on July 24, 1998. Revenue from January 1, 1998 until the date of acquisition was approximately $40.9 million. The remaining increase is primarily related to an increase in Air Miles reward miles issuance and redemption activity, which increased 17.2% and 40.7%, respectively, on a pro forma basis in 1999 compared to 1998.

    OPERATING EXPENSES. Total operating expenses, excluding depreciation and amortization, increased $118.6 million, or 30.9%, to $502.8 million for 1999 from $384.2 million for 1998. Total EBITDA margin decreased to 13.8% for 1999 from 14.9% for 1998. The decrease in EBITDA margin is due to a decrease in Credit Services margins, partially offset by increases in Marketing Services and Transaction Services margins.

    - TRANSACTION SERVICES. Transaction Services operating expenses, excluding depreciation and amortization, increased $39.4 million, or 13.1%, to $339.2 million for 1999 from $299.8 million for 1998, and EBITDA margin increased to 11.0% for 1999 from 8.0% for 1998. EBITDA margin increased due to the newly acquired SPS network services business which carries a higher margin than our historical processing business. Additionally, the margin increased due to a shift in the mix of business to higher margin card processing and servicing products.

    - CREDIT SERVICES. Credit Services operating expenses, excluding depreciation and amortization, increased $13.5 million, or 6.6%, to $218.0 million for 1999 from $204.5 million for 1998, and EBITDA margin decreased to 12.0% for 1999 from 15.6% for 1998 due to a $16.2 million gain on sale of receivables in 1998 related to two securitization transactions, with no comparable securitization transactions in 1999.

    - MARKETING SERVICES. Marketing Services operating expenses, excluding depreciation and amortization, increased $70.2 million, or 118.0%, to $129.7 million for 1999 from $59.5 million for 1998, and EBITDA margin increased to 6.2% for 1999 from 5.3% for 1998. The increased margin was partially offset by $3.3 million of marketing and payroll costs associated with the start-up of a new business-to-business loyalty program in Canada during 1999.

    - DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $22.0 million, or 39.4%, to $77.8 million for 1999 from $55.8 million for 1998 due to increases in capital expenditures in 1998 and 1999, especially software development costs that have relatively short amortization periods. Amortization of purchased intangibles increased $14.9 million as a result of recent acquisitions, partially offset by a decrease in amortization expense for some of the intangibles related to the acquisition of the former J.C. Penney business which were fully amortized.

    OPERATING INCOME. Operating income decreased $9.0 million, or 78.3%, to $2.5 million for 1999 from $11.5 million for 1998. Operating income decreased primarily from a lower consolidated EBITDA margin and increased depreciation and amortization.

    INTEREST EXPENSE. Interest expense increased $13.5 million, or 46.1%, to $42.8 million for 1999 from $29.3 million for 1998 due to an increase in average debt associated with acquisitions and an increase in debt to fund receivables.

    TAXES. Income tax benefit increased $3.9 million to $6.5 million for 1999 from $2.6 million for 1998 due to an increase in pre-tax loss.

    DISCONTINUED OPERATIONS. In September 1999, we discontinued our subscriber services business when our principal customer for this service was acquired by a third party. As a result of discontinuing our subscriber services, we recognized a loss of $3.7 million, net of income tax, on disposal of discontinued operations. In 1999, discontinued operations had income of $7.7 million, net of income tax, compared to a loss of $3.9 million for 1998. The difference is largely related to additional fees we received in connection with services performed for the former customer upon termination of its contract.

    TRANSACTIONS WITH THE LIMITED. Revenue from The Limited and its affiliates, which includes merchant discount and database marketing fees, increased
$3.4 million, or 7.9%, to $46.6 million for 1999 from $43.2 million for 1998. The increase was primarily the result of increased merchant discount fees from increased credit sales activity.

ELEVEN MONTHS ENDED DECEMBER 31, 1998 (FISCAL 1998) COMPARED TO
  YEAR ENDED DECEMBER 31, 1999 (FISCAL 1999)

    Due to the change in our fiscal year, fiscal 1998 is one month shorter than fiscal 1999.

                                                      HISTORICAL FISCAL PERIODS
                                 --------------------------------------------------------------------
                                         REVENUE                  EBITDA           OPERATING INCOME
                                 ------------------------   -------------------   -------------------
                                   1998           1999        1998       1999       1998       1999
                                 ---------      ---------   --------   --------   --------   --------
                                                        (AMOUNTS IN THOUSANDS)
Transaction Services...........  $ 303,186      $ 381,027   $29,825    $ 41,828   $  4,405   $ 13,014
Credit Services................    212,663        247,824    24,297      29,803     12,883     17,743
Marketing Services.............     60,892        138,310     3,398       8,624    (11,804)   (28,302)
Other and eliminations.........   (165,828)      (184,079)       --          --         --         --
                                 ---------      ---------   -------    --------   --------   --------
  Total........................  $ 410,913      $ 583,082   $57,520    $ 80,255   $  5,484   $  2,455
                                 =========      =========   =======    ========   ========   ========

                                                      HISTORICAL FISCAL PERIODS
                                 --------------------------------------------------------------------
                                  PERCENTAGE OF REVENUE        EBITDA MARGIN       OPERATING MARGIN
                                 ------------------------   -------------------   -------------------
                                   1998           1999        1998       1999       1998       1999
                                 ---------      ---------   --------   --------   --------   --------
Transaction Services...........       73.8 %         65.4 %     9.8%       11.0%       1.5 %      3.4 %
Credit Services................       51.8           42.5      11.4        12.0        6.1        7.2
Marketing Services.............       14.8           23.7       5.6         6.2      (19.4)     (20.5)
Other and eliminations.........      (40.4)         (31.6)       --          --         --         --
                                 ---------      ---------
  Total........................      100.0 %        100.0 %    14.0%       13.8%       1.3 %      0.4 %
                                 =========      =========

    REVENUE. Total revenue increased $172.2 million, or 41.9%, to $583.1 million for fiscal 1999 from $410.9 million for fiscal 1998. The increase was principally due to a 25.7% increase in Transaction Services revenue, a 16.5% increase in Credit Services revenue and a 127.1% increase in Marketing Services revenue as follows:

    - TRANSACTION SERVICES. Transaction Services revenue increased
      $77.8 million, or 25.7%, due to the acquisitions of Harmonic Systems in 1998 and SPS in 1999. Fees related to servicing of private label credit card statements increased $15.7 million during fiscal 1999 due to a 12.9% increase in price per statement, a $4.5 million termination fee from a client and a 7.8% increase in the number of statements processed. The revenue for transaction processing increased 52.7% mainly due to acquisition activity and as a result of fiscal 1998 being one month shorter than fiscal 1999, partially offset by a decrease in average price per transaction.

    - CREDIT SERVICES. Credit Services revenue increased $35.2 million, or 16.5%, due to increases in merchant and servicing fees and finance charges, net. Merchant fee income increased $6.3 million, or 10.1%, due to a 9.3% increase in credit sales on our private label credit cards and fiscal 1998 being one month shorter than fiscal 1999. Additionally, servicing fee income increased by $5.8 million, or 20.9%, during fiscal 1999 due to an increase in the average outstanding balance of the securitized credit card receivables we service and fiscal 1998 being one month shorter than fiscal 1999. Finance charges, net, increased
      $22.6 million during fiscal 1999. We recognized a $7.2 million gain on sale of receivables during fiscal 1998 related to a securitization transaction with no comparable securitization transaction in fiscal 1999.

    - MARKETING SERVICES. Marketing Services revenue increased $77.4 million, or 127.1%, due to the acquisition of Loyalty Management Group Canada Inc. on July 24, 1998. Revenue from February 1, 1998 until the date of acquisition was approximately $35.6 million. The remaining increase is primarily related to an increase in Air Miles reward miles activity and fiscal 1998 being one month shorter than fiscal 1999. The increase in Air Miles activity is primarily related to an increase in the number of reward miles collectors.

    OPERATING EXPENSES. Total operating expenses, excluding depreciation and amortization, increased $149.4 million, or 42.3%, to $502.8 million during fiscal 1999 from $353.4 million for fiscal 1998. Total EBITDA margin decreased to 13.8% for fiscal 1999 from 14.0% for fiscal 1998.

    - TRANSACTION SERVICES. Transaction Services operating expenses, excluding depreciation and amortization, increased $65.8 million, or 24.1%, to $339.2 million for fiscal 1999 from $273.4 million for fiscal 1998, and EBITDA margin increased to 11.0% for fiscal 1999 from 9.8% for fiscal 1998. EBITDA margin increased due to the newly acquired SPS network services business which carries a higher margin than our historical processing business, as well as a shift in the mix of business to higher margin card processing and servicing products.

    - CREDIT SERVICES. Credit Services operating expenses, excluding depreciation and amortization, increased $29.6 million, or 15.7%, to $218.0 million for fiscal 1999 from $188.4 million for fiscal 1998, and EBITDA margin increased to 12.0% for fiscal 1999 from 11.4% for fiscal 1998. Fiscal 1998 includes a $7.2 million gain on sale of receivables related to the timing of a securitization transaction with no comparable securitization transaction in fiscal 1999.

    - MARKETING SERVICES. Marketing Services operating expenses, excluding depreciation and amortization, increased $72.2 million, or 125.6%, to $129.7 million for fiscal 1999 from $57.5 million for fiscal 1998, and EBITDA margin increased to 6.2% for fiscal 1999 from 5.6% for fiscal 1998. The increased margin was partially offset by $3.3 million of marketing and payroll costs associated with the start-up of a new business-to-business loyalty program in Canada during fiscal 1999.

    - DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $25.8 million, or 49.6%, to $77.8 million for fiscal 1999 from $52.0 million for fiscal 1998 due to increases in capital expenditures for fiscal 1998 and fiscal 1999, especially software development costs that have relatively short amortization periods. Amortization of purchased intangibles increased $17.9 million as a result of recent acquisitions, partially offset by a decrease in amortization expense for some of the intangibles related to the acquisition of the former J.C. Penney business which were fully amortized.

    OPERATING INCOME. Operating income decreased $3.0 million, or 54.5%, to $2.5 million for fiscal 1999 from $5.5 million during fiscal 1998. Operating income declined primarily due to lower margins as the result of increased inter-segment charges and increased depreciation and amortization.

    INTEREST EXPENSE. Interest expense increased $14.9 million, or 53.4%, to $42.8 million for fiscal 1999 from $27.9 million for fiscal 1998 due to an increase in average debt associated with acquisitions and an increase in debt to fund receivables.

    TAXES. Income tax benefit increased $1.8 million, or 38.3%, to $6.5 million for fiscal 1999 from $4.7 million for fiscal 1998 due to an increase in taxable loss.

    DISCONTINUED OPERATIONS. In September 1999, we discontinued our subscriber services business when the principal customer for this service was acquired by a third party. As a result of discontinuing our subscriber services, we recognized a loss of $3.7 million, net of income tax, on disposal of discontinued operations. For fiscal 1999, discontinued operations had income of $7.7 million, net of income tax, compared to a loss of $300,000 for fiscal 1998. The difference is largely related to additional fees we received in connection with services performed for the former customer upon termination of its contract.

    TRANSACTIONS WITH THE LIMITED. Revenue from The Limited and its affiliates, which includes merchant discount and database marketing fees, increased
$6.0 million, or 14.8%, to $46.6 million for fiscal 1999 from $40.6 million for fiscal 1998. The increase was primarily the result of increased volume of credit sales and database marketing fees.

ASSET QUALITY

    Our delinquency and net charge-off rates reflect, among other factors, the credit risk of credit card receivables, the average age of our various credit card account portfolios, the success of our collection and recovery efforts, and general economic conditions. The average age of our credit card portfolio affects the stability of delinquency and loss rates of the portfolio. We continue to focus our resources on refining our credit underwriting standards for new accounts, and on collections and post charge-off recovery efforts to minimize net losses. At March 31, 2001, 19.2% of securitized accounts and 38.6% of securitized loans were less than 24 months old. Accordingly, we believe that our credit card portfolio will experience increasing levels of delinquency and loan losses as the average age of our accounts increases.

    DELINQUENCIES. A credit card account is contractually delinquent if we do not receive the minimum payment by the specified due date on the cardholder's statement. It is our policy to continue to accrue interest and fee income on all credit card accounts, except in limited circumstances, until the account balance and all related interest and other fees are charged off or paid. When an account becomes delinquent, we print a message requesting payment on the cardholder's billing statement. After an account becomes 30 days past due, a proprietary collection scoring algorithm automatically scores the risk of the account rolling to a more delinquent status. The collection system then recommends a collection strategy for the past-due account based on the collection score and account balance, and dictates the contact schedule and collections priority for the account. If we are unable to make a collection after exhausting all in-house efforts, we engage collection agencies and outside attorneys to continue those efforts.

    The following table presents the delinquency trends of our securitized credit card portfolio:

                                         DECEMBER 31,     % OF      DECEMBER 31,      % OF      DECEMBER 31,
                                             1998        TOTAL          1999         TOTAL          2000
                                         ------------   --------    -------------   --------    -------------
                                                                (DOLLARS IN THOUSANDS)
Receivables outstanding................   $2,135,340      100%       $2,232,375       100%       $2,319,703
Loan balances contractually delinquent:
  31 to 60 days........................       52,581      2.5%           59,840       2.7%           62,040
  61 to 90 days........................       29,925      1.4            35,394       1.6            36,095
  91 or more days......................       53,885      2.5            60,025       2.7            64,473
                                          ----------      ---        ----------       ---        ----------
    Total..............................   $  136,391      6.4%       $  155,259       7.0%       $  162,608
                                          ==========      ===        ==========       ===        ==========

                                           % OF      MARCH 31,      % OF
                                          TOTAL         2001       TOTAL
                                         --------    ----------   --------
                                              (DOLLARS IN THOUSANDS)
Receivables outstanding................    100%      $2,145,500     100%
Loan balances contractually delinquent:
  31 to 60 days........................    2.7%          54,005     2.5%
  61 to 90 days........................    1.5           33,472     1.6
  91 or more days......................    2.8           62,125     2.9
                                           ---       ----------     ---
    Total..............................    7.0%      $  149,602     7.0%
                                           ===       ==========     ===

    NET CHARGE-OFFS. Net charge-offs comprise the principal amount of losses from cardholders unwilling or unable to pay their account balances, as well as bankrupt and deceased cardholders, less current period recoveries. Net charge-offs exclude accrued finance charges and fees. The following table presents our net charge-offs for the periods indicated on a securitized basis. Average credit card portfolio outstanding represents the average balance of the securitized receivables at the beginning of each month in the period indicated.

                                                                                      THREE MONTHS ENDED
                                                            FISCAL                         MARCH 31,
                                             ------------------------------------   -----------------------
                                                1998         1999         2000         2000         2001
                                             ----------   ----------   ----------   ----------   ----------
                                                                 (DOLLARS IN THOUSANDS)
Average credit card portfolio
  outstanding..............................  $1,905,927   $2,004,827   $2,073,574   $2,139,647   $2,214,044
Net charge-offs............................     135,478      143,370      157,351       40,742       43,708
Net charge-offs as a percentage of average
  loans outstanding (annualized)...........         7.8%         7.2%         7.6%         7.6%         7.9%

    We believe, consistent with our statistical models and other credit analyses, that our securitized net charge-off ratio will continue to fluctuate but generally rise.

    AGE OF PORTFOLIO. The following table sets forth, as of March 31, 2001, the number of total accounts and amount of outstanding loans, based upon the age of the securitized accounts:

                                                                                            PERCENTAGE
                                                  NUMBER OF   PERCENTAGE OF    BALANCES     OF BALANCES
AGE SINCE ORIGINATION                             ACCOUNTS      ACCOUNTS      OUTSTANDING   OUTSTANDING
---------------------                             ---------   -------------   -----------   -----------
                                                                 (AMOUNTS IN THOUSANDS)
0-5 Months......................................    3,197           5.4%      $  278,967        13.0%
6-11 Months.....................................    2,724           4.6          188,839         8.8
12-17 Months....................................    3,079           5.2          208,152         9.7
18-23 Months....................................    2,368           4.0          150,213         7.0
24-35 Months....................................    5,329           9.0          281,113        13.1
36+ Months......................................   42,511          71.8        1,038,616        48.4
                                                   ------         -----       ----------       -----
      Total.....................................   59,208         100.0%      $2,145,900       100.0%
                                                   ======         =====       ==========       =====

LIQUIDITY AND CAPITAL RESOURCES

    OPERATING ACTIVITIES. We generated cash flow from operating activities of $11.0 million for the three months ended March 31, 2001 compared to $14.9 million for the comparable period in 2000. We generated cash flow from operating activities of $87.2 million for 2000 compared to $251.6 million for 1999 and $9.3 million for fiscal 1998. Operating cash flow in 2000 decreased compared to 1999 primarily due to changes in working capital. Working capital changes for 2000 were $54.2 million compared to $250.8 million in 1999. Working capital in 1999 was positively influenced by a large decrease in trade accounts receivable associated with a change in a specific program for one of our clients, whereby the receivables were moved off-balance sheet to a securitization trust. Our operating cash flow is seasonal with cash utilization peaking at the end of December due to increased activity in our Credit Services segment related to the holidays. We utilize our operating cash flow for ongoing business operations and to pay interest expense.

    INVESTING ACTIVITIES. We utilized cash flow from investing activities of $37.2 million for the three months ended March 31, 2001 compared to providing $15.2 million for the comparable period in 2000. We utilized cash flow from investing activities of $24.5 million for 2000 compared to $309.5 million for 1999 and $145.4 million for fiscal 1998. Three significant components of investing activities are as follows:

    - ACQUISITIONS. Net cash outlays for acquisitions for the three months ended March 31, 2001 was $18.8 million compared to zero in the comparable period in 2000. Net cash outlays for acquisitions in 2000 was zero compared to $171.4 million for 1999 and $138.8 million for fiscal 1998.

    - SECURITIZATIONS AND RECEIVABLES FUNDING. We generally fund all private label credit card receivables through a securitization program that provides us with both liquidity and lower borrowing costs. As of March 31, 2001, we had over $2.1 billion of securitized credit card receivables. Securitizations require credit enhancements in the form of cash, spread accounts and additional receivables. The credit enhancement is principally based on the outstanding balances of the private label credit cards in the securitization trust and their related performance. During the period from November to January, we are required to maintain a credit enhancement level of 6% as compared to 4% for the remainder of the year. Accordingly, at December 31, we typically have our highest balance of credit enhancement assets. We intend to utilize our securitization program for the foreseeable future.

    - RESERVE FUND. Redemption settlement assets on our balance sheet at March 31, 2001 are related to a reserve fund we established in connection with funding future redemptions by collectors under the Air Miles reward program. We believe the reserve fund is sufficient to meet redemptions for the foreseeable future. We currently intend to set aside a portion of future transaction fees received to fund future redemption obligations. Based on various factors, we may reduce the amount of the reserve fund and utilize future cash flows and excess cash for general corporate purposes.

    FINANCING ACTIVITIES. Net cash payments was $18.8 million for the three months ended March 31, 2001 compared to $18.4 million for the comparable period in 2000. Net cash borrowings was $1.0 million for 2000 compared to net cash payments on borrowings of $44.8 million for 1999 and net cash borrowings of $56.2 million for fiscal 1998. Our financing activities relate primarily to funding working capital requirements and the securitization program. We issued $119.4 million of preferred stock to finance a portion of our acquisition of SPS in 1999 and $107.0 million of common stock to fund a portion of our acquisition of the Loyalty Group during fiscal 1998.

    LIQUIDITY SOURCES. We have two main sources of liquidity to finance working capital and securitization requirements: certificates of deposit and a credit agreement.

    CERTIFICATES OF DEPOSIT. We utilize certificates of deposit to finance the operating activities of our credit card bank subsidiary, World Financial, and to fund securitization requirements. Securitization requirements are generally in the form of credit enhancements and interests in the principal balance of the credit card receivables. From mid-November to late January, we experience increased needs for working capital due to increased credit card usage during the holiday season. For additional credit enhancement during this period, our securitization program requires us to maintain a higher percentage of securitized assets through increased seller's interest or excess funding deposits.

    World Financial issues certificates of deposit in denominations of $100,000 in various maturities ranging between three months and two years and with effective annual fixed rates ranging from 5.45% to 7.45%. As of March 31, 2001, we had $119.7 million of certificates of deposit outstanding. World Financial is limited in the amounts that it can dividend to us. Certificate of deposit borrowings are subject to regulatory capital requirements.

    CREDIT AGREEMENT. At March 31, 2001, we had $192.6 million outstanding under our credit facility, consisting of $182.6 million of term loans and $10.0 million under the revolving loan commitment. During 2000, the highest outstanding balance on the revolving loan commitment was $69.0 million. Approximately $34.0 million is due under our term loans on July 1, 2001. Of the amount due on July 1, 2001, approximately $30.0 million relates to the term loan that we will repay in full with the net proceeds from the offering. Interest on our loans is generally payable quarterly. With the exception of a $44.0 million term loan that matures on July 25, 2005, all of our other obligations under the credit facility mature on July 25, 2003.

    The credit facility prohibits us from borrowing in excess of four times our operating EBITDA. Based on this covenant, our borrowing capacity at March 31, 2001 was approximately $500.0 million. With outstanding borrowings of $414.5 million at that date, we had additional borrowing capacity of $85.5 million under the revolver. In addition, we had $58.8 million of cash and cash equivalents as of March 31, 2001.

    On September 29, 2000 and January 10, 2001, we amended our credit agreement to change the administrative agent and to adjust certain covenants related to consolidated EBITDA, the senior secured leverage ratio, adjusted consolidated net worth and the interest coverage ratio.

    Following the $100.8 million debt repayment with the proceeds of this offering, we will record an extraordinary loss on early extinguishment of debt of approximately $1.5 million, net of tax.

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    We believe that our current level of cash and financing capacity, along with future cash flows from operations, will provide sufficient liquidity to meet the needs of our existing businesses for the foreseeable future. However, we may from time to time seek longer-term financing to support additional cash needs, reduce short-term borrowings or raise funds for acquisitions.

    ACQUISITION FINANCING. We have incurred debt to finance our acquisitions. We have $102.0 million of subordinated notes outstanding related to our August 1996 merger and our acquisition of Harmonic Systems. These subordinated notes were issued to affiliates of our stockholders, bear interest at 10% and are due between 2005 and 2008. To finance the Loyalty acquisition, we borrowed $100.0 million under our credit agreement, consisting of a $50.0 million Canadian Term Loan with an effective fixed interest rate of 8.99% and a $50.0 million Canadian Term Loan with a floating rate of London Interbank Offered Rate plus the Euro-dollar margin. Additionally, we issued
$107.0 million in common stock to fund the Loyalty acquisition.

    To fund the SPS acquisition, we used $50.0 million in working capital and $120.0 million from the issuance of Series A preferred stock. The Series A preferred stock has a 6% dividend rate payable at the discretion of our board of directors or upon conversion.

ECONOMIC FLUCTUATIONS

    Although we cannot precisely determine the impact of inflation on our operations, we do not believe that we have been significantly affected by inflation. For the most part, we have relied on operating efficiencies from scale and technology, as well as decreases in technology and communication costs, to offset increased costs of employee compensation and other operating expenses.

    Portions of our business are seasonal. Our revenues and earnings are favorably affected by increased transaction volume and credit card balances during the holiday shopping period in the fourth quarter and, to a lesser extent, during the first quarter as credit card balances are paid down. Similarly, our petroleum related businesses are favorably affected by increased volume in the latter part of the second quarter and the first part of the third quarter as consumers make more frequent purchases of gasoline in connection with summer travel.

REGULATORY MATTERS

    World Financial is subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, World Financial must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulations to ensure capital adequacy require World Financial to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and of Tier 1 capital to average assets. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least six percent, a total capital ratio of at least 10 percent and a leverage ratio of at least five percent and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least four percent, a total capital ratio of at least eight percent and a leverage ratio of at least four percent, but three percent is allowed in some cases. Under these guidelines, World Financial is considered well capitalized. As of March 31, 2001, World Financial's Tier 1 capital ratio was 15.8%, total capital ratio was 16.0% and leverage ratio was 52.7%, and World Financial was not subject to a capital directive order.

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MARKET RISK

    Market risk is the risk of loss from adverse changes in market prices and rates. Our primary market risks include off-balance sheet risk, interest rate risk, credit risk, foreign currency exchange rate risk and redemption reward risk.

    OFF-BALANCE SHEET RISK. We are subject to off-balance sheet risk in the normal course of business, including commitments to extend credit and through financial instruments used to reduce the interest rate sensitivity of our securitization transactions. We enter into interest rate swap and treasury lock agreements in the management of interest rate exposure. These off-balance sheet financial instruments involve elements of credit and interest rate risk in excess of the amount recognized on our balance sheet. These instruments also result in certain credit, market, legal and operational risks. We have established credit policies for off-balance sheet instruments consistent with those established for on-balance sheet instruments.

    INTEREST RATE RISK. Interest rate risk affects us directly in our lending and borrowing activities. Our total interest expense was approximately
$161.8 million for 2000. Of this total, $38.9 million of the interest expense for 2000 was attributable to on-balance sheet indebtedness and the remainder to our securitized credit card receivables, which are financed off-balance sheet. To manage our risk from market interest rates, we actively monitor the interest rates and the interest-sensitive components both on and off-balance sheet to minimize the impact that changes in interest rates have on the fair value of assets, net income and cash flow. To achieve this objective, we manage our exposure to fluctuations in market interest rates by matching asset and liability repricings and through the use of fixed-rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements. In addition, we enter into derivative financial instruments such as interest rate swaps and treasury locks to mitigate our interest rate risk on a related financial instrument or to lock the interest rate on a portion of our variable debt. We do not enter into derivative or interest rate transactions for trading or other speculative purposes. At March 31, 2001, approximately 9.2% of our outstanding debt was subject to fixed rates with a weighted average interest rate of 8.3%. An additional 55.3% of our outstanding debt at March 31, 2001 was locked at an effective interest rate of 6.7% through interest rate swap agreements and treasury locks with notional amounts totaling $1.5 billion.

    The approach we use to quantify interest rate risk is a sensitivity analysis which we believe best reflects the risk inherent in our business. This approach calculates the impact on pretax income from an instantaneous and sustained increase in interest rates of 1.0%. Assuming we do not take any counteractive measures, a 1.0% increase in interest rates would result in a decrease to pretax income of approximately $8.6 million. Conversely, a corresponding decrease in interest rates would result in a comparable improvement to pretax income. Our use of this methodology to quantify the market risk of financial instruments should not be construed as an endorsement of its accuracy or the accuracy of the related assumptions.

    CREDIT RISK. We are exposed to credit risk relating to the credit card loans we make to our clients' customers. Our credit risk relates to the risk that consumers using the private label credit cards that we issue will not repay their revolving credit card loan balances. We have developed credit risk models designed to identify qualified consumers who fit our risk parameters. To minimize our risk of loan write-off, we control approval rates of new accounts and related credit limits and follow strict collection practices. We monitor the buying limits as well as set pricing regarding fees and interest rates charged.

    FOREIGN CURRENCY EXCHANGE RATE RISK. We are exposed to fluctuations in the exchange rate between the U.S. and the Canadian dollar through our significant Canadian operations. Although we have entered into cross currency hedges to fix the exchange rate on any Canadian debt repayment due to a U.S. counter party, we do not hedge our net investment exposure in our Canadian subsidiary.

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    REDEMPTION REWARD RISK.  We are exposed to potentially increasing reward costs associated primarily with travel rewards. To minimize the risk of rising travel reward costs, we:

    - have a supply agreement with Air Canada;

    - are seeking new supply agreements with additional airlines in Canada;

    - alter the total mix of rewards available to collectors with the introduction of new merchandise rewards, which are typically lower cost per Air Mile reward mile than air travel; and

    - periodically adjust the number of miles required to redeem a reward.

RECENT ACCOUNTING PRONOUNCEMENTS

    RECENTLY ISSUED ACCOUNTING STANDARDS. In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities, and requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated in a cash flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive income and will be recognized in the income statement when the hedged item affects earnings.

    SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings. In January 2001, we recorded $882,000 in other comprehensive income as a cumulative translation adjustment for derivatives designated in cash flow-type hedges prior to adopting SFAS
No. 133, primarily related to interest rate swaps.

    In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which replaced SFAS No. 125 and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Disclosures relating to securitization transactions are required for fiscal years ending after December 15, 2000. Management is currently evaluating the impact on our financial position and results of operations when SFAS No. 140 is adopted, but does not anticipate any material changes.

    The Emerging Issues Task Force ("EITF") is reviewing an issue, Issue
No. 00-22, "Accounting for 'Point' and Other Loyalty Programs," that is closely related to our Air Miles reward program and the way revenue is recognized for these types of programs. We understand that the EITF will provide guidance on this issue sometime in 2001, but a specific date has not been set. When Issue 00-22 is issued, if it requires modification of our present revenue recognition policy, we will adhere to the guidance provided. Without knowing how the EITF will rule on this issue, we are unable to assess the impact of Issue 00-22 at this time.

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                                    BUSINESS

GENERAL

    We are a leading provider of transaction services, credit services and marketing services to retail companies in North America. We focus on facilitating and managing electronic transactions between our clients and their customers through multiple distribution channels including in-store, catalog and the Internet. Our credit and marketing services assist our clients in identifying and acquiring new customers as well as helping to increase the loyalty and profitability of their existing customers.

    We target select market sectors that typically involve companies who sell products and services to individual consumers. The market sectors include specialty retailers, petroleum retailers, supermarkets and financial services companies. Additionally, we target markets where there is an increasing acceptance of electronic payments--mass transit, tollways and parking--enabling them to improve customer convenience while at the same time reduce operating expenses. We have also expanded our market sectors to include electric and gas utilities as the demand increases for products and services that help them compete in a newly de-regulated market.

    Our client base includes over 300 companies. We generally have long-term relationships with our clients, with contracts typically ranging from three to five years in duration. Our top five clients, based on their contribution to our 2000 consolidated revenue, are:

    - the retail affiliates of The Limited, including Victoria's Secret Stores, Victoria's Secret Catalogue, Express, Lane Bryant, Bath and Body Works, Lerner New York, Henri Bendel and Structure;

    - Brylane;

    - Bank of Montreal;

    - Equiva Services, LLC, which is the service provider to Shell-branded locations in the U.S.; and

    - CITGO.

OUR HISTORY

    We are the result of the 1996 merger of two entities acquired by Welsh, Carson, Anderson & Stowe: J.C. Penney's transaction services business, BSI Business Services, Inc., and The Limited's credit card bank operation, World Financial Network National Bank.

    In July 1998, we acquired The Loyalty Management Group Canada Inc., which developed and operates the Air Miles reward miles program in Canada. The acquisition expanded our Marketing Services capabilities to include loyalty marketing. In September 1998, we acquired Harmonic Systems Incorporated, which provides network services, on-line loyalty and stored value products to specialty retailers. This acquisition enabled us to expand our transaction services to include specialty retailers. In July 1999, we acquired the network services business of SPS Payment Systems, Inc., a wholly owned subsidiary of Associates First Capital Corporation. This acquisition increased our processing scale and added an additional 180 clients, many in market sectors with an increasing acceptance of electronic payments, such as mass transit, tollway and parking.

PROGRAMS AND PRODUCTS

    Our program and product offerings are centered around three core offerings--Transaction Services, Credit Services and Marketing Services.

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                              TRANSACTION SERVICES

    Transaction Services is our largest segment representing 49.5% of our 2000 revenue. Primary services within this segment are transaction processing, representing 34.5% of this segment's 2000 revenue, and account processing and servicing, representing 64.3% of this segment's 2000 revenue.

    We facilitate and manage transactions between our clients and their customers through our scalable processing systems. Our services include transaction processing and account processing and servicing. Transaction processing is the electronic authorization, capture and financial settlement of sales transactions at the point of sale. Account processing and servicing is the processing of consumer accounts--both private label credit card and utility accounts; billing and payment processing; and the handling of customer service and collection calls associated with those accounts. Through our predecessor company, we have provided transaction services since 1983. Our clients within this segment are made up of specialty retailers and petroleum retailers. Our largest clients within this segment include The Limited and its retail affiliates, representing approximately 28% of this segment's 2000 revenue, and Brylane, representing approximately 10% of this segment's 2000 revenue.

    TRANSACTION PROCESSING. We are a leading provider of transaction processing, processing 2.5 billion transactions in 2000 through approximately 138,000 of our point-of-sale terminals. According to the Faulkner and Gray Card Industry report, we were ranked fifth among third-party U.S. payment processors in 1999. We believe that we are the largest transaction processor to the U.S. retail petroleum industry, and we have a significant presence in the specialty retail and transportation industries.

    NETWORK SERVICES. We have built a network that enables us to process an array of electronic payment types including credit card, debit card, prepaid card, electronic benefits and fleet and check transactions. Our acquisitions of Harmonic Systems and SPS's network transaction processing business have enabled us to offer our existing products to new market segments, as well as provide additional products to existing clients. In addition to authorization and settlement of transactions, we also provide merchants with on-line, two-way mail messaging between our clients and their individual locations by broadcasting and receiving messages through their terminal devices. We provide clients with a comprehensive help desk, operating 24 hours per day and seven days per week, as well as terminal deployment and servicing.

    MERCHANT BANKCARD SERVICES. Our merchant bankcard services include financial settlement of MasterCard, Visa, Discover, American Express and other electronic card transactions, including credit, debit and stored value cards. Through our merchant bankcard services our clients can maintain their current settlement provider or use us as a single processor to streamline their end-to-end transaction processing.

    ACCOUNT PROCESSING AND SERVICING. As reported in the Nilson Report, based on the number of accounts on file we were the second largest outsourcer of retail private label card programs in the United States in 1999, with
52.5 million accounts on file. We assist clients in issuing private label credit cards branded with the retailer's name or logo that can be used by customers at the client's store locations. We also provide service and maintenance to our clients' private label card programs and assist our clients in acquiring, retaining and managing valuable repeat customers. Our Transaction Services segment performs account processing and servicing for the Credit Services segment in connection with that segment's private label card programs. These intersegment services accounted for 47.1% of Transaction Services revenue in 2000. Our commercial card processing and servicing capabilities are specifically designed to handle the unique requirements associated with providing a credit card program to businesses. Our services include new account processing, risk management, card embossing, credit authorization, statement and invoice printing and mailing, and customer service. We

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also provide billing and payment processing and customer care services in new markets, such as for regulated and de-regulated utility companies.

    CARD PROCESSING. We have developed a proprietary private label credit card system designed specifically for retailers with the flexibility to make changes to accommodate our clients' specific needs. We have also built into the system marketing tools to assist our clients in increasing sales. We utilize our Quick Credit and On-Line Pre-Screen products to originate new private label credit card accounts. We believe that these products provide an effective marketing advantage over competing services.

        QUICK CREDIT. The cornerstone of our ability to cost-effectively acquire customers for our clients is our "Quick Credit" product, which allows us to quickly process new applications at point-of-sale terminals, register devices or web sites.

        ON-LINE PRE-SCREEN. For catalog clients, we offer a pre-approved card by soliciting customers when they place an order over the phone. The product, which works similarly to Quick Credit, enables us to extend a credit offer to a catalog customer at the completion of the order process.

    Customer service screens have prompts that, based on information from our client and the private label card program, direct the customer service representative to extend a promotional message. We provide credit card production services in a secured environment, embossing 9.5 million new cards in 2000.

    BILLING AND PAYMENT PROCESSING. We use automated technology for bill preparation, printing and mailing. Comingling statements, presorting and bar coding allow us to take advantage of postal discounts. We generated on behalf of our clients approximately 127.2 million statements in 2000. In addition, we also process customer payments using image processing technology to maximize efficiency. By doing so, we improve the funds availability for both our clients and for those private label receivables that we own or securitize.

    CUSTOMER CARE. Our customer care operations are influenced by our retail heritage. We focus our training programs in all areas on achieving the highest possible standards. We monitor our performance by conducting surveys with our clients and their customers. We have over 5,000 call center seats in 11 locations, and we handled over 115 million customer inquiries in 2000. Our call centers are equipped to handle phone, mail, fax and Internet inquiries. We also provide collection activities on delinquent accounts to support our retail private label credit card programs.

                                CREDIT SERVICES

    Through our Credit Services segment we provide a program that allows our clients to make private label credit cards available for their customers without having to commit financial resources to the funding of the receivables. We are able to finance and operate private label programs more effectively than a typical retailer can operate a stand-alone program, as we are able to fund receivables through our securitization program to achieve lower borrowing costs while having the infrastructure to support a variety of portfolio types and a large number of account holders.

    Through World Financial, we underwrite the accounts and fund purchases at 45 private label credit clients, representing 56.2 million cardholders and $2.1 billion of receivables as of March 31, 2001. Tracing back to our predecessor company, we have experience and expertise in successfully managing private label portfolios since 1986. Clients who utilize our credit services are predominantly specialty retailers. Our largest clients within this segment include The Limited and its retail affiliates, representing 59.2% of this segment's 2000 revenue, and Brylane, representing 21.1% of this segment's 2000 revenue.

    ACCOUNT UNDERWRITING AND RISK MANAGEMENT. We believe that an effective risk management process is important in both account underwriting and servicing. We use risk-based pricing in establishing

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pricing arrangements with our clients. We also use a risk analysis in establishing initial credit limits with cardholders. Because we process a large number of credit applications each year, we use automated proprietary scoring technology and verification procedures to process these applications. Our underwriting process involves the purchase of credit bureau information for each credit applicant. We obtain a credit report from one of the major credit bureaus based on the applicant's mailing address and the perceived strength of each credit bureau in that geographic region. In our initial credit evaluation process, we use one of our six proprietary scorecards that have been refined to reflect performance of the various retail programs. Credit scoring is based on several factors including delinquency history, number of recent credit inquiries and the amount of credit used and available. We continuously validate, monitor and maintain the scorecards, and we use resulting data to ensure optimal risk performance.

    We utilize the capabilities of our Marketing Services segment to develop and execute new account acquisition strategies that support our underwriting guidelines.

    We monitor and control the quality of our portfolio on a continuous basis by using behavioral scoring models to score each active account on its monthly cycle date. The behavioral scoring models dynamically evaluate credit limit assignments to determine whether credit limits should be increased, decreased or maintained based on the credit worthiness of the individual cardholder. Our proprietary scoring models consider such factors as how long the account has been on file, credit utilization, shopping patterns and trends, payment history and account delinquency.

    MERCHANT PROCESSING. We receive a merchant fee for processing each sales transaction charged to a private label credit card program for which we provide receivables funding. Processing includes authorization and settlement of the funds to the retailer, net of our merchant discount fee.

    RECEIVABLES FUNDING. We utilize a securitization program as our primary funding vehicle for private label credit card receivables. Securitizations involve the packaging and selling of both current and future receivable balances of credit card accounts to a master trust. Our Transaction Services segment retains rights to service the securitized accounts. Our securitizations are treated as sales for accounting purposes and, accordingly, the receivable is removed from the balance sheet. We retain an ownership interest in the receivables, which is commonly referred to as a seller's interest, and a residual interest in the trust, which is commonly referred to as an interest only strip.

    We securitize our receivables by selling them to a master trust. The master trust funds itself by issuing publicly traded bonds or selling notes to bank-sponsored multi-seller conduits who in turn issue commercial paper. The bonds and notes represent undivided interests in all of the receivables in the related master trust and may be split into separate series and classes that have different terms or maturities. The different classes of an individual series are structured to obtain specific credit ratings. Our seller's interest ranks equally in the right to repayment of principal with the most senior bondholders.

    Generally, each series involves an initial reinvestment period, which we refer to as a revolving period, in which the principal payments on receivables allocated to such series are returned to us and we reinvest in the trust new receivables from customer accounts. After the revolving period ends, principal payments allocated to the series are used to repay the investors. This period is referred to as the controlled amortization period. We currently have one series that has entered its controlled amortization period. The controlled amortization period is determined by the agreements governing each series. All series set forth early amortization events, which are deemed to occur if portfolio collections, less net charge-offs for bad debt, financing costs and servicing fees, drop below a minimum threshold. Because new receivables in designated accounts cannot be funded by the trust while a series is in early amortization, early amortization would require us to fund any new receivables or establish a new securitization vehicle. We do not have any series in early amortization.

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    Each month, each series is allocated its share of finance charge collections which is used to pay investors interest on their securities, to reimburse them for their share of losses due to charge-offs and to pay their share of servicing fees. Amounts remaining may be deposited in cash accounts of the trust as additional protection for future losses. Once each of these obligations is fully met, remaining finance charge collections, if any, are returned to us.

    We also maintain flexibility in our current securitization program by negotiating with bank-sponsored conduits. These conduits purchase an interest in receivables arising in designated accounts. These transactions also feature a revolving period in which principal payments on receivables allocated to the conduits are returned to us and reinvested in new receivables. These agreements also have early amortization triggers. Finance charge collections are used to pay certain obligations, including servicing fees, interest on the principal amount of the conduit's investment in the applicable receivables, and recouping charge-offs. After such allocation, remaining finance charge collections, if any, are returned to us.

    INTEREST ONLY STRIP. We retain a residual interest in the receivables that essentially represents an interest only strip. The fair value of the interest only strip is determined by the present value of the anticipated cash flows over the estimated outstanding period of the receivables. This anticipated excess cash flow consists of the excess of finance charges and past-due fees net of the sum of the return paid to bondholders, contractual servicing fees and credit losses.

    A significant factor affecting the level of anticipated cash flows is the rate at which the underlying principal of the securitized credit card receivables is reduced. Prepayments represent principal reductions in excess of the contractually scheduled reductions. Additional assumptions include estimated future credit losses and a discount rate commensurate with the risks involved. The rate of cardholder prepayments or defaults on credit card balances may be affected by a variety of economic factors, including interest rates and the availability of alternative financing, most of which are not within our control. A decrease in interest rates could cause cardholder prepayments to increase, thereby requiring a write down in the rate of the interest only strips.

    Assumptions regarding future prepayments and credit losses are subject to volatility that could materially affect operating results. Both the amount and timing of estimated cash flows are dependent on the performance of the underlying credit card receivables, and actual cash flows may vary significantly from expectations. If prepayments from cardholders or defaults by cardholders exceed our estimates, we may be required to decrease the carrying value of the interest only strips through a charge against earnings.

                               MARKETING SERVICES

    Our clients are focused on targeting, acquiring and retaining loyal and profitable customers. We create and manage marketing programs that result in securing more frequent and sustained customer purchasing. We utilize the information gathered through our loyalty programs to help our clients design and implement effective marketing programs. Our primary service for this segment is the Air Miles reward miles program, representing 72.2% of this segment's 2000 revenue. Our clients within this segment are specialty retailers, petroleum retailers, supermarkets and financial services providers. Our largest clients are Bank of Montreal, representing approximately 26.8% of this segment's 2000 revenue, and Canada Safeway, representing approximately 10% of this segment's 2000 revenue.

    AIR MILES REWARD MILES PROGRAM. We operate what we believe to be the largest loyalty program in Canada. This program, marketed under the Air Miles brand name, enables consumers to earn Air Miles reward miles as they shop across a range of retailers and other sponsors participating in the Air Miles reward miles program. The program has over 100 brand names represented by the program sponsors, including Shell Canada, Canada Safeway, Amex Bank of Canada (American Express), Bank of Montreal, Goodyear Canada and A&P Canada. Air Miles program members, known as collectors,

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can redeem reward miles for products and services such as plane tickets, gift certificates for groceries, movie and theater tickets, and free long distance phone calls. We make these reward opportunities available through over 180 rewards suppliers, including Canadian Airlines and Air Canada, the Toronto Blue Jays, Marine Land and A&P Canada. The Air Miles reward miles program has enabled sponsors to use this tool to increase revenues by bringing new customers to the sponsor, retaining existing customers and increasing the amount spent by customers. Based upon the most recent census data available, in 1999 our active participants represented over 58% of all Canadian households. We have issued over seven billion Air Miles reward miles since the program's inception in 1992.

    We deal with three primary parties in connection with our Air Miles reward miles program:

    - sponsors--our clients who enter the Air Miles reward miles program to build their customers' loyalty and increase sales from those customers;

    - collectors--customers of sponsors who enroll in the Air Miles reward miles program and become collectors of Air Miles reward miles; and

    - suppliers--suppliers of the rewards that we offer collectors, such as airlines and merchandise providers.

    SPONSORS

    The size of our collector base provides incentives for current sponsors to remain with the Air Miles reward miles program and prospective sponsors to join the Air Miles reward miles program. A sponsor enters into an agreement with us to secure exclusive rights for its particular region and product or service category, and to reward customers for changing their shopping behavior. Over a number of years, we have been able to develop a membership, or a collector base, of 6.5 million active collectors.

    COLLECTORS

    The major benefits of the Air Miles reward miles program to collectors are that they:

    - receive a common currency from multiple sponsors--Air Miles reward miles;

    - are able to generate additional Air Miles reward miles through their choice of sponsors in the Air Miles reward program; and

    - can redeem Air Miles reward miles at one location--through us.

    The Air Miles reward miles program offers a reward structure that provides a quick and easy way to earn a broad selection of travel, entertainment and other lifestyle rewards by shopping at participating sponsors. By virtue of the increasing number of sponsors who join the Air Miles reward program, collectors are able to accumulate Air Miles reward miles on much of their weekly spending, from gasoline, grocery and department store purchases to bank deposits. To increase the program's attractiveness to collectors and potential collectors, we have developed a variety of rewards and continue to add suppliers to the program.

    SUPPLIERS

    We enter into supply agreements with suppliers of rewards to the program such as airlines, movie theaters and manufacturers of consumer electronics. These supply agreements allow us to purchase goods at a set price from the suppliers. We make payments to suppliers pursuant to the contractual supply arrangement when a collector redeems the Air Miles reward miles.

    DATABASE MARKETING SERVICES. We have built and manage a large database containing information on approximately 85.7 million U.S. consumers. This database contains nearly five years of purchase information as well as details and results of marketing programs conducted over the last five years. In

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
addition, we provide database management services for our Air Miles reward miles program. This database contains Air Miles collection information for over
6.5 million Canadian households and the results of marketing programs conducted over the last seven years. Using this database, we have developed a suite of data mining and profiling products that enable our clients to better understand their customers and optimize opportunities for developing customer relationships.

    ENHANCEMENT SERVICES. We develop programs designed to maintain active customers while generating new revenue streams for our clients by cross-selling products and services to their existing customers. These services include sourcing, promoting and fulfillment of products. These products do not compete with the clients' merchandise offerings and include merchandise, travel clubs and credit life insurance programs.

    DIRECT MARKETING. We develop and execute programs designed to acquire and retain customers. We provide total program management using direct mail, telemarketing, in-store and on-line marketing strategies. Our services include strategy development, creative services, production and mailshop coordination. Selected programs include:

    - QUICK CREDIT. The cornerstone of our ability to cost-effectively acquire customers for our clients is our "Quick Credit" product, which allows us to quickly process new applications at point-of-sale terminals, cash register devices or web sites. We view this product as a competitive advantage for our private label card processing and servicing.

    - SMART STATEMENTS. Through our Smart Statement capabilities, we have transformed the traditional billing statement into a powerful marketing tool by targeting individual customers with billing statements containing personalized messages. Additionally, we can target a particular segment of the customer base and promote specific products and services to them based on customer profiles. Additionally, our "smart insert" function allows us to include a promotional incentive or coupon with the statement.

    - ON-LINE PRE-SCREEN. For catalog clients we offer a pre-approved card by soliciting customers when they place an order over the phone. The product, which works similarly to Quick Credit, enables us to extend a credit offer to a catalog customer at the completion of the order process.

    ONE-TO-ONE LOYALTY. We have developed a number of one-to-one, real-time electronic loyalty programs that enable our clients to increase the frequency of customer purchasing. Through our programs, our clients can recognize, acknowledge and reward good customers with instant reward programs that can be implemented at the point of sale. Using the retailer's existing point-of-sale terminal or cash register and our network services, we can capture points, communicate program status and issue awards to the consumer at the point of sale. Our stored value product, electronic gift certificates and prepaid cards also encourage consumer loyalty, especially among cash customers. The retailer issues stored value and prepaid cards that prominently display their logo and can only be used at their retail locations.

                   OUR MARKET OPPORTUNITY AND GROWTH STRATEGY

    The increasing acceptance of electronic payment systems, including credit, debit and stored value cards, generates transaction data on individual consumers, while the dramatic proliferation of technology has enabled companies to capture, access and easily use this information.

    While companies recognize the benefit of capturing and using purchasing data, many lack the economies of scale and core competencies necessary to support their own transaction processing infrastructure and card operations, including the extension of credit. In addition, many companies look externally for the expertise to develop and manage their marketing services. Thus, companies that provide the infrastructure to create, manage and facilitate electronic payment systems can create a

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
database of valuable information on the purchasing behavior of consumers that is critical for developing more targeted and effective marketing programs. For example, the use of private label credit cards creates an opportunity for retailers to strengthen consumer brand loyalty by encouraging repeat purchases through discounts and other special promotions.

    We will capitalize on our market opportunities by:

        INCREASING THE PENETRATION OF OUR PRODUCTS AND SERVICES TO EXISTING CLIENTS. We plan to further increase the number and types of products and services we provide to our existing client base.

        EXPANDING OUR CLIENT BASE IN OUR EXISTING MARKET SECTORS. We plan to acquire new clients in our traditional markets by continuing to distinguish ourselves as a provider of integrated transaction services, credit services and marketing services. We will benefit by what we believe will be a continued trend toward outsourcing as our existing clients and potential new clients have increasing needs for new technology and new skill sets.

        CONTINUING TO EXPAND OUR SERVICES AND CAPABILITIES TO HELP OUR CLIENTS SUCCEED IN MULTI-CHANNEL COMMERCE. We plan to help our clients in all channels they choose for distribution--whether in-store, catalog or the Internet. Our current client base is comprised predominantly of traditional storefront and catalog distribution channels. We can apply the systems and marketing programs we have built to support our store and catalog clients using the Internet.

        CONSIDERING FOCUSED, STRATEGIC ACQUISITIONS AND ALLIANCES. As we identify new opportunities or product gaps, we may consider focused acquisitions and alliances to enhance our competencies or increase our scale.

                               CLIENT CASE STUDY

    Victoria's Secret provides an example of our ability to integrate our products and services to assist our clients in facilitating transactions and communications with their customers, whether in stores, through catalogs or through web sites. We provide transaction services, credit services and marketing services to Victoria's Secret. The Victoria's Secret private label credit card that we issue allows us to capture a customer's name and address, as well as transaction data in any channel the customer chooses to shop. We deliver the information to our marketing database, which is supplemented with additional data from Victoria's Secret as well as from external sources. This gives us a detail-rich database that we, together with Victoria's Secret, use in developing customer acquisition strategies and managing customer relationships. We also utilize the information that we collect and manage for the private label credit card program to enhance our billing, payment processing and customer care services.

SAFEGUARDS TO OUR BUSINESS

    DISASTER AND CONTINGENCY PLANNING. We have a number of safeguards to protect us from the risks we face as a business. Given the significant amount of data that we manage, much of which is real-time data to support our clients' commerce initiatives, we have established redundant facilities for our data centers. We operate two data processing centers. In the event we experience an outage in one of our two data centers, we can move all processing to the other data center. Additionally, we have contracted with a third party to provide disaster and contingency planning in the event that both data centers experience an outage.

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
    PROTECTION OF INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS. We rely on a combination of copyright, trade secret and trademark laws, confidentiality procedures, contractual provisions and other similar measures to protect our proprietary information and technology used in each segment of our business. We do not currently hold any patents nor do we have any patent applications pending.

    We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technology, documentation and other proprietary information. Despite the efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain the use of our products or technology that we consider proprietary and third parties may attempt to develop similar technology independently. We pursue registration and protection of our trademarks primarily in the United States and Canada. Effective protection of intellectual property rights may be unavailable or limited in some countries. The laws of some countries do not protect our proprietary rights to the same extent as in the United States and Canada. We believe that our trademarks are important for our branding and corporate identification and marketing of our services in each segment.

COMPETITION

    The markets for our products and services are highly competitive. We compete with data processing companies, credit card issuers and traditional and online marketing companies, as well as with the in-house staffs of our current and potential clients.

    TRANSACTION SERVICES. The payment processing industry is highly competitive, especially among the five largest payment processors in the United States, which processed approximately 17.0 billion transactions during 1999. We are a leading provider of transaction services, processing 2.5 billion transactions in 2000 through approximately 138,000 of our point-of-sale terminals. According to the Faulkner and Gray Card Industry report, we were ranked fifth among U.S. payment processors in 1999. Our top three competitors have built their businesses by focusing on merchant banking relationships, while our focus has been on industry segments characterized by companies with large customer bases, detail-rich data and high transaction volumes. Our focus on specific market sectors allows us to develop and deliver solutions targeted to the needs of these sectors. This focus is consistent with our marketing strategy for all products and services. Additionally, we believe we effectively distinguish ourselves from other payment processors by providing solutions that help our clients leverage investments they have made in their payment systems by using these systems for electronic marketing programs.

    CREDIT SERVICES. Our credit services business competes primarily with financial institutions whose marketing focus has been on developing credit card programs with large revolving balances. These competitors further drive their businesses by cross-selling their other financial products to their cardholders. Our focus has been on targeting retailers that understand the competitive advantage of developing loyal customers. Typically these retailers have customers that make more frequent and smaller transactions. This results in the effective capture of detail-rich data within our database marketing services, allowing us to mine and analyze this data to develop successful customer relationship management strategies for our clients.

    As an issuer of private label credit cards, we compete with other payment methods, primarily general-purpose credit cards like Visa, MasterCard and American Express, as well as cash, checks and debit cards.

    MARKETING SERVICES. As a provider of marketing services, we generally compete with advertising and other promotional and loyalty programs, both traditional and online, for a portion of a client's total marketing budget. In addition, we compete against internally developed products and services created by our existing and potential clients. For each of our marketing services, we expect competition to intensify as more competitors enter our market. In addition, new competitors with our Air Miles reward program may target our sponsors and reward miles collectors as well as draw rewards from our

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
rewards suppliers. Our ability to generate significant revenue from clients and loyalty partners will depend on our ability to differentiate ourselves through the products and services we provide and the attractiveness of our loyalty and rewards programs to consumers. The continued attractiveness of our loyalty and rewards programs will depend in large part on our ability to remain affiliated with sponsors that are desirable to consumers and to offer rewards that are both attainable and attractive to consumers. Intensifying competition will make it more difficult for us to do this. For our database marketing services, our ability to continue to capture detailed transaction data on consumers is critical in providing effective customer relationship management strategies for our clients.

REGULATION

    PRIVACY LEGISLATION. The enactment of legislation or industry regulations arising from public concern over consumer privacy issues could have a material adverse impact on our marketing services. Restrictions could be placed upon the collection and use of information, in which case our cost of collecting some kinds of data might be materially increased. Legislation or industry regulation could also prohibit us from collecting or disseminating certain types of data, which could adversely affect our ability to meet our clients' expectations.

    The Gramm-Leach-Bliley Act, which became law in November 1999, requires financial institutions to comply with various notice procedures in order to disclose nonpublic personal information about their consumers to nonaffiliated third parties and restricts their ability to share account numbers. The requirements of this law also apply to the disclosure of any list, description or other grouping of consumers derived from nonpublic personal information. This law makes it more difficult to collect and use information that has been legally available and may increase our costs of collecting some data. This law also requires us to disclose our privacy policies and practices to consumers. New regulations under the Gramm-Leach-Bliley Act that take effect in July 2001 will give credit card customers the ability to opt out of having information generated by their credit card purchases shared with other parties or the public.

    On April 13, 2000, the Canadian federal government and Minister of Industry of Canada enacted the Personal Information Protection and Electronic Documents Act. This act, which became effective on January 1, 2001, comprises comprehensive private sector privacy legislation that applies to organizations engaged in any commercial activities in Canada. It enacted into law 10 privacy principles from the Canadian Standards Association's Model Privacy Code. This act requires organizations to obtain consent to the collection, use or disclosure of personal information. The nature of the required consent will depend on the sensitivity of the personal information and will permit personal information to be used only for the purposes for which it was collected. The Province of Quebec has had similar privacy legislation applicable to the private sector in that province since 1994 and other provinces are considering further privacy legislation. We have taken steps with the Air Miles reward miles program to comply with the new law.

    FAIR CREDIT REPORTING ACT. The Fair Credit Reporting Act regulates consumer reporting agencies. Under this Act, an entity risks becoming a consumer reporting agency if it furnishes consumer reports to third parties. A consumer report is a communication of information which bears on a consumer's creditworthiness, credit capacity, credit standing or certain other characteristics and which is collected or used or expected to be used to determine the consumer's eligibility for credit, insurance, employment or certain other purposes. The Fair Credit Reporting Act explicitly excludes from the definition of consumer report a report containing information solely as to transactions or experiences between the consumer and the entity making the report. An entity may share consumer reports with any of its affiliates so long as that entity provides consumers with an appropriate disclosure and an opportunity to opt out of this affiliate sharing.

    Our objective is to conduct our operations in a manner that would fall outside the definition of a consumer reporting agency under the Fair Credit Reporting Act. If we were deemed to be a consumer reporting agency, however, we would be subject to a number of complex and burdensome regulatory requirements and restrictions. These restrictions could have a significant adverse economic impact on us.

    INTERSTATE TAXATION. Several states have passed legislation that attempts to tax the income from interstate financial activities, including credit cards, derived from accounts held by local state residents. We believe that this legislation will not materially affect us. Our belief is based upon the enforceability of such legislation, prior court decisions and the volume of business we conduct in states that have passed this legislation.

    REGULATION OF THE BANK. World Financial is a limited purpose credit card bank chartered as a national banking association and a member of the Federal Reserve System. The Bank Insurance Fund, which is administered by the Federal Deposit Insurance Corporation, insures the deposits of World Financial. World Financial is subject to regulation and examination by the Office of the Comptroller of the Currency, its primary regulator, and is also subject to regulation by the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation, as back-up regulators. World Financial is not a "bank" as defined under the Bank Holding Company Act; instead, it is a credit card bank because it is in compliance with the following requirements:

    - it engages only in credit card operations;

    - it does not accept demand deposits or deposits that the depositor may withdraw by check or similar means for payment to third parties;

    - it does not accept any savings or time deposits of less than $100,000, except for deposits pledged as collateral for extensions of credit;

    - it maintains only one office that accepts deposits; and

    - it does not engage in the business of making commercial loans.

    If World Financial failed to meet the credit card bank criteria described above, World Financial would be a "bank" as defined by the Bank Holding Company Act, subjecting us to the provisions, requirements and restrictions of the Bank Holding Company Act as a bank holding company. We believe that becoming a bank holding company would significantly harm us, as we would be required to either divest our non-banking activities or cease all activities that are not permissible for a bank holding company and its affiliates.

    INVESTMENT IN OUR COMPANY AND WORLD FINANCIAL NETWORK NATIONAL
BANK. Because of our ownership of World Financial, certain acquisitions of our common stock may be subject to regulatory approval or notice under Federal law. Investors are responsible for insuring that they do not directly or indirectly acquire our common stock in excess of the amount that can be acquired without regulatory approval.

    EXPORTATION OF INTEREST RATES AND FEES. National banks such as World Financial may charge interest at the rate allowed by the laws of the state where the bank is located, and may "export" those interest rates on loans to borrowers in other states, without regard to the laws of such other states. In 1996, the United States Supreme Court ruled that national banks may also impose fees material to a determination of the interest rate allowed by the laws of the state where the national bank is located on borrowers in other states, without regard to the laws of such other states. The Supreme Court based its opinion largely on its deference to a regulation adopted by the Office of the Comptroller of the Currency that includes certain fees, including late fees, over limit fees, annual fees, cash advance fees and membership fees, within the term "interest" under the provision of the National Bank Act that has been interpreted to permit national banks to export interest rates. As a result, national banks such as World Financial may export such fees.

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
    DIVIDENDS AND TRANSFERS OF FUNDS. Federal law limits the extent to which World Financial can finance or otherwise supply funds to us and our affiliates through dividends, loans or otherwise. These limitations include:

    - minimum regulatory capital requirements; and

    - restrictions concerning the payment of dividends out of net profits or surplus and Sections 23A and 23B of the Federal Reserve Act governing transactions between a bank and its affiliates.

    In general, Federal law prohibits a national bank such as World Financial from making dividend distributions on common stock if the dividend would exceed currently available undistributed profits. In addition, World Financial must get prior approval from the Office of the Comptroller of the Currency for a dividend if the distribution would exceed current year net income combined with retained earnings from the prior two years less dividends paid cumulatively in the last two years and the current fiscal year. World Financial cannot make a dividend payment if the distribution would cause it to fail to meet applicable capital adequacy standards.

    COMPTROLLER OF THE CURRENCY

    SAFETY AND SOUNDNESS. The Federal Deposit Insurance Corporation Improvement Act of 1991 requires banking agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation. This act also provides that regulatory action may be taken against a bank that does not meet such standards.

    CAPITAL ADEQUACY. World Financial is subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, World Financial must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require World Financial to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets, and of Tier 1 capital to average assets. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least six percent, a total capital ratio of at least 10 percent and a leverage ratio of at least five percent and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least four percent, a total capital ratio of at least eight percent and a leverage ratio of at least four percent, but three percent is allowed in some cases. Under these guidelines, World Financial is considered well capitalized. As of March 31, 2001, World Financial's Tier 1 capital ratio was 15.8%, total capital ratio was 16.0% and leverage ratio was 52.7%, and World Financial was not subject to a capital directive order.

    The Office of the Comptroller of the Currency's risk-based capital standards explicitly consider a bank's exposure to a decline in the economic value of its capital due to changes in interest rates when evaluating a bank's capital adequacy. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from adverse movements in interest rates. This evaluation is made as a part of World Financial's regular safety and soundness examination.

    FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991. The Improvement Act requires the Federal Deposit Insurance Corporation to implement a system of risk-based premiums for deposit insurance. Pursuant to this system, the premiums paid by a depository institution will be based on the probability that the FDIC will incur a loss in respect of that institution. The FDIC has adopted a system that imposes insurance premiums based upon a matrix that takes into account a bank's capital level and supervisory rating. Due to its capital level and supervisory rating, World Financial currently pays the lowest rate on deposit insurance premiums.

    Under the Improvement Act, only "well capitalized" and "adequately capitalized" banks may accept brokered deposits. "Adequately capitalized" banks, however, must first obtain a waiver from the FDIC before accepting brokered deposits and these deposits may not pay rates that significantly exceed the rates paid on deposits of similar size and maturity accepted from the bank's normal market area or the national rate on deposits of comparable maturity, as the FDIC determines, for deposits from outside the bank's normal market area. World Financial issues certificates of deposit in amounts of $100,000 or greater.

    LENDING ACTIVITIES. World Financial's activities as a credit card lender are also subject to regulation under various Federal consumer protection laws including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Community Reinvestment Act, the Soldiers' and Sailors' Civil Relief Act and state consumer protection laws. Regulators are authorized to impose penalties for violations of these statutes and, in certain cases, to order banks such as World Financial to pay restitution to injured cardholders. Cardholders may also bring actions for violations of these regulations. Federal and state bankruptcy and debtor relief laws also affect World Financial's ability to collect outstanding balances owed by cardholders who seek relief under these laws.

    For the purposes of the Office of the Comptroller of the Currency's Community Reinvestment Act regulations, World Financial has applied for and received a limited purpose designation. The regulations subject banks receiving such a designation to a community development test for evaluating required Community Reinvestment Act compliance. The community development performance of a limited purpose bank is evaluated pursuant to various criteria involving qualified investments and community development services. As of March 31, 2001, World Financial was in full compliance with its responsibilities under the Act.

    CONSUMER AND DEBTOR PROTECTION LAWS. From time to time legislation has been proposed in Congress to limit interest rates and fees that could be charged on credit card accounts or otherwise restrict practices of credit card issuers. If this or similar legislation is proposed and adopted, our ability to collect on account balances or maintain previous levels of finance charges and other fees could be adversely affected. Additionally, changes have been proposed to the Federal bankruptcy laws. Changes in Federal bankruptcy laws and any changes to state debtor relief and collection laws could adversely affect us if these changes result in, among other things, accounts being charged off as uncollectible and additional administrative expenses. It is unclear at this time whether and in what form any legislation will be adopted or, if adopted, what its impact on us would be. Congress may in the future consider other legislation that would materially affect the credit card and related fee-based services industries.

    Existing laws and regulations may permit class action lawsuits on behalf of customers in the event of violations of applicable laws, and these lawsuits can be very expensive to defend, even without any violation. If a class action were determined adversely, it might have a material adverse effect on us.

EMPLOYEES

    As of March 31, 2001, we had approximately 6,500 employees in the United States, Canada and New Zealand.

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
LEGAL PROCEEDINGS

    From time to time, we are involved in various claims and lawsuits incidental to our business, including claims and lawsuits alleging breaches of contractual obligations.

    Service Merchandise, Inc., which is in voluntary Chapter 11 bankruptcy, and its subsidiary Service Credit Corp., as plaintiffs, have filed an action against World Financial in U.S. Bankruptcy Court for the Middle District of Tennessee. The plaintiffs are alleging claims of breach of contract, anticipatory breach of contract, and violations of the automatic stay provisions of the U.S. Bankruptcy Code. The action centers around claims that World Financial violated various contractual provisions of a private label credit card program agreement for Service Merchandise that World Financial entered into with Service Merchandise and Service Credit Corp. Plaintiffs allege that World Financial violated the agreement, by among other things, unilaterally revising the credit standards applicable to existing cardholders and withholding monthly program payments from Service Credit Corp. In April 2000, we moved to dismiss the amended complaint. On November 9, 2000, the Bankruptcy Court issued an order dismissing a portion of the counts of the amended complaint, but allowing plaintiffs to go forward with other claims for breach of contract, anticipatory breach of contract and violation of the automatic stay. On January 5, 2001, we answered the plaintiffs' complaint, denying their material allegations and asserting affirmative defenses. We were granted leave by the Bankruptcy Court to file counterclaims against both plaintiffs. Through these counterclaims, we are seeking to recover from Service Merchandise and Service Credit various amounts, cumulatively exceeding $30.0 million, that we contend are due and owing to us. Service Merchandise and Service Credit Corp. filed a joint answer with affirmative defenses on April 26, 2001. Neither Service Merchandise nor Service Credit Corp. have specified the amount of damages that they are seeking from us but do claim, among other things, that World Financial's conduct caused the plaintiffs to suspend, and later terminate, the private label card program agreement. The plaintiffs generally claim they suffered damages through unpaid amounts that they allege World Financial owes them, lost sales and profits, the loss of the economic benefits of the World Financial credit card program, and a loss of enterprise value. Given the early stage of the litigation, we are unable to determine whether the ultimate resolution of the claims by and against World Financial will have a material effect on our business, financial condition or operating results. We intend to defend World Financial's interests vigorously.

    On November 16, 2000, in the United States District Court, Southern District of Florida, Miami Division, a group of World Financial cardholders filed a putative class action complaint against World Financial. The plaintiffs, individually and on behalf of all others similarly situated, commenced the action alleging that World Financial engaged in a systematic program of false, misleading, and deceptive practices to improperly bill and collect consumer debts from thousands of cardholders. The suit stems from World Financial's practices involved in calculating finance charges and in crediting cardholder payments on the next business day if received after 6:30 a.m. The plaintiffs contend that such practices are deceptive and result in the imposition of excessive finance charges and other penalties to cardholders. The plaintiffs allege that World Financial, through such practices, has violated several federal and Florida state consumer protection statutes and breached cardholder contracts. The plaintiffs have not specified an amount of damages, but have requested, individually and on behalf of a putative class, monetary and punitive damages for the alleged stated claims and permanent injunctions for alleged statutory violations. This complaint was subsequently amended to include our subsidiary, ADS Alliance Data Systems, Inc., as a defendant. We believe these allegations are without merit and intend to defend this matter vigorously.

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
PROPERTIES

    The following table sets forth information with respect to our principal facilities.

                                                              CURRENT
                                                              MONTHLY     APPROXIMATE         LEASE
                                                             BASE LEASE     SQUARE          EXPIRATION
LOCATION                                 SEGMENT                RENT        FOOTAGE            DATE
--------                       ----------------------------  ----------   -----------   ------------------
Northglenn, Colorado........   Transaction Services          $   37,104       65,000    August 31, 2007
Kennesaw, Georgia...........   Transaction Services          $   22,560       20,068    October 8, 2006
Buffalo Grove, Illinois.....   Transaction Services          $   35,669       24,320    February 29, 2010
Lenexa, Kansas..............   Transaction Services          $   45,244       65,000    January 31, 2008
Minneapolis, Minnesota......   Marketing Services and        $   31,997       28,442    August 31, 2004
                               Transaction Services
Voorhees, New Jersey........   Transaction Services          $   75,431       67,050    January 1, 2005
Columbus, Ohio..............   Transaction Services          $   36,536      103,161    January 31, 2008
Columbus, Ohio..............   Transaction Services and      $   74,928      100,800    May 31, 2006
                               Credit Services
Columbus, Ohio..............   Transaction Services          $   14,400       57,600    August 31, 2004
Columbus, Ohio..............   Marketing Services,           $   40,733       54,615    August 31, 2007
                               Transaction Services and
                               Credit Services
Reno, Ohio..................   Credit Services               $   11,128       12,140    April 30, 2002
Zanesville, Ohio............   Credit Services               $    5,850        5,400    April 1, 2006
Johnson City, Tennessee.....   Transaction Services          $   44,925       45,000    October 19, 2010
Dallas, Texas...............   Marketing Services and        $  114,228      114,419    November 30, 2009
                               Transaction Services
Dallas, Texas...............   Transaction Services and      $  121,000      114,419    October 10, 2010
                               Credit Services
Dallas, Texas...............   Marketing Services,           $   57,479       61,750    July 31, 2007
                               Transaction Services and
                               Credit Services
Dallas, Texas...............   Transaction Services          $   18,224       72,897    April 30, 2006
San Antonio, Texas..........   Transaction Services          $   47,692       67,540    January 31, 2002
Mississauga, Ontario,                                        $   36,850       39,027    August 31, 2009
  Canada....................   Marketing Services
Toronto, Ontario, Canada....   Marketing Services            $  228,700      137,411    September 16, 2007
Montreal, Quebec,                                            $    5,846        6,093
  Canada....................   Marketing Services                                       June 30, 2009
Calgary, Alberta, Canada....   Marketing Services            $    9,313        8,120    December 31, 2004
Auckland, New Zealand.......   Transaction Services          $   12,041       11,700    September 13, 2005
                                                             ----------    ---------
  Total.....................                                 $1,127,878    1,281,972
                                                             ==========    =========

    We believe our current and proposed facilities are suitable to our businesses and that we will be able to lease, purchase or newly construct additional facilities as needed.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the name, age and positions of each of our executive officers, business unit presidents and directors as of the date of this prospectus:

NAME                                                 AGE                             POSITION
----                                        ---------------------   ------------------------------------------
J. Michael Parks..........................                     50   Chairman of the Board of Directors,
                                                                      Chief Executive Officer and President
Ivan M. Szeftel...........................                     47   Executive Vice President and President,
                                                                      Retail Credit Services
John W. Scullion..........................                     44   President and Chief Executive Officer,
                                                                      The Loyalty Group
Michael A. Beltz..........................                     45   Executive Vice President and President,
                                                                      Transaction Services Group
Edward J. Heffernan.......................                     38   Executive Vice President and
                                                                      Chief Financial Officer
Dwayne H. Tucker..........................                     44   Executive Vice President and
                                                                      Chief Administrative Officer
Steven T. Walensky........................                     43   Executive Vice President and
                                                                      Chief Information Officer
Carolyn S. Melvin.........................                     48   Senior Vice President, Secretary and
                                                                    General Counsel
Robert P. Armiak..........................                     39   Vice President and Treasurer
Michael D. Kubic..........................                     45   Vice President, Corporate Controller and
                                                                      Chief Accounting Officer
Richard E. Schumacher, Jr.................                     34   Vice President, Tax
Bruce K. Anderson.........................                     61   Director
Roger H. Ballou...........................                     50   Director
Anthony J. deNicola.......................                     36   Director
Daniel P. Finkelman.......................                     45   Director
Kenneth R. Jensen.........................                     57   Director
Robert A. Minicucci.......................                     49   Director
Bruce A. Soll.............................                     43   Director

    J. MICHAEL PARKS, chairman of the board of directors, chief executive officer and president, joined us in March 1997. Before joining us, Mr. Parks was president of First Data Resources, the credit card processing and billing division of First Data Corporation, from December 1993 to July 1994. Mr. Parks joined First Data Corporation in July 1976 where he gained increased responsibility for sales, service, operations and profit and loss management during his 18 years of service. Mr. Parks holds a Bachelor's degree from the University of Kansas.

    IVAN M. SZEFTEL, executive vice president and president of our Retail Credit Services business unit, joined us in May 1998. Before joining us, he served as chief operating officer of Forman Mills, Inc. from November 1996 to April 1998. Prior to that, he served as a director and executive vice president and chief financial officer of Charming Shoppes, Inc. from November 1981 to February 1996. Mr. Szeftel holds Bachelor's and post graduate degrees from the University of Cape Town and is a Certified Public Accountant in the State of Pennsylvania.

    JOHN W. SCULLION, president and chief executive officer of Loyalty Management Group Canada Inc., joined The Loyalty Group in October 1993. Prior to becoming president, he served as chief financial officer for The Loyalty Group. Prior to that, he served as chief financial officer of The Rider Group from September 1988 to October 1993. Mr. Scullion holds a Bachelor's degree from the University of Toronto.

    MICHAEL A. BELTZ, executive vice president and president of our Transaction Services Group, joined us in May 1997. From May 1997 to January 2001, he served as executive vice president and then president of business development and planning. He is responsible for transaction services, U.S. based marketing services, new market identification and acquisitions. Before joining us, he served as executive vice president of sales and acquisitions of First Data Corporation from July 1983 to April 1997. Mr. Beltz holds a Bachelor's degree from the University of Nebraska.

    EDWARD J. HEFFERNAN, executive vice president and chief financial officer, joined us in May 1998. Before joining us, he served as vice president, mergers and acquisitions for First Data Corporation from October 1994 to May 1998. Prior to that he served as vice president, mergers and acquisitions for Citicorp from July 1990 to October 1994, and prior to that he served in corporate finance at Credit Suisse First Boston Corporation from June 1986 until July 1990. He holds a Bachelor's degree from Wesleyan University and an MBA from Columbia Business School.

    DWAYNE H. TUCKER, executive vice president and chief administrative officer, joined us in June 1999. He is responsible for human resources, facilities, legal services, corporate communications and corporate marketing. Before joining us, he served as vice president of human resources for Northwest Airlines from February 1998 to February 1999 and as senior vice president of human resources for First Data Corporation from March 1990 to February 1998. Mr. Tucker holds a Bachelor's degree from Tennessee State University.

    STEVEN T. WALENSKY, executive vice president and chief information officer, joined us in July 1998. He is responsible for management of the corporate information services organization. Before joining us, he served as senior vice president of data center services for First Data Corporation from October 1995 to June 1998. Prior to that, he held management positions with Visa International and Sprint. Mr. Walensky holds a Bachelor's degree from Rockhurst College.

    CAROLYN S. MELVIN, senior vice president of legal services, general counsel and secretary, joined us in September 1995 as vice president, general counsel and secretary of World Financial. She is responsible for legal, internal audit and compliance. Before joining us, she served as vice president and counsel for National City Corporation from December 1982 until September 1995. Ms. Melvin holds a Bachelor's degree from Dickinson College and a J.D. from Ohio State University College of Law.

    ROBERT P. ARMIAK, vice president and treasurer, joined us in February 1996. He is responsible for cash management, hedging strategy, risk management and capital structure. Before joining us, he held several positions, including most recently, treasurer, at FTD Inc. from August 1990 to February 1996. He holds a Bachelor's degree from Michigan State University and an MBA from Wayne State University.

    MICHAEL D. KUBIC, vice president, corporate controller and chief accounting officer, joined us in October 1999. Before joining us, he served as vice president of finance for Kevco, Inc. from March 1999 to October 1999. Prior to that he served as vice president and corporate controller for BancTec, Inc. from September 1993 to February 1998. Mr. Kubic holds a Bachelor's degree from the University of Massachusetts and is a Certified Public Accountant in the State of Texas.

    RICHARD E. SCHUMACHER, JR., vice president of tax, joined us in October 1999. He is responsible for corporate tax affairs. Before joining us, he served as tax senior manager for Deloitte & Touche LLP from 1989 to October 1999 where he was responsible for client tax services and practice management and was in the national tax practice serving the banking and financial services industry.

Mr. Schumacher holds a Bachelor's degree from Ohio State University and a Master's from Capital University Law and Graduate School and is a Certified Public Accountant in the State of Ohio.

    BRUCE K. ANDERSON has served as a director since our merger in August 1996. Since March 1979, he has been a partner and co-founder of the investment firm, Welsh, Carson, Anderson & Stowe. Prior to that, he spent nine years with ADP where, as executive vice president and a member of the board of directors, he was active in corporate development and general management. Before joining ADP, Mr. Anderson spent four years in computer marketing with IBM and two years in consulting. Mr. Anderson is currently a director of Amdocs Limited. He holds a Bachelor's degree from the University of Minnesota.

    ROGER H. BALLOU has served as a director since February 2001. Mr. Ballou has been a self-employed consultant since October 2000. Before that time, Mr. Ballou had served as chairman and chief executive officer of Global Vacation Group, Inc. from April 1998 to September 2000. Prior to that, he was a senior advisor for Thayer Capital Partners from September 1997 to April 1998. From April 1995 to August 1997, he served as vice chairman and chief marketing officer, then as president and chief operating officer, of Alamo
Rent-a-Car, Inc. Mr. Ballou is currently chairman of the U.S. National Tourism Organization, and served as chairman of the Government Affairs Council from 1995 to 1997. Mr. Ballou is currently a director of American Medical Security Group, Inc. Mr. Ballou holds a Bachelor's degree from the Wharton School of the University of Pennsylvania and an MBA from the Tuck School of Business at Dartmouth.

    ANTHONY J. DENICOLA has served as a director since our merger in August 1996. Mr. deNicola is a partner with Welsh, Carson, Anderson & Stowe, joining the firm in April 1994. Prior to that, he spent four years with William Blair & Company, financing middle market buy-outs from July 1990 to February 1994. Mr. deNicola is currently a director of Centennial Cellular Corp. and NTELOS Inc. He holds a Bachelor's degree from DePauw University and an MBA from Harvard Business School.

    DANIEL P. FINKELMAN has served as a director since January 1998.
Mr. Finkelman is senior vice president of The Limited, Inc. and is responsible for all brand and business planning for that specialty retailer. He has been employed with The Limited since August 1996. Before joining The Limited, he was self-employed as a consultant from February 1996 to August 1996 and he served as executive vice president of marketing for Cardinal Health, Inc. from May 1994 to February 1996. Prior to that, he was a partner with McKinsey & Company where he was co-leader of the firm's marketing practice, focusing on loyalty and customer relationship management. Mr. Finkelman holds a Bachelor's degree from Grinnell College and graduated as a Baker Scholar at Harvard Business School.

    KENNETH R. JENSEN became a director in February 2001. Mr. Jensen has been executive vice president, chief financial officer, treasurer, assistant secretary and a director of Fiserv, Inc., a public company engaged in data processing outsourcing, since July 1984. He was named senior executive vice president of Fiserv in 1986. Mr. Jensen holds a Bachelor's degree from Princeton University in Economics, an MBA from the University of Chicago in Accounting, Economics and Finance and a Ph.D. from the University of Chicago in Accounting, Economics and Finance.

    ROBERT A. MINICUCCI has served as a director since our merger in August 1996. Mr. Minicucci is a partner with Welsh, Carson, Anderson and Stowe, joining the firm in August 1993. Before joining Welsh, Carson, Anderson & Stowe, he served as senior vice president and chief financial officer of First Data Corporation from December 1991 to August 1993. Mr. Minicucci is currently a director of Amdocs Limited. Mr. Minicucci holds a Bachelor's degree from Amherst College and an MBA from Harvard Business School.

    BRUCE A. SOLL has served as a director since February 1996. Mr. Soll is senior vice president and counsel of The Limited, where he has been employed since September 1991. Before joining The Limited, he served as the Counsellor to the Secretary of Commerce in the Bush Administration from February 1989 to September 1991 where he was a senior policy official, focusing on international trade, telecommunications and technology. Mr. Soll holds a Bachelor's degree from Claremont McKenna College and a J.D. from the University of Southern California Law School.

CLASSES OF BOARD OF DIRECTORS

    Our certificate of incorporation authorizes there to be between six and 12 directors. Our board of directors currently consists of eight members.
Kenneth R. Jensen and Roger H. Ballou were elected as independent directors in February 2001, and we intend to designate one additional independent director after consummation of this offering. Our board is divided into three classes that serve staggered three-year terms, as follows:

CLASS                                 EXPIRATION OF TERM           MEMBERS
-----                                 ------------------   -----------------------
Class I.............................         2004          Anthony J. deNicola,
                                                           Bruce A. Soll,
                                                           Kenneth R. Jensen

Class II............................         2002          Bruce K. Anderson,
                                                           Daniel P. Finkelman
                                                           Roger H. Ballou

Class III...........................         2003          Robert A. Minicucci,
                                                           J. Michael Parks

Newly elected directors and any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. There are no family relationships among any of our directors, executive officers or division presidents.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our board of directors presently has three committees, consisting of the audit committee, the compensation committee and the capital budget committee.

    The audit committee, which consists of Kenneth R. Jensen, Roger H. Ballou and Anthony J. deNicola, will review the scope and approach of the annual audit, our financial statements and related auditors' report and the auditors' comments relative to the adequacy of our system of internal controls and financial reporting. The audit committee will also recommend to our board of directors the appointment of independent public accountants for the following year. In accordance with New York Stock Exchange regulations, the members of the audit committee are independent directors who are financially literate, at least one of whom has significant experience in accounting or finance matters. Our audit committee has adopted and will periodically review a written charter that will specify the scope of its responsibilities.

    The compensation committee, which consists of Robert A. Minicucci and Daniel P. Finkelman and will include a third nonemployee director, will review management compensation levels and provide recommendations to our board of directors regarding salaries and other compensation for our executive officers, including bonuses and incentive plans, and administer specific matters with respect to our stock option plan.

    The capital budget committee, which currently consists of Anthony J. deNicola and Bruce A. Soll, has the power and authority of the board of directors to adopt our capital expenditure budget and to evaluate and authorize any and all capital expenditures that exceed $1 million.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to this offering, our board of directors or the compensation committee made decisions relating to the compensation of Mr. Parks and the executive officers reporting directly to him. During this time, Mr. Parks participated in all discussions concerning compensation of the executive officers reporting directly to him, except that Mr. Parks was excluded from discussions regarding his own compensation. None of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our board of directors or on the compensation committee of our board of directors.

DIRECTOR COMPENSATION

    All directors are reimbursed for reasonable out-of-pocket expenses incurred while serving on the board of directors and any committee of the board of directors. Our non-employee directors currently participate in our amended and restated stock option and restricted stock plan. Individuals who are non-employee directors on the closing date of this offering will have a choice of receiving either (1) a nonqualified stock option to purchase 42,000 shares of our common stock at an exercise price equal to the initial public offering price or (2) a nonqualified stock option to purchase 28,500 shares of our common stock, at an exercise price equal to the fair market value at the date of grant, plus cash compensation of $15,000 annually, $1,000 for each board meeting attended and $500 for each committee meeting attended. Non-employee directors who are elected after this offering will make this choice of compensation alternatives upon becoming directors and will receive the nonqualified stock options on the date that they first become directors.

EXECUTIVE COMPENSATION

    The following table sets forth the annual and long-term compensation for the year ended December 31, 2000 for our chief executive officer, our four other most highly compensated executive officers and one additional executive officer who would have been one of our four most highly compensated executive officers if he had continued to be employed with us as of December 31, 2000. These six individuals are referred to as the named executive officers.

                                                ANNUAL                         LONG-TERM
                                             COMPENSATION                     COMPENSATION
                                         ---------------------   --------------------------------------
                                                                                         SECURITIES
                                                                     RESTRICTED          UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION              SALARY ($)   BONUS(1)   STOCK AWARDS($)(2)   OPTIONS, SARS (#)    COMPENSATION
---------------------------              ----------   --------   ------------------   -----------------   --------------
J. Michael Parks.......................   $475,000    $372,000       $1,800,000             230,000          $ 33,482
  Chairman of the Board,
  Chief Executive Officer and President

Ivan M. Szeftel........................   $335,000    $179,800       $  525,000              80,000          $ 21,135
  Executive Vice President and
  President, Retail Credit Services

Michael A. Beltz.......................   $260,000    $198,200       $  525,000              80,000          $ 15,503
  Executive Vice President and
  President, Transaction Services Group

John W. Scullion(3)....................   $255,104    $134,006       $  525,000              80,000          $ 11,993
  President and Chief Executive
  Officer, The Loyalty Group

Edward K. Mims(4)......................   $214,077    $113,377       $  525,000              80,000          $290,787
  Executive Vice President
  and Chief Financial Officer

James E. Anderson(5)...................   $233,692    $117,500       $  525,000              80,000          $ 17,176
  Executive Vice President and
  President, Utilities Services

------------------------

(1) Bonuses represent amounts earned by each executive officer during the referenced year, although paid in the following year. Bonuses are determined based upon the achievement of operating income, various financial and operational objectives and individual objectives.


(2) Amounts in this column represent the value of the following performance-based restricted stock awards issued in September 2000 at $15.00 per share: 120,000 shares to Mr. Parks and 35,000 shares to each of Messrs. Szeftel, Beltz, Scullion, Mims and Anderson. The value of the restricted stock awards, based upon the initial public offering price of $12.00 per share, is $1,440,000 for Mr. Parks and $420,000 for each of Messrs. Szeftel, Beltz, Scullion, Mims and Anderson. These awards will not vest unless specific performance measures tied to either EBITDA or return on stockholders' equity are met. If these performance measures are met, some of these restricted shares will vest at the end of a five year period, but some can vest on a more accelerated basis if certain annual EBITDA performance targets are met. Twenty percent of each participant's award vested on February 6, 2001 based on our EBITDA in 2000.


(3) Mr. Scullion's salary, bonus and all other compensation are paid in Canadian dollars. Amounts reflected are converted to U.S. dollars at an average conversion rate for the year of $0.67.

(4) Mr. Mims commenced employment with us in February 1998 and resigned effective October 11, 2000. All other compensation includes the lump-sum payment of $269,923 received in 2000 by Mr. Mims as part of his severance agreement.

(5) Mr. Anderson commenced employment with us in May 1997 and resigned effective December 31, 2000.

    All other compensation amounts include our matching contributions to the 401(k) and Retirement Savings Plan, the Supplemental Executive Retirement Plan, the life insurance premiums we pay on behalf of each executive officer and long-term disability expenses as follows:

                                                              LIFE INSURANCE              LONG-TERM
                                                401(K) PLAN      PREMIUMS        SERP     DISABILITY   SEVERANCE
                                                -----------   --------------   --------   ----------   ---------
J. Michael Parks..............................    $11,580         $  172       $21,730      $   --     $     --

Ivan M. Szeftel...............................    $11,580         $  149       $ 9,406      $   --     $     --

Michael A. Beltz..............................    $ 9,980         $  115       $ 5,408      $   --     $     --

John W. Scullion..............................    $    --         $4,221       $    --      $7,722     $     --

Edward K. Mims................................    $13,180         $  108       $ 7,577      $   --     $269,923

James E. Anderson.............................    $11,580         $  103       $ 5,493      $   --     $     --

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information concerning option grants made to the named executive officers during 2000 pursuant to our stock option plan.

                                              INDIVIDUAL GRANTS
                              --------------------------------------------------
                                           PERCENTAGE OF                           POTENTIAL REALIZABLE VALUE AT
                              NUMBER OF    TOTAL OPTIONS                              ASSUMED ANNUAL RATES OF
                              SECURITIES    GRANTED TO                             STOCK PRICE APPRECIATION FOR
                              UNDERLYING   EMPLOYEES IN    EXERCISE                     OPTION TERM ($)(2)
                               OPTIONS        FISCAL        PRICE     EXPIRATION   -----------------------------
                              GRANTED(#)      YEAR(1)       ($/SH)       DATE           5%              10%
                              ----------   -------------   --------   ----------   -------------   -------------
J. Michael Parks............   230,000          8.7%        $15.00      9/1/10      $2,169,686      $5,498,411

Ivan M. Szeftel.............    80,000          3.0%        $15.00      9/1/10      $  754,674      $1,912,491

Michael A. Beltz............    80,000          3.0%        $15.00      9/1/10      $  754,674      $1,912,491

John W. Scullion............    80,000          3.0%        $15.00      9/1/10      $  754,674      $1,912,491

Edward K. Mims(3)...........    80,000          3.0%        $15.00      9/1/10      $  754,674      $1,912,491

James E. Anderson(4)........    80,000          3.0%        $15.00      9/1/10      $  754,674      $1,912,491

------------------------

(1) In 2000, we granted options to purchase a total of 19,331 shares of common stock at an exercise price of $11.25 per share and options to purchase a total of 2,629,145 shares of common stock at an exercise price of $15.00 per share.

(2) In accordance with SEC rules, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect our estimates or projections of the future price of our common stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

(3) Under Mr. Mims' severance agreement, options that were vested as of the date of his resignation may be exercised by Mr. Mims for a period of up to six months after that date. One-third of Mr. Mims' unvested options will vest on August 31, 2001 and be exercisable thereafter for a period of six months.

(4) Under Mr. Anderson's severance agreement, options that were vested as of the date of his resignation may be exercised through February 2002. One-third of Mr. Anderson's unvested options will vest on August 31, 2001 and be exercisable thereafter for a period of six months.

OPTION EXERCISES IN LAST FISCAL YEAR

    The following table sets forth certain information concerning all unexercised options held by the named executive officers as of December 31, 2000. No options were exercised by the named executive officers during 2000.


                                                    NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                         OPTIONS AT                  MONEY OPTIONS AT
                                                     FISCAL YEAR-END(#)            FISCAL YEAR-END($)(1)
                                                 ---------------------------   -----------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                                             -----------   -------------   ------------   --------------
J. Michael Parks...............................    298,609        348,056        $877,077        $297,918
Ivan M. Szeftel................................     61,111        152,222        $178,333        $201,677
Michael A. Beltz...............................     72,221        141,110        $199,163        $155,831
John W. Scullion...............................     41,667        121,666        $ 87,501        $ 87,498
Edward K. Mims(2)..............................     36,111        132,777        $ 95,833        $130,832
James E. Anderson(3)...........................     43,055        125,832        $116,665        $109,997


------------------------


(1) Value for "in-the-money" options represents the positive spread between the respective exercise prices of outstanding options and the initial public offering price of $12.00 per share.


(2) Under Mr. Mims' severance agreement, options that were vested as of the date of his resignation may be exercised by Mr. Mims for a period of up to six months after that date. One-third of Mr. Mims' unvested options will vest on August 31, 2001 and be exercisable thereafter for a period of six months.

(3) Under Mr. Anderson's severance agreement, options that were vested as of the date of his resignation may be exercised through February 2002. One-third of Mr. Anderson's unvested options will vest on August 31, 2001 and be exercisable thereafter for a period of six months.

EMPLOYMENT, SEVERANCE AND INDEMNIFICATION AGREEMENTS

    We generally do not to enter into employment agreements with our employees. However, as part of some of our acquisitions, we have entered into agreements with selected key individuals to ensure the success of the integration of the acquisition and long-term business strategies. In addition, we have entered into employment agreements with Mr. Parks and Mr. Szeftel.

    J. MICHAEL PARKS. Mr. Parks entered into an employment agreement effective March 10, 1997 to serve as our chairman of the board and chief executive officer. The agreement provides that Mr. Parks will receive a minimum annual base salary of $475,000. Mr. Parks is entitled to an annual incentive bonus of $400,000 based on the achievement of our annual financial goals. Under the agreement, Mr. Parks was granted options to purchase 333,332 shares of our common stock at an exercise price of $9.00 per share, all of which have vested. Additionally, Mr. Parks was granted options to purchase 83,333 shares of our common stock at an exercise price of $9.90 per share in 1999. Of these options, options to purchase 41,666 shares are vested. Mr. Parks was also granted options to purchase 230,000 shares of our common stock at an exercise price of $15.00 per share in 2000, none of which are vested. Additionally, Mr. Parks is entitled to participate in our 401(k) and Retirement Savings Plan, our Incentive Compensation Plan and any other employee benefits as provided to other senior executives. Mr. Parks is entitled to 18 months base salary if terminated.

    IVAN M. SZEFTEL.  Mr. Szeftel entered into an employment agreement dated
May 4, 1998 to serve as the president of our retail services division. The agreement provides that Mr. Szeftel is entitled to receive a minimum annual base salary of $325,000, subject to increases based on annual reviews. Mr. Szeftel is entitled to an annual incentive bonus of $200,000 based on the achievement of our annual financial goals. Under the agreement, we granted Mr. Szeftel options to purchase 111,111 shares of our common stock at an exercise price of $9.00 per share. Of these options, options to purchase

83,332 shares have vested. Mr. Szeftel was also granted options to purchase 22,222 shares of our common stock at an exercise price of $9.90 per share in 1999. Of these options, options to purchase 5,556 shares are currently vested. Mr. Szeftel was also granted options to purchase 80,000 shares of our common stock at an exercise price of $15.00 per share in 2000, none of which are vested. Mr. Szeftel is entitled to participate in our 401(k) and Retirement Savings Plan, our Incentive Compensation Plan and any other employee benefits as provided to other senior executives. Under the agreement, Mr. Szeftel is entitled to severance payments if we terminate his employment without cause or if Mr. Szeftel terminates his employment for good reason. In such cases, Mr. Szeftel will be entitled to 12 months base salary.

    EDWARD K. MIMS. In connection with Mr. Mims' resignation as Chief Financial Officer effective as of October 11, 2000 and his resignation as an employee effective as of October 31, 2000, we entered into a severance agreement under which we paid Mr. Mims a lump sum severance payment of $269,923. The severance agreement provides that Mr. Mims is entitled to outplacement benefits, reimbursement of continuing professional educational expenses and professional fees through 2001. The severance agreement also provided that Mr. Mims was entitled to a payment under the 2000 Incentive Compensation Plan, the amount of which was later set at $113,377. In addition, options that were vested as of the date of Mr. Mims' resignation may be exercised by Mr. Mims for a period of up to six months after that date. One-third of Mr. Mims' unvested options will vest on August 31, 2001 and be exercisable thereafter for a period of six months.
Mr. Mims received a lump sum cash payment pursuant to restricted stock awards that vested on February 6, 2001.

    JAMES E. ANDERSON. In connection with the resignation of Mr. Anderson as an officer and an employee effective December 31, 2000, we entered into a severance agreement with Mr. Anderson that provides for severance pay equal to 52 weeks of his former annual base salary payable in 26 equal installments. The severance agreement provides that Mr. Anderson is entitled to an incentive compensation payment pursuant to the 2000 Incentive Compensation Plan in the amount of $117,500 and a relocation payment of up to $80,000 if he is relocated and such costs of relocation are not paid in full by a subsequent employer. In addition, options that were vested as of the date of Mr. Anderson's resignation may be exercised through February 2002. One-third of Mr. Anderson's unvested options will vest on August 31, 2001 and be exercisable thereafter for a period of six months. Mr. Anderson received a lump sum cash payment pursuant to restricted stock awards that vested on February 6, 2001.

AMENDED AND RESTATED STOCK OPTION AND RESTRICTED STOCK PLAN


    We adopted the Amended and Restated Alliance Data Systems Corporation and its Subsidiaries Stock Option and Restricted Stock Plan in April 2001. This plan provides for grants of incentive stock options, nonqualified stock options and restricted stock awards to selected employees, officers, directors and other persons performing services for us or any of our subsidiaries. We have reserved a total of 8,753,000 shares of common stock for issuance pursuant to this plan. As of March 31, 2001, there were 4,384,576 shares of common stock subject to outstanding options at a weighted average exercise price of $12.43 per share. Our board has approved the grant on the offering date to certain of our officers of options to purchase approximately 666,000 shares of our common stock at an exercise price equal to $12.00 per share, the initial public offering price.


    Under the plan, we may grant incentive stock options to any person employed by us or any of our subsidiaries. We may grant nonqualified stock options and restricted stock awards to any of our stockholders, any employees of our stockholders that perform services for us and any person employed by, or performing services for, us or any of our subsidiaries, including our directors and officers. Our non-employee directors currently participate in our stock option plan as described in "--Director Compensation" above. The exercise price for incentive stock options granted under the plan may not be less than 100% of the fair market value of the common stock on the option grant date. If an incentive stock option is granted to an employee who owns more than 10% of our common stock, the exercise price of that option may not be less than 110% of the fair market value of the common stock on the option grant date. The exercise price for nonqualified stock options granted under the plan may be equal to, more than or less than 100% of the fair market value of the common stock on the option grant date. The options granted under both the current plan and our prior plan terminate on the tenth anniversary of the date of grant.

    The plan also provides for the granting of performance-based restricted stock awards to our chief executive officer, officers that report directly to him and certain other officers. The plan gives our committee administering the plan the sole discretion to determine the vesting provisions for performance-based restricted stock awards. As of March 31, 2001 performance-based restricted awards representing an aggregate of 570,000 shares had been granted to 28 officers. The restricted shares subject to these grants will not vest unless specified performance measures tied to either EBITDA or return on stockholders' equity are met. If these performance targets are met, some of these restricted shares will vest over a five year period. However, some of the restricted shares will vest on a more accelerated basis if certain annual EBITDA performance targets are met. Our board of directors accepted the 2000 EBITDA results and accelerated vesting for 114,000 shares based on strong contributions from management to our company in 2000.

    We implemented a program whereby we make loans available to recipients of restricted stock awards in amounts sufficient to cover any tax liability resulting from the vesting of those awards. The amount that any participant can borrow under the program is limited to 50% of the value of the vested shares. Participants in the program are required to pledge their vested restricted shares to us as collateral, until the loans are repaid.

    The plan provides that our board of directors will administer the plan. Our board of directors may delegate all or a portion of its authority under the plan to the compensation committee. The board of directors or the compensation committee may further delegate all or a portion of its authority under the plan to our chief executive officer, except with respect to grants of options or awards to officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934.

    The plan gives our board of directors discretion to determine the vesting provisions of each individual stock option. In the event of a change of control, our plan provides that our board of directors may provide for accelerated vesting of options. Options granted on or after September 1, 2000 vest over a three year period from the date of grant. The normal vesting provision for options granted under our prior plan provides for vesting of 33 1/3% of the options each year over a three-year period, beginning on the first day of February of the eighth year after the options have been awarded. However, if we meet the annual operating income goal as determined by our board of directors, vesting for these options granted under our prior plan can be accelerated. Our board of directors designates a percentage of these options that will vest in this accelerated manner if we meet the annual operating income goal. Historically, this designated percentage has been equal to 25% of the options granted.

    On the date of the public offering, all exempt employees and specific employees in Canada and New Zealand will receive a one-time grant of options, ranging from amounts of 100 to 6,700 shares. These options will vest in thirds over a three-year period beginning on the first anniversary of the date of grant.

ALLIANCE DATA SYSTEMS 401(K) AND RETIREMENT SAVINGS PLAN

    The Alliance Data Systems 401(k) and Retirement Savings Plan is a defined contribution plan that is qualified under Section 401(k) of the Internal Revenue Code of 1986. Contributions made by employees or by us to the plan, and income earned on these contributions, are not taxable to employees until withdrawn from the plan. The plan covers U.S. employees of ADS Alliance Data Systems, Inc., our wholly owned subsidiary, and any other subsidiary or affiliated organization that adopts this plan. We and all of our U.S. subsidiaries are currently covered under the plan. All employees who are at least 21 years old and who we have employed for at least
30 days are eligible to participate.

    Under this plan, we make regular matching contributions on the first 3% of each participant's contributions. An additional matching contribution on the second 3% of each participant's contributions may be made annually at the discretion of our board of directors. Each of our matching contributions vests 20% over five years for employees with less than five years of service. All contributions vest immediately if the participating employee retires at age 65, becomes disabled, dies or is terminated without cause. In addition to matching contributions, we make a non-discretionary retirement contribution based on the participant's age and years of service with us. The retirement contributions become 100% vested once the participant has served five years with us.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    We adopted the ADS Alliance Data Systems, Inc. Supplemental Executive Retirement Plan in May 1999 to help certain key individuals maximize their pre-tax savings and company contributions that are otherwise restricted due to tax limitations. Eligibility under the plan requires an individual to: (1) be a regular, full-time U.S. employee of ADS Alliance Data Systems, (2) receive compensation equal to or greater than the IRS compensation limit as of December 31 of the previous calendar year and (3) be a participant in the Alliance Data Systems 401(k) and Retirement Savings Plan.

    This plan allows the participant to contribute:

    - up to 16% of eligible compensation on a pre-tax basis;

    - any 401(k) contributions that would otherwise be returned because of reaching the statutory limit; and

    - any retirement savings plan contributions for compensation in excess of the statutory limits.

The participant is 100% vested in his or her own contributions. A participant becomes 100% vested in the retirement savings plan contributions after five continuous years of service. The contributions accrue interest at a rate of 8% a year, which may be adjusted periodically by the 401(k) and Retirement Savings Plan Investment Committee.

    The participant does not have access to any of the contributions or interest while actively employed with us, unless the participant experiences an unforeseeable financial emergency. Loans are not available under this plan. If the participant ceases to be actively employed, retires or becomes disabled, the participant will receive the value of his or her account within 60 days of the end of the quarter in which he or she became eligible for the distribution. A distribution from the plan is taxed as ordinary income and is not eligible for any special tax treatment.

2001 INCENTIVE COMPENSATION PLAN

    The Alliance Data Systems 2001 Incentive Compensation Plan provides an opportunity for certain U.S. employees to be eligible for a cash bonus based on achieving certain performance targets. To be eligible under the plan, employees must meet certain eligibility requirements outlined in the plan document.

    Under the plan, each participant has an incentive compensation target that is expressed as a percentage of his or her annualized base salary as of October 1, 2001. The participant's incentive compensation target is based on various objectives that are weighted to reflect the participant's contribution to company, business unit and individual goals, which are established at the beginning of the plan year. The company objective is based on our operating income, the business unit objective is based on financial and operational objectives, as well as associate satisfaction scores, and the individual objectives are items of importance to us that the individual can impact. Our executive committee members and chairman have their incentive compensation target tied to our operating income, revenue

(either at the company level or at the business unit level), and associate satisfaction. The amount of compensation a participant receives depends on the percentage of objectives that were achieved. For all objectives except associate satisfaction, 80% of the objectives must be achieved before a participant is eligible for any payout and the maximum payout is equal to 150% of the participant's incentive compensation target. For associate satisfaction, 90% of the target must be achieved before a participant is eligible for any payout, plus there must be improvement from the 2000 base score before a participant is eligible for any payout.

EMPLOYEE STOCK PURCHASE PLAN

    We adopted the Alliance Data Systems Corporation and its Subsidiaries Employee Stock Purchase Plan in February 2001. We intend for the plan to qualify under section 423 of the Internal Revenue Code. The plan permits our eligible employees and those of our designated subsidiaries to purchase our common stock at a discount to the market price through payroll deductions. No employee may purchase more than $25,000 in stock under the plan in any calendar year, and no employee may purchase stock under the plan if such purchase would cause the employee to own more than 5% of the voting power or value of our common stock. We have authorized the issuance of up to 1,500,000 shares of common stock under the plan.

    The plan provides for three month offering periods, beginning on each January 1, April 1, July 1 and October 1. We anticipate that October 1, 2001 will begin the first offering period, but the plan allows the board of directors to change this date as well as the date, duration and frequency of any future offering period. The plan has a term of ten years, unless terminated sooner by our board of directors pursuant to the provisions of the plan.

    On the offering date at the beginning of each offering period, each eligible employee is granted an option to purchase a number shares of common stock, which option is exercised automatically on the purchase date at the end of the offering period. The purchase price of the common stock upon exercise of the options will be 85% of its fair market value on the offering date or purchase date, whichever is lower.

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
                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our common stock as of April 30, 2001 by:

    (1) each person who is known by us to own beneficially more than 5% of our common stock;

    (2) each current director;

    (3) each of the named executive officers; and

    (4) all directors and executive officers as a group.


    Except as indicated in this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage of ownership is based on 58,861,486 shares of our common stock outstanding before this offering, and 71,861,486 shares of our common stock outstanding immediately after this offering, both of which reflect the conversion of all outstanding shares of Series A preferred stock into common shares.



                                                                                              PERCENT OF SHARES
                                                                                                BENEFICIALLY
                                                                                                  OWNED(1)
                                                                  SHARES BENEFICIALLY        -------------------
                                                                    OWNED BEFORE AND          BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                           AFTER OFFERING(1)         OFFERING   OFFERING
------------------------                                      ----------------------------   --------   --------
Welsh, Carson, Anderson & Stowe(2) .........................                   43,950,958      74.7%      61.2%
  320 Park Avenue, Suite 2500
  New York, New York 10022-6815

Limited Commerce Corp. .....................................                   14,663,376      24.9%      20.4%
  Three Limited Parkway
  Columbus, Ohio 43230

J. Michael Parks(3).........................................                      398,998         *          *

Ivan M. Szeftel(4)..........................................                      101,443         *          *

Michael A. Beltz(5).........................................                      112,553         *          *

John W. Scullion(6).........................................                       69,500         *          *

Edward K. Mims(7)...........................................                       58,331         *          *

James E. Anderson(8)........................................                       65,275         *          *

Bruce K. Anderson(9)........................................                      368,176         *          *

Anthony J. deNicola(9)......................................                       35,336         *          *

Robert A. Minicucci(9)......................................                      121,488         *          *

Roger H. Ballou.............................................                           --         *          *

Daniel P. Finkelman.........................................                           --         *          *

Kenneth R. Jensen...........................................                           --         *          *

Bruce A. Soll...............................................                           --         *          *

All directors and executive officers as a group
  (20 individuals)(10)......................................                    1,478,218       2.5%       2.0%


------------------------

*   Less than 1%

(1) Beneficial ownership is determined in accordance with the SEC's rules. In computing percentage ownership of each person, shares of common stock subject to options, warrants or convertible preferred stock held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of April 30, 2001, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.


(2) Includes 11,199,340 shares issuable upon conversion of Series A preferred stock owned of record by WCAS VIII L.P., WCAS Information Partners, L.P., Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Richard H. Stowe, Andrew M. Paul, Thomas E. McInerney, McInerney Gabrielle Family Limited Partnership, Laura M. VanBuren, James B. Hoover, Robert A. Minicucci, Anthony J. deNicola, Paul B. Queally, Lawrence B. Sorrel, Priscilla A. Newman, Rudolph E. Rupert, D. Scott Mackesy, Kenneth Melkus, David F. Bellet, Sean Traynor, John Almeida and Jonathan M. Rather. Also includes:


    - 5,555,550 shares of common stock held by Welsh, Carson, Anderson & Stowe VI, L.P.,

    - 17,922,447 shares of common stock held by Welsh, Carson, Anderson & Stowe VII, L.P.,

    - 7,161,616 shares of common stock held by Welsh, Carson, Anderson & Stowe VIII, L.P.,

    - 109,568 shares of common stock held by WCAS Information Partners LP,

    - 268,398 shares of common stock held by WCAS Capital Partners II LP,

    - 655,555 shares of common stock held by WCAS Capital Partners III LP,

    - 193,990 shares of common stock held by Patrick J. Welsh,

    - 11,111 shares of common stock held by Carol Ann Welsh FBO Eric Welsh U/A dtd 11/26/84,

    - 11,111 shares of common stock held by Carol Ann Welsh FBO Randall Welsh U/A dtd 11/26/84,

    - 11,111 shares of common stock held by Carol Ann Welsh FBO Jennifer Welsh U/A dtd 11/26/84,

    - 202,352 shares of common stock held by Russell L. Carson,

    - 246,039 shares of common stock held by Bruce K. Anderson,

    - 62,225 shares of common stock held by Richard H. Stowe,

    - 59,835 shares of common stock held by Andrew M. Paul,

    - 102,630 shares of common stock held by Thomas E. McInerney,

    - 3,914 shares of common stock held by Laura Van Buren,

    - 6,820 shares of common stock held by James B. Hoover,

    - 81,051 shares of common stock held by Robert A. Minicucci,

    - 23,677 shares of common stock held by Anthony J. deNicola,

    - 14,250 shares of common stock held by Paul B. Queally,

    - 13,573 shares of common stock held by IRA FBO David F. Bellett DLJSC as Custodian IRA Rollover Account,

    - 5,050 shares of common stock held by David F. Bellett,

    - 1,666 shares of common stock held by Kristin M. Anderson,

    - 1,666 shares of common stock held by Daniel B. Anderson,

    - 1,666 shares of common stock held by Mark S. Anderson,

    - 10,101 shares of common stock held by Lawrence Sorrel,

    - 2,020 shares of common stock held by Priscilla Newman,

    - 10,101 shares of common stock held by Rudolph Rupert, and

    - 2,525 shares of common stock held by D. Scott Mackesy.

 (3) Includes options to purchase 374,998 shares of common stock which are exercisable within 60 days of April 30, 2001.

 (4) Includes options to purchase 94,443 shares of common stock which are exercisable within 60 days of April 30, 2001.

 (5) Includes options to purchase 105,553 shares of common stock which are exercisable within 60 days of April 30, 2001.

 (6) Includes options to purchase 62,500 shares of common stock which are exercisable within 60 days of April 30, 2001.

 (7) Includes options to purchase 58,331 shares of common stock which are exercisable within 60 days of April 30, 2001.

 (8) Includes options to purchase 65,275 shares of common stock which are exercisable within 60 days of April 30, 2001.


 (9) The number of shares beneficially owned by Messrs. Bruce K. Anderson, deNicola and Minicucci includes 122,137, 11,659 and 40,437 shares issuable upon conversion of Series A preferred stock, respectively. Each of Messrs. Anderson, deNicola and Minicucci are partners of Welsh, Carson, Anderson & Stowe and certain of its affiliates and may be deemed to be the beneficial owner of the common stock beneficially owned by Welsh Carson and described in note 2 above.



(10) Includes options to purchase an aggregate of 877,618 shares of common stock which are exercisable within 60 days of April 30, 2001 held by Messrs. Parks, Szeftel, Beltz, Mims, James E. Anderson, Armiak, Heffernan, Kubic, Melvin, Schumacher, Scullion, Tucker and Walensky and 174,233 shares issuable upon conversion of Series A preferred stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH WELSH, CARSON, ANDERSON & STOWE


    Welsh, Carson, Anderson & Stowe VI, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Capital Partners II, L.P., WCAS Capital Partners III, L.P., WCAS Information Partners, L.P., WCA Management Corporation and various individuals who are limited partners of the Welsh Carson limited partnerships beneficially owned approximately 74.7% of our outstanding common stock immediately prior to this offering. The individual partners of the Welsh Carson limited partnerships include Bruce K. Anderson, Anthony J. deNicola and Robert A. Minicucci, each of whom is a member of our board of directors.



    In July 1999, we sold 120,000 shares of Series A preferred stock to Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Information Partners, L.P. and 20 individuals who are partners of some or all of the Welsh Carson limited partnerships for an aggregate purchase price of $120.0 million. The preferred shares were issued to finance, in part, the acquisition of the network services business of SPS Payment Systems, Inc. These preferred shares are convertible into 11,199,340 shares of common stock. Upon consummation of the offering, all of the outstanding shares of Series A preferred stock will be converted into shares of common stock.


    In July 1998, we sold 10,101,010 shares of common stock to Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., and 16 individuals who are partners of some or all of the Welsh Carson limited partnerships for an aggregate purchase price of $100.0 million. The shares were issued to finance, in part, the acquisition of all outstanding stock of Loyalty.

    In August 1998, we sold 30,303 shares of common stock to WCAS Capital Partners II, L.P. for $9.90 per share as consideration for WCAS Capital
Partners II, L.P. extending the maturity of a 10% subordinated note we issued to it in January 1996 in the principal amount of $30.0 million and originally due January 24, 2002. Principal on the note is due on October 25, 2005 and interest is payable semi-annually in arrears on each January 1 and July 1. The note was originally issued to finance, in part, the acquisition of BSI Business
Services, Inc., now known as ADS Alliance Data Systems, Inc., one of our wholly owned subsidiaries.

    In September 1998, we issued 655,555 shares of common stock to WCAS Capital Partners III, L.P. and issued a 10% subordinated note to WCAS Capital Partners III, L.P. in the principal amount of $52.0 million to finance, in part, the acquisition of Harmonic Systems Incorporated, which now operates as part of ADS Alliance Data Systems. Principal on the note is due in two equal installments on September 15, 2007 and September 15, 2008. Interest is payable semi-annually in arrears on each March 15 and September 15.

    We paid Welsh, Carson, Anderson & Stowe $2.0 million in 1998 and $1.2 million in 1999 for investment banking services rendered in connection with our acquisitions.

TRANSACTIONS WITH THE LIMITED


    Limited Commerce Corp. beneficially owned approximately 24.9% of our common stock immediately prior to this offering. Limited Commerce Corp. is indirectly owned by The Limited, Inc. Therefore, The Limited, Inc., a significant customer of ours, indirectly owns one of our principal stockholders. Pursuant to a stockholders agreement with Welsh Carson and Limited Commerce Corp., Limited Commerce Corp. has the right to designate two members of our board of directors. Mr. Finkelman and Mr. Soll are the current Limited Commerce Corp. designees on our board of directors.


    The Limited, Inc. operates through a variety of retail and catalog affiliates that operate under different names, including Bath & Body Works, The Limited Stores, Structure, Henri Bendel, Victoria's

Secret Catalogue, Victoria's Secret Stores, Lerner New York, Lane Bryant and Express. Many of these affiliates have entered into credit card processing agreements with World Financial. These affiliates of The Limited represented approximately 65% of our credit card receivables as of December 31, 2000.

    Pursuant to these credit card processing agreements, World Financial provides credit card processing services and issues private label credit cards on behalf of the businesses. World Financial is obligated to issue credit cards to any customer of a Limited affiliate who applies for a credit card, meets World Financial's credit standards, and agrees to the terms and conditions of World Financial's standard form of credit card agreement. World Financial is allowed to change its applicable credit standards and standard form of credit card agreement with the consent of the relevant Limited affiliate. Furthermore, these agreements obligate World Financial to consider, in good faith, requests by a Limited affiliate for variances from World Financial's credit standards and standard form of credit agreement. Under these agreements, World Financial pays the business an amount equal to the amount charged by the business's customers using the private label credit card issued by World Financial, less a discount, which varies among agreements. World Financial assumes the credit risk for these credit card transactions. Payments are also made to World Financial for special programs and reimbursement of certain costs.

    Most of these credit card processing agreements were entered into in 1996 and expire in 2006. These agreements give the businesses various termination rights, including the ability to terminate these contracts under certain circumstances after the first six years if World Financial is unable to remain competitive with independent third parties that provide similar services.

    In general, World Financial owns information relating to the holders of credit cards issued under these agreements, but World Financial is prohibited from disclosing information about these holders to any third party that The Limited determines competes with The Limited or its affiliated businesses. World Financial is also prohibited from providing marketing services to competitors of The Limited or its affiliated businesses as determined by The Limited. World Financial may provide marketing services to other third parties that are not competitors of The Limited or its affiliated businesses, with the revenue to be shared between World Financial, The Limited and its affiliated businesses as agreed on a program by program basis.

    We periodically enter into agreements with various retail affiliates of The Limited to provide database marketing programs and projects. These agreements are generally short-term in nature, ranging from three to six months.

    In September 2000, our subsidiary, ADS Alliance Data Systems, Inc., entered into a marketing database services agreement with The Limited, Inc. and one of its affiliates, Intimate Brands, Inc., which wholly owns Victoria's Secret and Bath & Body Works. In this agreement, ADS agreed to provide an information database system capable of capturing certain consumer information when a consumer makes a purchase, excluding purchases for credit or financial products, at Bath & Body Works, The Limited Stores, Structure, Victoria's Secret Stores, Lerner New York, Lane Bryant and Express, and to provide database marketing services. Under the agreement, ADS has the right to sell data provided to ADS by affiliates of The Limited under the agreement, subject to the privacy policies of The Limited and Intimate Brands and their consent. However, ADS is prohibited from disclosing or selling any of this information to third parties who, in the sole judgement of The Limited and Intimate Brands, compete with affiliates or subsidiaries of The Limited. ADS is required to share revenues generated by the sale of such data with The Limited and Intimate Brands. This agreement expires in 2003, but can be terminated earlier by The Limited and Intimate Brands if we fail to meet specified service standards.

    We received total revenues directly from The Limited and its retail affiliates of $40.6 million during fiscal 1998, $46.6 million during 1999 and $46.7 million during 2000.

    In August 1998, we sold 20,202 shares of common stock to Limited Commerce Corp. for $9.90 per share as consideration for Limited Commerce Corp. extending the maturity of a 10% subordinated note we issued in January 1996 to WCAS Capital Partners II, L.P., which sold the note to Limited Commerce Corp. The note is in the principal amount of $20.0 million and was originally due
January 24, 2002. Principal on the note is due on October 25, 2005 and interest is payable semi-annually in arrears on each January 1 and July 1. The note was originally issued to finance, in part, the acquisition of BSI Business Services, Inc., now known as ADS Alliance Data Systems, Inc.

STOCKHOLDERS AGREEMENT WITH WELSH CARSON AND THE LIMITED

    In connection with the above sale of shares to the Welsh Carson affiliates and Limited Commerce Corp., we entered into a stockholders agreement, as amended, with Limited Commerce Corp., various Welsh Carson affiliates and various individual stockholders who are partners in some or all of the Welsh Carson limited partnerships. This agreement contains transfer restrictions, various stockholder rights, registration rights, provisions allowing Welsh Carson and Limited Commerce Corp. to designate a portion of our board of directors, provisions relating to the amendment of our certificate of incorporation and bylaws and capital calls. Welsh Carson also has the right to appoint a representative to attend and participate in board and committee meetings. The Welsh Carson affiliates and Limited Commerce Corp. have waived their registration rights in connection with this offering. Upon completion of this offering, this stockholders agreement will be replaced with a new agreement with the Welsh Carson affiliates and Limited Commerce Corp.

    Under the new stockholders agreement, the Welsh Carson affiliates and Limited Commerce Corp. will each have two demand registration rights, as well as "piggyback" registration rights. The demand rights will enable the Welsh Carson affiliates and Limited Commerce Corp. to require us to register their shares with the SEC at any time after the consummation of this initial public offering, subject to the 180-day lock-up agreement these entities have entered into in connection with this offering. Piggyback rights will allow the Welsh Carson affiliates and Limited Commerce Corp. to register the shares of our common stock that they purchased along with any shares that we register with the SEC. These registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares.

    Under the new stockholders agreement, the size of our board of directors is set at nine. Welsh Carson has the right to designate up to three nominees for election to the board of directors as long as it owns more than 20% of our common stock. Limited Commerce Corp. has the right to designate up to two of the members as long as it owns more than 10% of our common stock and one of the members as long as it owns between 5% and 10% of our common stock.

U.S. LOYALTY PROGRAM

    We have evaluated the creation of a loyalty program in the United States similar to our Air Miles reward program in Canada. Because of the significant funding requirements to establish such a program, we have decided not to pursue the program. Instead, stockholders have independently funded the program through a separate company called U.S. Loyalty Corp., which they have funded. We do not and will not have any ownership interest in U.S. Loyalty Corp.

    We intend to provide various services to U.S. Loyalty Corp. including management support, accounting, transaction processing, data processing and marketing under various agreements that we plan to enter into with U.S. Loyalty Corp. We contemplate that such agreements will include a management agreement, an employee lease agreement, a processing agreement and a royalty agreement.

    The stockholders of U.S. Loyalty Corp. include Welsh Carson, Limited Commerce Corp. and our officers and directors who received stock in U.S. Loyalty as a result of their participation in funding U.S. Loyalty Corp. Robert A. Minicucci, who is a stockholder and one of our directors, is a director, officer and a stockholder of U.S. Loyalty Corp. The board of directors of U.S. Loyalty Corp. will consist of up to three Welsh Carson designees and up to two designees of The Limited.

    We have no rights to share in any profits that might be earned by U.S. Loyalty Corp. Any sums of money received by us from U.S. Loyalty Corp. will be limited to amounts paid to us under the above agreements, which are being negotiated on an arm's-length basis.

INTERCOMPANY INDEBTEDNESS

    In December 1998, our subsidiaries issued to us revolving promissory notes, due November 30, 2002, as described below. Principal payments are due on demand. These notes are still outstanding except that the note issued to us by ADS Alliance Data Systems, Inc. in December 1998 was canceled in connection with ADS Alliance Data Systems, Inc. issuing us a new revolving promissory note in January 2000. The notes with our subsidiaries accrue interest at 10% per annum and interest is payable quarterly or upon demand.

                                                                                  AMOUNT OF PRINCIPAL
                                                                                   OUTSTANDING AS OF
                                                              CREDIT LINE            MARCH 31, 2001
                                                              ------------   ------------------------------
World Financial Network National Bank note..................  $100,000,000   $                           --
ADS Alliance Data Systems, Inc. note........................   300,000,000                      265,000,000
Alliance Data Systems (New Zealand) Limited note............    11,250,000                        9,750,000
Loyalty Management Group Canada Inc. note...................    20,000,000                               --

                          DESCRIPTION OF CAPITAL STOCK


    Upon the completion of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.01 per share, of which 71,861,486 shares will be issued and outstanding, and 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares will be outstanding. The following summary of our capital stock is qualified in its entirety by reference to our certificate of incorporation and our bylaws filed as exhibits to this registration statement.


COMMON STOCK

    Our common stockholders are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board of directors. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Our common stockholders have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

PREFERRED STOCK

    Our board of directors may from time to time authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

    One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change in control without further action by the stockholders.

SERIES A PREFERRED STOCK


    Upon consummation of the offering, all of the outstanding shares of Series A preferred stock will be converted into shares of common stock and there will be no Series A preferred stock outstanding. The shares of Series A preferred stock will convert into a number of common shares equal to the per share dividend preference amount plus accrued dividends, divided by the lesser of (1) $13.50 and (2) the initial public offering price.


EFFECTS OF AUTHORIZED BUT UNISSUED STOCK


    Upon consummation of the offering there will be 200,000,000 authorized shares of our common stock, 128,138,514 of which will be unissued, and 20,000,000 shares of preferred stock available for our future issuance without stockholder approval. Of the shares of common stock available for future issuance, 8,753,000 shares have been reserved for issuance under our stock option and restricted stock plan and 1,500,000 shares have been reserved for issuance under our employee stock purchase plan.


    Shares of common stock and preferred stock available for future issuance may be utilized for a variety of corporate purposes, including to facilitate acquisitions or future public offerings to raise additional capital. We do not currently have any plans to issue additional shares of common stock or preferred stock, other than shares of common stock issuable under our stock option plan and restricted stock plan and our employee stock purchase plan.

ANTI-TAKEOVER CONSIDERATIONS AND SPECIAL PROVISIONS OF THE CERTIFICATE OF
  INCORPORATION, BYLAWS AND DELAWARE LAW

    CERTIFICATE OF INCORPORATION AND BYLAWS. A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders. Provisions such as those that provide for the classification of our board of directors and that grant our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof may have an anti-takeover effect by discouraging takeover attempts not first approved by our board of directors, including takeovers which may be considered by some stockholders to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

    CLASSIFIED BOARD OF DIRECTORS. Our certificate of incorporation divides our board of directors into three classes. The directors in each class serve in terms of three years and until their successors are duly elected and qualified. The terms of directors are staggered by class. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company and may maintain the incumbency of our board of directors, as this structure generally increases the difficulty of, or may delay, replacing a majority of the directors. Our bylaws provide that directors may be removed only for cause by the holders of a majority of the shares entitled to vote at an election of directors. A majority of the directors then in office may elect a successor to fill any vacancies or newly created directorships.

    MEETINGS OF STOCKHOLDERS. Our bylaws provide that annual meetings of our stockholders may take place at the time and place established by our board of directors. A special meeting of our stockholders may be called by our board of directors or our chief executive officer and will be called by our chief executive officer or secretary upon written request by a majority of our board of directors.

    ADVANCE NOTICE PROVISIONS. Our bylaws provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies us of its intention a specified number of days in advance of the meeting and furnishes to us certain information regarding itself and the intended nominee. Our bylaws also require a stockholder to provide to our secretary advance notice of business to be brought by such stockholder before any annual or special meeting of our stockholders, as well as certain information regarding the stockholder and any material interest the stockholder may have in the proposed business. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders' meeting.

    AMENDMENT OF THE BYLAWS. Our bylaws may be altered, amended, repealed or replaced by our board of directors or our stockholders at any annual or regular meeting, or at any special meeting if notice of the alteration, amendment, repeal or replacement is given in the notice of the meeting.

    DELAWARE ANTI-TAKEOVER LAW.  We are subject to the provisions of
Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

    - a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder"),

    - an affiliate of an interested stockholder, or

    - an associate of an interested stockholder,

for three years following the date that the stockholder became an "interested stockholder." A "business combination" includes a merger or sale of more than 10% of our assets.

    However, the above provisions of Section 203 do not apply if:

    - our board approves the transaction that made the stockholder an "interested stockholder," prior to the date of that transaction;

    - after the completion of the transaction that resulted in the stockholder becoming an "interested stockholder," that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

    - on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the "interested stockholder."

    This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Delaware law.

    Our certificate of incorporation and bylaws provide that:

    - we must indemnify our directors, officers, employees and agents to the fullest extent permitted by applicable law; and

    - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

    Prior to the consummation of this offering, we intend to obtain directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

    The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholders' investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Future sales of a substantial number of shares of our common stock in the public market could adversely affect trading prices prevailing from time to time. Prior to this offering, principal stockholders held 58,614,334 shares, representing 99.6% of the outstanding shares of our common stock. Immediately after this offering, we will have 71,861,486 shares of our common stock outstanding. Of these shares, all shares sold in the offering, other than shares, if any, purchased by our affiliates, will be freely tradable. Of the remaining 58,861,486 shares, 72,013 shares will be freely transferable and 58,789,473 shares will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if such sale is registered under the Securities Act or if such sale qualifies for an exemption from registration, such as the one provided by Rule 144. Sales of the restricted shares in the open market, or the availability of such shares for sale, could adversely affect the trading price of our common stock.


LOCK-UP AGREEMENTS


    Executive officers, directors and other stockholders who hold in the aggregate approximately 58,566,067 shares of our common stock and options to purchase approximately 2,819,635 shares of our common stock, have agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc. The underwriters do not intend to release the executive officers, directors or other stockholders, including Welsh Carson and Limited Commerce Corp., from the lock-up agreements; however, the underwriters, in their sole discretion, may release any of these stockholders from the lock-up agreements prior to expiration of the 180-day period without notice.


RULE 144

    In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year following the later of the date of the acquisition of such shares from the issuer or from an affiliate of the issuer would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding; or

    - the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years following the later of the date of the acquisition of such shares from the issuer or an affiliate of the issuer, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

    In general, under Rule 701, subject to the lock-up agreements described above, employees or directors who purchase shares from us in connection with our stock option and restricted stock plan or other written agreements are eligible to resell these shares 90 days after the date of this offering in reliance on Rule 144, without compliance with certain restrictions contained in Rule 144, including the holding period.

    We intend to file a registration statement on Form S-8 to register shares of common stock reserved for issuance under our stock option and restricted stock plan. This registration statement would permit the resale of shares issued under the stock option and restricted stock plan and the employee stock purchase plan by non-affiliates in the public market without restriction, subject to the lock-up agreements.

                                  UNDERWRITING

    UNDERWRITING AGREEMENT. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, each of the underwriters named below, for whom Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston Corporation are acting as representatives, has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below:


                                                              NUMBER OF
UNDERWRITER                                                     SHARES
-----------                                                   ----------
Bear, Stearns & Co. Inc.....................................   3,600,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................   3,600,000
Credit Suisse First Boston Corporation......................   2,400,000
Banc of America Securities LLC..............................     200,000
Deutsche Banc Alex. Brown...................................     200,000
First Union Securities, Inc.................................     200,000
Lazard Freres & Co. LLC.....................................     200,000
Lehman Brothers Inc.........................................     200,000
J.P. Morgan Securities Inc..................................     200,000
Robertson Stephens, Inc.....................................     200,000
SG Cowen Securities Corporation.............................     200,000
UBS Warburg LLC.............................................     200,000
Wit SoundView Corporation...................................     200,000
Adams, Harkness & Hill, Inc.................................     100,000
William Blair & Company, L.L.C..............................     100,000
Blaylock & Partners L.P.....................................     100,000
Chatsworth Securities LLC...................................     100,000
Fox-Pitt, Kelton Inc........................................     100,000
Gaines, Berland Inc.........................................     100,000
Gerard Klauer Mattison & Co., LLC...........................     100,000
Hoak Breedlove Wesneski & Co................................     100,000
Josephthal & Co. Inc........................................     100,000
McDonald Investments Inc., a KeyCorp Company................     100,000
Nesbitt Burns Securities Inc................................     100,000
Raymond James & Associates, Inc.............................     100,000
Sanders Morris Harris.......................................     100,000
C.E. Unterberg, Towbin......................................     100,000
                                                              ----------
     Total..................................................  13,000,000
                                                              ==========


    The obligations of the underwriters under the underwriting agreement are several and not joint. This means that each underwriter is obligated to purchase from us only the number of shares of common stock set forth opposite its name in the table above. Except in limited circumstances set forth in the underwriting agreement, an underwriter has no obligation in relation to the shares of common stock which any other underwriter has agreed to purchase.

    The underwriting agreement provides that the obligations of the several underwriters are subject to approval of various legal matters by their counsel and to various other conditions including delivery of legal opinions by our counsel, the delivery of a letter by our independent auditors and the accuracy of the representations and warranties made by us in the underwriting agreement. Under the underwriting agreement, the underwriters are obliged to purchase and pay for all of the above shares of common stock if any are purchased.

    PUBLIC OFFERING PRICE AND DEALERS CONCESSION. The underwriters propose initially to offer the shares of common stock offered by this prospectus to the public at the initial public offering price per share set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.50 per share. The underwriters may allow, and these dealers may reallow, concessions not in excess of $0.10 per share on sales to certain other dealers. After commencement of this offering, the offering price, concessions and other selling terms may be changed by the underwriters. No such change will alter the amount of proceeds to be received by us as set forth on the cover page of this prospectus.


    OVER-ALLOTMENT OPTION. We have granted the underwriters an option, which may be exercised within 30 days after the date of this prospectus, to purchase up to 1,950,000 additional shares of common stock to cover over-allotments, if any, at the initial public offering price less the underwriting discount, each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, each of the underwriters will be severally committed, subject to certain conditions, to purchase these additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table and we will be obligated to sell these additional shares to the underwriters. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus. These additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold.

    UNDERWRITING COMPENSATION. The following table summarizes the compensation to be paid to the underwriters by us in connection with this offering:


                                                                 TOTAL
                                               ------------------------------------------
                                               WITHOUT EXERCISE OF   WITH EXERCISE OF THE
                                               THE OVER-ALLOTMENT       OVER-ALLOTMENT
                                   PER SHARE         OPTION                 OPTION
                                   ---------   -------------------   --------------------
Underwriting discounts...........    $0.84         $10,920,000           $12,558,000


    INDEMNIFICATION AND CONTRIBUTION. In the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in connection with these liabilities.

    DISCRETIONARY ACCOUNTS. The underwriters have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.


    LOCK-UP AGREEMENTS. We, all of our directors and executive officers and other stockholders, including Welsh Carson and Limited Commerce Corp., holding an aggregate of approximately 58,566,067 shares of our common stock, and options to purchase approximately 2,819,635 shares of our common stock, have agreed not to sell or offer to sell or otherwise dispose of any shares of our common stock, subject to certain exceptions, for a period of 180 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc. The underwriters do not intend to release the executive officers, directors or other stockholders, including Welsh Carson and Limited Commerce Corp., from the lock-up agreements; however, any of these stockholders could be released from the lock-up agreements prior to expiration without notice.



    DETERMINATION OF OFFERING PRICE. Prior to this offering, there has been no market for our common stock. Accordingly, the initial public offering price for the common stock has been determined by negotiations between us and the representatives of the underwriters. Among the factors considered in these negotiations were:


    - the results of our operations in recent periods;

    - our financial condition;

    - estimates of our future prospects and of the prospects for the industry in which we compete;

    - an assessment of our management;

    - the general state of the securities markets at the time of this offering; and

    - the prices of similar securities of companies considered comparable to us.


    Our common stock has been approved for listing on the New York Stock Exchange under the symbol "ADS". There can be no assurance, however, that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets after this offering at or above the initial offering price.


    RESERVED SHARE PROGRAM. The underwriters have reserved for sale, at the initial public offering price, up to 650,000 shares of our common stock for our employees, directors and other persons or entities with whom we have a business relationship. The number of shares available for sale to the general public in the offering will be reduced to the extent those persons purchase these reserved shares. Purchases of reserved shares are to be made through accounts at Merrill Lynch, Pierce, Fenner & Smith Incorporated or, with regard to sales made in Canada, through accounts at Merrill Lynch Canada Inc., in accordance with their procedures for opening accounts and effecting transactions in securities. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered in this offering.

    PROSPECTUS IN ELECTRONIC FORMAT. CSFBDIRECT Inc., an affiliate of Credit Suisse First Boston Corporation, is making a prospectus in electronic format available on its Internet Web site. The underwriters have agreed to allocate shares to CSFBDIRECT Inc. for sale to its qualified brokerage account holders. Other than the prospectus in electronic format, the information on such web site is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in such capacity and should not be relied on by prospective investors.

    STABILIZATION AND OTHER TRANSACTIONS. In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price.

    - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

    NYSE UNDERTAKING. Bear, Stearns & Co. Inc., on behalf of the underwriters, has undertaken with the New York Stock Exchange to meet the New York Stock Exchange distribution standards of 2,000 round lot holders with 100 shares or more, with at least 1.1 million shares outstanding and a minimum public market value of $60.0 million.

                                 LEGAL MATTERS

    The validity of the shares of our common stock offered hereby will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements of Alliance Data Systems Corporation and subsidiaries as of December 31, 1999 and 2000 and for the eleven months ended December 31, 1998 and the years ended December 31, 1999 and 2000, included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Utilipro, Inc. and subsidiaries as of September 30, 1999 and September 30, 2000 and for the years ended
September 30, 1999 and September 30, 2000, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the common stock sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

    After this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act. As a result, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                       ALLIANCE DATA SYSTEMS CORPORATION

                                                                PAGE
                                                              --------
ALLIANCE DATA SYSTEMS CORPORATION AND SUBSIDIARIES

Independent Auditors' Report................................  F-2
Consolidated Statements of Operations for the eleven months
  ended December 31, 1998 and the years ended December 31,
  1999 and 2000.............................................  F-3
Consolidated Balance Sheets as of December 31, 1999 and
  2000......................................................  F-4
Consolidated Statements of Stockholders' Equity for the
  eleven months ended December 31, 1998 and the years ended
  December 31, 1999 and 2000................................  F-5
Consolidated Statements of Cash Flows for the eleven months
  ended December 31, 1998 and the years ended December 31,
  1999 and 2000.............................................  F-6
Notes to Consolidated Financial Statements..................  F-7

Unaudited Condensed Consolidated Statements of Operations
  for the three months ended March 31, 2000 and 2001........  F-31
Consolidated Balance Sheets as of December 31, 2000
  (audited) and March 31, 2001 (unaudited)..................  F-32
Unaudited Condensed Consolidated Statements of Cash Flows
  for the three months ended March 31, 2000 and 2001........  F-33
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-34

UTILIPRO, INC. AND SUBSIDIARIES

Independent Auditors' Report................................  F-37
Consolidated Balance Sheets as of September 30, 1999 and
  2000 and December 31, 2000 (unaudited)....................  F-38
Consolidated Statements of Operations for the years ended
  September 30, 1999 and 2000
  and the three months ended December 31, 1999 and 2000
  (unaudited)...............................................  F-39
Consolidated Statements of Stockholders' Equity for the
  years ended September 30, 1999 and 2000 and the three
  months ended December 31, 2000 (unaudited)................  F-40
Consolidated Statements of Cash Flows for the years ended
  September 30, 1999 and 2000
  and the three months ended December 31, 1999 and 2000
  (unaudited)...............................................  F-41
Notes to Consolidated Financial Statements..................  F-42

                       ALLIANCE DATA SYSTEMS CORPORATION
                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
Alliance Data Systems Corporation

    We have audited the accompanying consolidated balance sheets of Alliance Data Systems Corporation and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the eleven months ended December 31, 1998 and the years ended December 31, 1999 and 2000. Our audits also include the financial statement schedule listed in the Index at Item 16. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and the financial statement schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the respective stated periods in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Columbus, Ohio
February 2, 2001 (February 28, 2001 as to Note 21)

                       ALLIANCE DATA SYSTEMS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   11 MONTHS
                                                     ENDED             YEAR ENDED           YEAR ENDED
                                               DECEMBER 31, 1998   DECEMBER 31, 1999    DECEMBER 31, 2000
                                               -----------------   ------------------   ------------------
Revenues
    Transaction and marketing services.......      $264,928             $368,026             $415,792
    Redemption revenue.......................        17,000               59,017               87,509
    Financing charges, net...................       119,352              141,947              156,349
    Other income.............................         9,633               14,092               18,545
                                                   --------             --------             --------
        Total revenue........................       410,913              583,082              678,195
                                                   --------             --------             --------

Operating expenses
    Cost of operations.......................       335,804              466,856              547,985
    General and administrative...............        17,589               35,971               32,201
    Depreciation and other amortization......         8,270               16,183               26,265
    Amortization of purchased intangibles....        43,766               61,617               49,879
                                                   --------             --------             --------
        Total operating expenses.............       405,429              580,627              656,330
                                                   --------             --------             --------
Operating income.............................         5,484                2,455               21,865
Other non-operating expense..................            --                   --                2,477
Interest expense.............................        27,884               42,785               38,870
                                                   --------             --------             --------
Loss from continuing operations before income
  taxes......................................       (22,400)             (40,330)             (19,482)
Income tax expense (benefit).................        (4,708)              (6,538)               1,841
                                                   --------             --------             --------
Loss from continuing operations..............       (17,692)             (33,792)             (21,323)
Income (loss) from discontinued operations,
  net of income taxes........................          (300)               7,688                   --
Loss on disposal of discontinued operations,
  net of income taxes........................            --               (3,737)                  --
                                                   --------             --------             --------
Net loss.....................................      $(17,992)            $(29,841)            $(21,323)
                                                   ========             ========             ========
Loss per share from continuing
  operations--basic and diluted..............      $  (0.42)            $  (0.78)            $  (0.60)
                                                   ========             ========             ========

Loss per share--basic and diluted............      $  (0.43)            $  (0.70)            $  (0.60)
                                                   ========             ========             ========

Weighted average shares--basic and diluted...        41,729               47,498               47,538
                                                   ========             ========             ========

          See accompanying notes to consolidated financial statements.

                       ALLIANCE DATA SYSTEMS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         2000
                                                              ----------   ----------
                                       ASSETS
Cash and cash equivalents...................................  $   56,546   $  116,941
Due from card associations..................................      44,919      125,083
Trade receivables less allowance for doubtful accounts
  ($1,079
  and $3,876 at December 31, 1999 and 2000, respectively)...      46,724       86,153
Credit card receivables and seller's interest less allowance for
  doubtful accounts ($3,657 and $3,657 at December 31, 1999
  and 2000, respectively)...................................     150,804      137,865
Deferred tax asset, net.....................................      26,416       22,365
Other current assets........................................      45,209       35,368
                                                              ----------   ----------
        Total current assets................................     370,618      523,775

Redemption settlement assets, restricted....................     133,650      152,007
Property and equipment, net.................................      89,231       92,178
Deferred tax asset, net.....................................      38,201       55,366
Other non-current assets....................................      31,470       18,753
Due from securitizations....................................     144,484      133,978
Intangible assets and goodwill, net.........................     493,609      444,549
                                                              ----------   ----------
        Total assets........................................  $1,301,263   $1,420,606
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................  $   55,921   $   63,570
Accrued expenses............................................      75,646       80,547
Merchant settlement obligations.............................      61,674      149,271
Other liabilities...........................................      11,321       36,725
Debt, current portion.......................................     118,225      161,725
                                                              ----------   ----------
        Total current liabilities...........................     322,787      491,838
Other liabilities...........................................      32,752        1,856
Deferred revenue--service...................................      84,474       88,931
Deferred revenue--redemption................................     164,867      201,255
Long-term and subordinated debt.............................     316,911      274,335
                                                              ----------   ----------
        Total liabilities...................................     921,791    1,058,215
                                                              ----------   ----------
Commitments and contingencies
Series A cumulative convertible preferred stock, $0.01 par
  value;
  120 shares authorized, issued and outstanding.............     119,400      119,400
Stockholders' equity:
Common stock, $0.01 par value; authorized 66,667 shares
  (December 31, 1999), and 200,000 shares (December 31,
  2000),
  issued and outstanding, 47,529 shares (December 31, 1999)
  and 47,545 shares (December 31, 2000).....................         475          475
Additional paid-in capital..................................     226,174      226,323
Retained earnings...........................................      37,693       16,370
Accumulated other comprehensive income (loss)...............      (4,270)        (177)
                                                              ----------   ----------
        Total stockholders' equity..........................     260,072      242,991
                                                              ----------   ----------
        Total liabilities and stockholders' equity..........  $1,301,263   $1,420,606
                                                              ==========   ==========

          See accompanying notes to consolidated financial statements.

                       ALLIANCE DATA SYSTEMS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (AMOUNTS IN THOUSANDS)

                                                                             ACCUMULATED
                                 COMMON STOCK       ADDITIONAL                  OTHER           TOTAL           TOTAL
                              -------------------    PAID-IN     RETAINED   COMPREHENSIVE   COMPREHENSIVE   STOCKHOLDERS'
                               SHARES     AMOUNT     CAPITAL     EARNINGS   INCOME (LOSS)       LOSS           EQUITY
                              --------   --------   ----------   --------   -------------   -------------   -------------
JANUARY 31, 1998............   36,619     $  366     $118,864    $ 85,526      $    --                        $204,756
Net loss....................                                      (17,992)                     $(17,992)       (17,992)
  Other comprehensive
    income, net of tax:
    Unrealized gain on
      securities
      available-for-sale,
      net...................                                                     1,207            1,207          1,207
    Foreign currency
      translation
      adjustments...........                                                      (208)            (208)          (208)
                                                                               -------
Other comprehensive
  income....................                                                       999
                                                                                               --------
Total comprehensive loss....                                                                   $(16,993)
                                                                                               ========
Common stock issued.........   10,868        109      106,933                                                  107,042
                              -------     ------     --------    --------      -------                        --------
DECEMBER 31, 1998...........   47,487        475      225,797      67,534          999                         294,805
Net loss....................                                      (29,841)                     $(29,841)       (29,841)
  Other comprehensive loss,
    net of tax:
    Unrealized loss on
      securities
      available-for-sale,
      net...................                                                    (4,684)          (4,684)        (4,684)
    Foreign currency
      translation
      adjustments...........                                                      (585)            (585)          (585)
                                                                               -------
Other comprehensive loss....                                                    (5,269)
                                                                                               --------
Total comprehensive loss....                                                                   $(35,110)
                                                                                               ========
Common stock issued.........       42         --          377                                                      377
                              -------     ------     --------    --------      -------                        --------
DECEMBER 31, 1999...........   47,529        475      226,174      37,693       (4,270)                        260,072
Net loss....................                                      (21,323)                     $(21,323)       (21,323)
  Other comprehensive
    income, net of tax:
    Unrealized gain on
      securities available
      for sale, net.........                                                     3,774            3,774          3,774
    Foreign currency
      translation
      adjustments...........                                                       319              319            319
                                                                               -------
Other comprehensive
  income....................                                                     4,093
                                                                                               --------
Total comprehensive loss....                                                                   $(17,230)
                                                                                               ========
Common stock issued.........       16         --          149                                                      149
                              -------     ------     --------    --------      -------                        --------
DECEMBER 31, 2000...........   47,545     $  475     $226,323    $ 16,370      $  (177)                       $242,991
                              =======     ======     ========    ========      =======                        ========

          See accompanying notes to consolidated financial statements.

                       ALLIANCE DATA SYSTEMS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                        11 MONTHS
                                                          ENDED            YEAR ENDED          YEAR ENDED
                                                    DECEMBER 31, 1998   DECEMBER 31, 1999   DECEMBER 31, 2000
                                                    -----------------   -----------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Loss from continuing operations................       $ (17,692)          $ (33,792)          $ (21,323)
  Adjustments to reconcile loss from continuing
    operations to net cash provided by operating
    activities:
  Income (loss) from discontinued operations.....            (300)              7,688                  --
  Loss on disposal of discontinued operations....              --              (3,737)                 --
  Depreciation and amortization..................          52,036              77,800              76,144
  Deferred income taxes..........................         (12,372)            (37,600)            (13,114)
  Impairment of assets...........................           4,000                  --                  --
  Accretion of deferred income...................          (9,395)             (5,950)             (5,967)
  Provision (credit) for doubtful accounts.......          (3,383)             (3,540)             (2,797)
  Change in operating assets and liabilities, net
    of acquisitions:
    Change in trade accounts receivables.........         (20,868)             81,276             (43,845)
    Change in merchant settlement activity.......              --              10,480              17,148
    Change in other assets.......................         (16,686)             33,449              20,056
    Change in accounts payable and accrued
      expenses...................................           6,076              37,187              12,550
    Change in deferred revenue...................          15,520              91,149              40,845
    Change in other liabilities..................          12,099              11,621                 475
    Other operating activities...................             276             (14,393)              7,011
                                                        ---------           ---------           ---------
      Net cash provided by operating
        activities...............................           9,311             251,638              87,183
                                                        ---------           ---------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Increase in redemption settlement assets.......         (14,704)            (63,976)            (18,357)
  Purchase of credit card receivables............              --             (33,817)                 --
  Change in due from securitizations.............           5,470             (26,404)             14,280
  Net cash paid for corporate acquisition........        (138,825)           (171,423)                 --
  Proceeds from sale of credit card receivable
    portfolios...................................          94,091                  --                  --
  Change in seller's interest....................         (76,975)             22,471              12,703
  Capital expenditures...........................         (14,443)            (36,302)            (33,083)
                                                        ---------           ---------           ---------
      Net cash used in investing activities......        (145,386)           (309,451)            (24,457)
                                                        ---------           ---------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under debt agreements...............         382,043             249,625             148,546
  Repayment of borrowings........................        (325,803)           (294,473)           (147,551)
  Proceeds from issuance of preferred stock......              --             119,400                  --
  Proceeds from issuance of common stock.........         107,042                 377                 149
                                                        ---------           ---------           ---------
      Net cash provided by financing
        activities...............................         163,282              74,929               1,144
                                                        ---------           ---------           ---------
Effect of exchange rate changes..................            (766)             (7,606)             (3,475)
                                                        ---------           ---------           ---------
Change in cash and cash equivalents..............          26,441               9,510              60,395
Cash and cash equivalents at beginning of
  period.........................................          20,595              47,036              56,546
                                                        ---------           ---------           ---------
Cash and cash equivalents at end of period.......       $  47,036           $  56,546           $ 116,941
                                                        =========           =========           =========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid..................................       $  33,695           $  43,215           $  38,078
                                                        =========           =========           =========
  Income taxes paid..............................       $  12,406           $  25,242           $  14,498
                                                        =========           =========           =========

          See accompanying notes to consolidated financial statements.

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACQUISITIONS

    DESCRIPTION OF THE BUSINESS--Alliance Data Systems Corporation ("ADSC" or, including its wholly owned subsidiaries, the "Company") is a leading provider of transaction services, credit services and marketing services in the United States and Canada. The Company facilitates and manages transactions between its clients and their customers through multiple distribution channels including in-store, catalog and the Internet. Through the Credit Services and Marketing Services segments, the Company assists its clients in identifying and acquiring new customers, and helps to increase the loyalty and profitability of its clients' existing customers.

    The Company operates in three reportable segments: Transaction Services, Credit Services and Marketing Services. Transaction Services encompasses transaction processing, including network services and bank card settlement and account processing and servicing, such as card processing, billing and payment processing and customer care. Credit Services provides private label receivables financing. Credit Services generally securitizes the credit card receivables that it underwrites from its private label programs. Marketing Services provides for loyalty programs, such as Air Miles reward miles, database marketing, direct marketing and enhancement services.

    BASIS OF PRESENTATION--During fiscal 1998, the Company changed its year end to a calendar year end basis. Prior to December 31, 1998, the Company had a 52/53 week fiscal year that ended on the Saturday nearest January 31. Accordingly, fiscal 1998 represents the 11 months ended December 31, 1998, fiscal 1999 represents the year ended December 31, 1999 and fiscal 2000 represents the year ended December 31, 2000.

    ACQUISITIONS--World Financial Network Holding Corporation ("WFNHC") provided private label credit card services and database marketing for The Limited. On January 24, 1996, Business Services Holdings, Inc. ("BSH") purchased J.C. Penney's credit card transaction service business, BSI Business Services, Inc. ("BSI"). On August 30, 1996, BSH was merged into WFNHC in a transaction accounted for as a reorganization of entities under common control. Prior to the merger, WFNHC and BSH were under common ownership and common management. Subsequent to the merger, WFNHC changed its name to Alliance Data Systems Corporation and BSI changed its name to ADS Alliance Data Systems, Inc. ("ADSI").

    In July 1998, the Company acquired the stock of Loyalty Management Group Canada Inc. ("Loyalty") for approximately $183.0 million of net cash financed through a capital infusion of $100.0 million from stockholders and a bank loan of $100.0 million. The acquisition was accounted for using the purchase method of accounting, and the excess purchase price over the fair value of the net identifiable assets acquired, approximately $182.0 million, was allocated to goodwill and is being amortized over 25 years using a straight-line basis. The results of operations of Loyalty have been included in the consolidated financial statements since July 1998.

    In September 1998, the Company acquired the stock of Harmonic Systems Incorporated ("HSI") for approximately $51.3 million of net cash financed through subordinated notes of $52.0 million. The acquisition was accounted for using the purchase method of accounting, and the excess purchase price over the fair value of the net identifiable assets acquired, approximately
$38.4 million, was allocated to goodwill and is being amortized over 25 years using a straight-line basis. The results of operations of HSI have been included in the consolidated financial statements since September 1998.

    In July 1999, the Company acquired the network services business of SPS Payment Systems, Inc. ("SPS"), a wholly owned subsidiary of Associates First Capital Corporation, for approximately $170.0 million, which was financed by $120.0 million of Series A Cumulative Convertible Preferred Stock and
$50.0 million of working capital. This transaction was accounted for using the purchase method of accounting, and the excess purchase price over the fair value of the net identifiable assets,

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND ACQUISITIONS (CONTINUED) approximately $142.5 million, was allocated to goodwill and other intangibles and is being amortized over periods ranging from three to 25 years using a straight-line basis. The results of operations of SPS have been included in the consolidated financial statements since July 1999.

2. SUMMARY OF SIGNIFICANT POLICIES

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of ADSC and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    DUE FROM CARD ASSOCIATIONS AND MERCHANT SETTLEMENT OBLIGATIONS--Due from card associations and merchant settlement obligations result from the Company's network servicing and associated settlement activities. Due from card associations is generated from credit card transactions, such as Mastercard, Visa and American Express, at merchant locations. The Company records corresponding settlement obligations for amounts payable to merchants.

    CREDIT CARD RECEIVABLES--Credit card receivables are generally securitized immediately or shortly after origination. As part of its securitization agreements, the Company is required to retain an interest in the credit card receivables, which is referred to as seller's interest. Seller's interest is carried at fair value and credit card receivables are carried at lower of cost or market less an allowance for doubtful accounts.

    REDEMPTION SETTLEMENT ASSETS--These securities relate to the redemption fund for the Air Miles reward miles program and are held in trust for the benefit of funding redemptions by collectors. These securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of cumulative other comprehensive income. Debt securities for which the Company does not have the positive intent and ability to hold to maturity are classified as securities available-for-sale.

    PROPERTY AND EQUIPMENT--Furniture, fixtures, computer equipment and software, and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis, using estimated lives ranging from 3 to 15 years. Leasehold improvements are amortized over the remaining useful lives of the respective leases or the remaining useful lives of the improvements, whichever are shorter. Software development (costs to create new platforms for certain of the Company's information systems) and conversion costs (systems, programming and other related costs to allow conversion of new client accounts to the Company's processing systems) are amortized on a straight-line basis over the length of the associated contract or benefit period, which generally ranges from three to five years.

    REVENUE RECOGNITION POLICY

    TRANSACTION AND MARKETING SERVICES--The Company earns transaction fees, which are principally based on the number of transactions processed and statements generated and are recognized as such services are performed.

    AIR MILES REWARD MILES PROGRAM--The Company allocates the proceeds received from sponsors for the issuance of Air Miles reward miles based on relative fair values between the redemption element of the award ultimately provided to the collector (the "Redemption element") and its service elements.

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT POLICIES (CONTINUED)
This service element consists of direct marketing and support services provided to sponsors (the "Service element").

    The fair value of the Service element is based on the estimated fair value of providing the services on a third-party basis. The revenue related to the Service element of the Air Miles reward miles is initially deferred and amortized over the period of time beginning with the issuance of the Air Miles reward miles and ending upon their expected redemption (the estimated life of an Air Miles reward mile).

    The fair value of the Redemption element of the Air Miles reward miles issued is determined based on separate pricing offered by the Company as well as other objective evidence. The revenue related to the Redemption element is deferred until the collector redeems the Air Miles reward miles or over the estimated life of an Air Miles reward mile in the case of reward miles that the Company estimates will go unused by the collector base ("breakage").

    FINANCING CHARGES, NET--Financing charges, net, represents gains and losses on securitization of credit card receivables and interest income on seller's interest less a provision (credit) for doubtful accounts of $(3.4 million), $(3.7 million) and $(4.9 million) and related interest expense of $8.4 million, $10.4 million and $6.2 million for fiscal 1998, 1999 and 2000, respectively.

    The Company records gains or losses on the securitization of credit card receivables on the date of sale based on the estimated fair value of assets sold and retained and liabilities incurred in the sale. Gains represent the present value of estimated future cash flows the Company has retained over the estimated outstanding period of the receivables. This excess cash flow essentially represents an interest only ("I/O") strip, consisting of the excess of finance charges and past-due fees over the sum of the return paid to certificate holders and credit losses. The I/O strip is carried at fair value, with changes in the fair value reported as a component of cumulative other comprehensive income. The I/O strip is amortized over the life of the credit card receivables. Certain estimates inherent in the determination of fair value of the I/O strip are influenced by factors outside the Company's control and, as a result, such estimates could materially change in the near term. The gains on securitizations and other income from securitizations are included in finance charges, net.

    GOODWILL AND OTHER INTANGIBLES--Goodwill represents the excess of purchase price over the fair value of net assets acquired arising from business combinations and is being amortized on a straight-line basis over estimated useful lives ranging from 20 to 25 years. Other intangibles primarily represent identified intangible assets acquired in business combinations and are being amortized over estimated useful lives ranging from 27 months to 20 years.

    EARNINGS PER SHARE--Basic earnings per share is based only on the weighted average number of common shares outstanding, excluding any dilutive effects of options or other dilutive securities. Diluted earnings per share is based on the weighted average number of common and common equivalent shares, dilutive stock options or other dilutive securities outstanding during the year. However, as the Company generated net losses, common equivalent shares, composed of incremental common shares issuable upon exercise of stock options and warrants and upon conversion of Series A preferred stock, are not included in diluted net loss per share because such shares are anti-dilutive.

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT POLICIES (CONTINUED)
    The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share data):

                                                                          FISCAL
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
NUMERATOR
  Loss from continuing operations...........................  $(17,692)  $(33,792)  $(21,323)
  Preferred stock dividends.................................        --     (3,377)    (7,200)
                                                              --------   --------   --------
  Loss from continuing operations available to common
    stockholders............................................   (17,692)   (37,169)   (28,523)
  Income (loss) from discontinued operations................      (300)     7,688         --
  Loss on disposal of discontinued operations...............        --     (3,737)        --
                                                              --------   --------   --------
  Net loss available to common stockholders.................  $(17,992)  $(33,218)  $(28,523)
                                                              ========   ========   ========
DENOMINATOR
  Weighted average shares...................................    41,729     47,498     47,538
  Weighted average effect of dilutive securities:
    Net effect of dilutive stock options....................        --         --         --
    Net effect of dilutive stock warrants...................        --         --         --
                                                              --------   --------   --------
  Denominator for diluted calculation.......................    41,729     47,498     47,538
                                                              ========   ========   ========
Loss per share from continuing operations--basic and
  diluted...................................................  $  (0.42)  $  (0.78)  $  (0.60)
Income (loss) per share from discontinued operations--basic
  and diluted...............................................     (0.01)      0.08         --
                                                              --------   --------   --------
Net loss per share--basic and diluted.......................  $  (0.43)  $  (0.70)  $  (0.60)
                                                              ========   ========   ========

    MANAGEMENT ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CURRENCY TRANSLATION--The assets and liabilities of the Company's subsidiaries outside the U.S. are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates. Income and expense items are translated at the average exchange rates prevailing during the period. Gains and losses resulting from currency transactions are recognized currently in income and those resulting from translation of financial statements are included in accumulated other comprehensive income (loss).

    INCOME TAXES--Deferred income taxes are provided for differences arising in the timing of income and expenses for financial reporting and for income tax purposes using the asset/liability method of accounting. Under this method, deferred income taxes are recognized for the future tax consequences attributable to the differences between the financial statements' carrying amounts of existing assets and liabilities and their respective tax bases, using enacted tax rates.

    LONG-LIVED ASSETS--Long-lived assets, goodwill and other intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT POLICIES (CONTINUED) asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

    OFF-BALANCE SHEET FINANCIAL INSTRUMENTS--The nature and composition of some of the Company's assets and liabilities and off-balance sheet items expose the Company to interest rate risk. To mitigate this risk, the Company enters into interest rate swap agreements. All of the Company's interest rate swaps are designated and effective as hedges of specific existing or anticipated assets, liabilities or off-balance sheet items. The Company's foreign currency denominated assets and liabilities expose it to foreign currency exchange rate risk. The Company has entered into cross-currency hedges to fix the exchange rate on Canadian debt. The Company does not hedge its net investment in its Canadian subsidiary. The Company does not hold or issue derivative financial instruments for trading purposes.

    Swap agreements involve the periodic exchange of payments over the life of the agreements. Amounts to be paid or received are recorded on an accrual basis as an adjustment to the related income or expense of the item to which the agreements are designated. As of December 31, 1999 and 2000, the related amount payable to counterparties was $1.5 million and $1.4 million, respectively. Changes in the fair value of interest rate swaps are not reflected in the accompanying financial statements where designated to existing or anticipated assets, liabilities or off-balance sheet items and where swaps effectively modify or reduce interest rate sensitivity.

    Realized and unrealized gains or losses at the time of maturity, termination, sale or repayment of a derivative contract are recorded in a manner consistent with its original designation. Amounts are deferred and amortized as an adjustment to the related income or expense over the original period of exposure, provided the designated asset, liability or off-balance sheet item continues to exist, or in the case of anticipated transactions, is probable of occurring. Realized and unrealized changes in the fair value of swaps designated with items that no longer exist or are no longer probable to occur are recorded as a component of the gain or loss arising from the disposition of the designated item.

    Interest rate and foreign currency exchange rate risk management contracts are generally expressed in notional principal or contract amounts that coincide with the notional amount of the item being hedged. However, the notional amounts of these contracts are much larger than the amounts potentially at risk for nonperformance by counterparties. In the event of nonperformance by the counterparties, the Company's credit exposure on derivative financial instruments is limited to the value of the contracts that have become favorable to the Company. The Company actively monitors the credit ratings of its counterparties. Under the terms of certain swaps, each party may be required to pledge collateral if the market value of the swaps exceeds an amount set forth in the agreement or in the event of a change in its credit rating.

    RECENTLY ISSUED ACCOUNTING STANDARDS--In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities, and requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated in a cash flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive income ("OCI") and will be recognized in the income statement when the hedged item affects earnings. SFAS No. 133 defines new requirements for designation and documentation of hedging

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT POLICIES (CONTINUED) relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings. In January 2001 the Company recorded $882,000 in OCI as a cumulative translation adjustment for derivatives designated in cash flow-type hedges prior to adopting SFAS No. 133, primarily related to interest rate swaps.

    In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which replaced SFAS No. 125 and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Disclosures relating to securitization transactions are required for fiscal years ending after December 15, 2000. Management is currently evaluating the impact on its financial position and results of operations when SFAS No. 140 is adopted, but does not anticipate any material changes.

    The Emerging Issues Task Force ("EITF") is reviewing an issue, Issue
No. 00-22, "Accounting for 'Point' and Other Loyalty Programs," that is closely related to our Air Miles reward program and the way revenue is recognized for these types of programs. We understand that the EITF will provide guidance on this issue sometime in 2001, but a specific date has not been set. When Issue 00-22 is issued, if we require modification of our present revenue recognition policy, we will adhere to the guidance provided. Without knowing how the EITF will rule on this issue, we are unable to assess the impact of Issue 00-22 at this time.

    RECLASSIFICATIONS--For purposes of comparability, certain prior period amounts have been reclassified to conform with the current year presentation.

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3. REDEMPTION SETTLEMENT ASSETS

    Redemption settlement assets consist of cash and cash equivalents and securities available-for-sale and are designated for settling the Company's redemptions by collectors under its Air Miles reward program in Canada under certain contractual relationships with its sponsors. These assets are primarily denominated in Canadian dollars. Realized gains and losses from the sale of investment securities were not material. The principal components of redemption settlement assets, which are carried at fair value, are as follows:

                                        DECEMBER 31, 1999                              DECEMBER 31, 2000
                           --------------------------------------------   -------------------------------------------
                                          UNREALIZED                                     UNREALIZED
                                      -------------------                            -------------------
                             COST      GAINS      LOSSES    FAIR VALUE      COST      GAINS      LOSSES    FAIR VALUE
                           --------   --------   --------   -----------   --------   --------   --------   ----------
                                                                 (IN THOUSANDS)
Cash and cash
  equivalents............  $ 69,571    $   --    $    --     $ 69,571     $115,309     $--       $  --      $115,309
Government...............    29,981        --     (1,368)      28,613       16,278      35        (457)       15,856
Corporate................    11,884         9       (540)      11,353       21,134      18        (355)       20,797
Equity securities........    25,385     3,171     (4,443)      24,113           35      10          --            45
                           --------    ------    -------     --------     --------     ---       -----      --------
Total....................  $136,821    $3,180    $(6,351)    $133,650     $152,756     $63       $(812)     $152,007
                           ========    ======    =======     ========     ========     ===       =====      ========

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       2000
                                                          --------   --------
                                                            (IN THOUSANDS)
Software development and conversion costs...............  $ 55,156   $ 75,450
Computer equipment and purchased software...............    28,236     30,131
Furniture and fixtures..................................    40,632     47,127
Leasehold improvements..................................    31,593     34,455
Construction in progress................................     6,624      4,542
                                                          --------   --------

  Total.................................................   162,241    191,705

Accumulated depreciation................................   (73,010)   (99,527)
                                                          --------   --------

Property and equipment, net.............................  $ 89,231   $ 92,178
                                                          ========   ========

    During fiscal 1998, the Company recorded an impairment of $4.0 million on computer equipment and software related to the Marketing Services segment. The related computer equipment and software was deemed by management to be inadequate. The related charge is included in processing and servicing expenses in the consolidated statements of operations.

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5. SECURITIZATION OF CREDIT CARD RECEIVABLES

    The Company regularly securitizes its credit card receivables. During the initial phase of a securitization reinvestment period, the Company generally retains principal collections in exchange for the transfer of additional credit card receivables into the securitized pool of assets. During the amortization or accumulation period of a securitization, the investors' share of principal collections (in certain cases, up to a maximum specified amount each month) is either distributed each month to the investors or held in an account until it accumulates to the total amount, at which time it is paid to the investors in a lump sum. We currently have one series that has entered its controlled amortization period. We do not have any series in early amortization. The receivables associated with the customer accounts are in a different trust from all of the Company's other receivables; therefore, those proceedings will not affect the other trusts. The Company's outstanding securitizations are scheduled to begin their amortization or accumulation periods at various times between 2001 and 2003.

    "Due from securitizations" consists of spread deposits, I/O strips and excess funding deposits as shown in the table below:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       2000
                                                          --------   --------
                                                            (IN THOUSANDS)
Spread deposits.........................................  $104,222   $100,807
I/O strips..............................................    20,289     33,171
Excess funding deposits.................................    19,973         --
                                                          --------   --------
                                                          $144,484   $133,978
                                                          ========   ========

    The spread deposits, I/O strips and excess funding deposits are initially recorded at their allocated carrying amount based on relative fair value. Fair value is determined by computing the present value of the estimated cash flows, using the dates that such cash flows are expected to be released to the Company, at a discount rate considered to be commensurate with the risks associated with the cash flows. The amounts and timing of the cash flows are estimated after considering various economic factors including prepayment, delinquency, default and loss assumptions.

    I/O strips, seller's interest and other interests retained are periodically evaluated for impairment based on the fair value of those assets.

    Fair values of I/O strips and other interests retained are based on a review of actual cash flows and on the factors that affect the amounts and timing of the cash flows from each of the underlying credit card receivable pools. Based on this analysis, assumptions are validated or revised as deemed necessary, the amounts and the timing of cash flows are estimated and fair value is determined. The Company has one collateral type, private label credit cards.

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5. SECURITIZATION OF CREDIT CARD RECEIVABLES (CONTINUED)
    At December 31, 2000, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in the assumptions are as follows:

                                                              IMPACT ON FAIR VALUE    IMPACT ON FAIR VALUE
                                                ASSUMPTION       OF 10% CHANGE           OF 20% CHANGE
                                                ----------   ----------------------   --------------------
                                                             (DOLLARS IN THOUSANDS)
Fair value of retained interest...............   $ 31,971
Weighted average life.........................   7 months

Discount rate.................................      14.0%           $    998                $  1,112
Expected yield, net of dilution...............      21.6%             14,729                  25,089
Interest expense..............................       7.0%              4,648                   8,272
Net charge-offs rate..........................       7.0%              5,620                  10,234

    These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

    Spread deposits, carried at estimated fair value, represent deposits that are held by a trustee or agent and are used to absorb losses related to securitized credit card receivables if those losses exceed the available net cash flows arising from the securitized credit card receivables. The fair value of spread deposits is based on the weighted average life of the underlying securities and the discount rate. The discount rate is based on a risk adjusted rate paid on the series. The amount required to be deposited is 3.25% of credit card receivables in the trust, other than with respect to the trust in early amortization, for which all excess funds are required to be deposited. Spread deposits are generally released proportionately as investors are repaid, although some spread deposits are released only when investors have been paid in full. None of these spread deposits were required to be used to cover losses on securitized credit card receivables in the three-year period ended December 31, 2000.

    The table below summarizes certain cash flows received from and paid to securitization trusts:

                                                                 FISCAL
                                                           -------------------
                                                             1999       2000
                                                           --------   --------
                                                              (IN MILLIONS)
Proceeds from collections reinvested in previous credit
  card securitizations...................................  $4,070.0   $4,235.7
                                                           ========   ========
Servicing fees received..................................  $   37.4   $   39.6
                                                           ========   ========
Other cash flows received on retained interests..........  $  124.1   $  146.8
                                                           ========   ========

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5. SECURITIZATION OF CREDIT CARD RECEIVABLES (CONTINUED)
    The table below presents quantitative information about the components of total credit card receivables managed, delinquencies and net charge-offs:

                                                            AT DECEMBER 31,
                                                          -------------------
                                                            1999       2000
                                                          --------   --------
                                                             (IN MILLIONS)
Total principal of credit card receivables managed......  $2,258.6   $2,331.0
Less credit card receivables securitized................   2,232.4    2,319.7
                                                          --------   --------
Credit card receivables held............................  $   26.2   $   11.3
                                                          ========   ========

Principal amount of credit card receivables 90 days or
  more past due.........................................  $   60.0   $   64.5
                                                          ========   ========

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       2000
                                                          --------   --------
                                                            (IN THOUSANDS)
Net charge-offs.........................................  $143,370   $157,351
                                                          ========   ========

    The Company is required to maintain minimum interests ranging from 3% to 6% of the securitized credit card receivables. This requirement is met through seller's interest, and is supplemented through the excess funding deposits. Excess funding deposits represent cash amounts deposited with the trustee of the securitizations.

6. INTANGIBLE ASSETS AND GOODWILL

    Intangible assets and goodwill consist of the following:

                                                        AMORTIZATION LIFE
                                DECEMBER 31,                AND METHOD
                            ---------------------   --------------------------
                              1999        2000
                            ---------   ---------
                               (IN THOUSANDS)
Premium on purchased                                  3 years--straight line
  credit card portfolio...  $  38,536   $   1,936
Customer contracts and                              3-20 years--straight line
  lists...................     46,700      46,700
Noncompete agreement......      2,300       2,300     5 years--straight line
Goodwill..................    411,009     407,833   20-25 years--straight line
Deferred incentives.......     11,086      10,753    27 months--straight line
Sponsor contracts.........     39,495      38,306   5 years--declining balance
Collector database........     48,503      47,043     15%--declining balance
                            ---------   ---------
  Total...................    597,629     554,871
Accumulated
  amortization............   (104,020)   (110,322)
                            ---------   ---------
Intangible assets and
  goodwill, net...........  $ 493,609   $ 444,549
                            =========   =========

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7. DEFERRED REVENUE

    A reconciliation of deferred revenue--service, and deferred revenue--redemption, for the Air Miles program is as follows:

                                                                FISCAL
                                                          -------------------
                                                            1999       2000
                                                          --------   --------
                                                            (IN THOUSANDS)
DEFERRED REVENUE--SERVICE
  Beginning balance.....................................  $ 64,609   $ 84,474
  Cash proceeds.........................................    51,916     55,091
  Revenue recognized....................................   (36,409)   (47,098)
  Other.................................................     4,358     (3,536)
                                                          --------   --------
  Ending balance........................................  $ 84,474   $ 88,931
                                                          ========   ========
DEFERRED REVENUE--REDEMPTION
  Beginning balance.....................................  $ 93,583   $164,867
  Cash proceeds.........................................    94,620     90,889
  Revenue recognized....................................   (30,911)   (49,597)
  Other.................................................     7,575     (4,904)
                                                          --------   --------
  Ending balance........................................  $164,867   $201,255
                                                          ========   ========

    The Company currently estimates breakage to be one-third of miles issued.

8. DEBT

    Debt consists of the following:

                                                            DECEMBER 31,
                                                        ---------------------
                                                          1999        2000
                                                        ---------   ---------
                                                           (IN THOUSANDS)
Certificates of deposit...............................  $ 116,900   $ 139,400
Subordinated notes....................................    102,000     102,000
Credit agreement......................................    120,361      92,910
Term loans............................................     95,875      91,750
Line of credit........................................         --      10,000
                                                        ---------   ---------
                                                          435,136     436,060
Less: current portion.................................   (118,225)   (161,725)
                                                        ---------   ---------
Long term portion.....................................  $ 316,911   $ 274,335
                                                        =========   =========

    CERTIFICATES OF DEPOSIT--Terms of the certificates of deposit range from three months to 24 months with annual interest rates ranging from 5.4% to 6.9% at December 31, 1999 and from 5.5% to 7.5% at December 31, 2000. Interest is paid monthly and at maturity.

    SUBORDINATED NOTES--The Company has outstanding subordinated notes with its two largest stockholders in the aggregate principal amount of $50.0 million. Such notes bear interest at 10% payable semiannually. These notes were issued at an aggregate discount of approximately $3.6 million, and such discount is accreted into interest expense using the effective rate of approximately 12% over

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8. DEBT (CONTINUED)
the life of the notes. The notes are to be repaid on October 25, 2005. The Company may, at its option, prepay the notes at their face amount.

    The Company has outstanding a subordinated note with an affiliate in the principal amount of $52.0 million. Such note bears interest at 10% payable semi-annually. This note was issued at a discount of approximately
$6.5 million, and such discount is accreted into interest expense using the effective rate of approximately 12% over the life of the note. The discount was issued in the form of 5.9 million shares of common stock issued to the affiliate. The note is to be repaid in two equal installments in September 2007 and September 2008. The Company may, at its option, prepay the note at its face amount.

    CREDIT AGREEMENT--In fiscal 1997, the Company entered into a credit agreement to borrow $130.0 million. Funds borrowed under this facility bear interest at the higher of (i) the prime rate for such day or (ii) the sum of 1/2 of 1% plus the Federal funds rate for a base rate loan or (iii) the sum of the Euro-dollar margin plus the LIBOR rate applicable to such period for each Euro-dollar loan. Interest is payable quarterly in arrears. The effective interest rates were 8.0% and 8.8% at December 31, 1999 and 2000, respectively. Funds borrowed under the credit agreement are to be repaid in installments of $10.0 million on July 28, 2000, $30.0 million on July 27, 2001, $40.0 million on August 2, 2002 and the remaining balance on July 25, 2003. The Company's obligations under the credit agreement are secured by substantially all of its assets.

    TERM LOANS--The Company has outstanding two separate term loan facilities each in the amount of $50.0 million. The first term loan is payable in four separate annual installments of $3.1 million commencing July 30, 1999 with a final lump sum payment of $37.5 million due July 25, 2003. The second term loan is payable in six separate annual installments of $1.0 million commencing
July 30, 1999 with a final lump sum payment of $44.0 million due July 25, 2005. Both loans bear interest at the higher of (i) the prime rate for such day or
(ii) the sum of 1/2 of 1% plus the Federal funds rate for a base rate loan or
(iii) the sum of the Euro-dollar margin plus the LIBOR rate applicable to such period for each Euro-dollar loan. Interest is payable quarterly in arrears. The effective interest rates on the two term loans were 8.1% and 9.3%, respectively, at December 31, 2000.

    LINE OF CREDIT--The Company has available borrowings under a line of credit agreement of $100.0 million. The line of credit bears interest at the higher of
(i) the prime rate for such day or (ii) the sum of 1/2 of 1% plus the Federal funds rate for a base rate loan or (iii) the sum of the Euro-dollar margin plus the LIBOR rate applicable to such period for each Euro-dollar loan. The agreement matures on July 25, 2003. The effective interest rate was 10.6% at December 31, 2000.

    Any outstanding balances, including interest, related to the credit agreement will become payable immediately if the Company consummates a public offering of equity securities. The Company has agreed to comply with certain covenants as part of all non-subordinated debt agreements.

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8. DEBT (CONTINUED)
    Debt at December 31, 2000 matures as follows (in thousands):

2001..............................................  $161,725
2002..............................................    67,925
2003..............................................    59,410
2004..............................................     1,000
2005..............................................    94,000
Thereafter........................................    52,000
                                                    --------
                                                    $436,060
                                                    ========

9. INCOME TAXES

    The Company files a consolidated Federal income tax return. Components of the provision (credit) for income taxes are as follows:

                                                             FISCAL
                                                 ------------------------------
                                                   1998       1999       2000
                                                 --------   --------   --------
                                                         (IN THOUSANDS)
CURRENT
  Federal......................................  $  5,789   $ 18,827   $ (1,100)
  State........................................        98        483      2,424
  Foreign......................................     1,777      9,610     13,631
                                                 --------   --------   --------
    Total current..............................     7,664     28,920     14,955
                                                 --------   --------   --------

DEFERRED
  Federal......................................    (4,839)   (15,081)     7,227
  State........................................      (808)     1,182       (669)
  Foreign......................................    (6,725)   (21,559)   (19,672)
                                                 --------   --------   --------
    Total deferred.............................   (12,372)   (35,458)   (13,114)
                                                 --------   --------   --------
Tax (benefit) expense related to continuing
  operations...................................    (4,708)    (6,538)     1,841
Tax (benefit) expense related to discontinued
  operations...................................      (159)     2,127         --
                                                 --------   --------   --------
Total income tax provision (benefit)...........  $ (4,867)  $ (4,411)  $  1,841
                                                 ========   ========   ========

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9. INCOME TAXES (CONTINUED)
    A reconciliation of recorded federal income tax expenses (benefit) to the expected expense computed by applying the federal statutory rate of 35% for all periods to income from continuing operations before income taxes is as follows:

                                                               FISCAL
                                                   ------------------------------
                                                     1998       1999       2000
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Expected (benefit) expense at statutory rate.....  $(7,840)   $(14,115)  $(6,819)
Increase (decrease) in income taxes resulting
  from:
  State and foreign income taxes.................       63         296     1,552
  Non-deductible foreign losses..................      832         623     1,339
  Non-deductible acquired goodwill and other
    intangibles..................................    2,134      11,254     3,187
  Change in valuation allowance..................       --      (3,266)    2,635
  Other--net.....................................      103      (1,330)      (53)
                                                   -------    --------   -------
    Total........................................  $(4,708)   $ (6,538)  $ 1,841
                                                   =======    ========   =======

    Deferred tax assets and liabilities consist of the following:

                                                            DECEMBER 31,
                                                       ----------------------
                                                          1999        2000
                                                       ----------   ---------
                                                           (IN THOUSANDS)
DEFERRED TAX ASSETS
  Deferred income....................................   $13,410      $ 9,506
  Deferred revenue...................................    23,299       42,955
  Allowance for doubtful accounts....................     1,405        2,380
  Intangible assets..................................    20,008       18,506
  Net operating loss carryforwards...................    11,966       13,458
  Depreciation.......................................     2,875        3,046
  Discontinued operations............................     2,186          826
  Other..............................................     3,935        5,836
                                                        -------      -------
    Total deferred tax assets........................    79,084       96,513
                                                        -------      -------

DEFERRED TAX LIABILITIES
  Servicing rights...................................     8,120       10,990
  Accrued expenses...................................       468         (400)
  Other..............................................       348           26
                                                        -------      -------
    Total deferred tax liabilities...................     8,936       10,616
                                                        -------      -------
      Net deferred tax asset.........................    70,148       85,897
  Valuation allowance................................    (5,531)      (8,166)
                                                        -------      -------
  Net deferred tax asset.............................   $64,617      $77,731
                                                        =======      =======

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9. INCOME TAXES (CONTINUED)

    At December 31, 2000, the Company had approximately $15.6 million of Federal net operating loss carryforwards, which expire at various times through 2013. In addition, the Company has approximately $196 million of state net operating loss carryforwards, which expire at various times through 2016. The utilization of the Federal NOL's are subject to limitations under Section 382 of the Internal Revenue Code on account of changes in the equity ownership. NOL's for both financial reporting and tax reporting purposes are subject to a valuation allowance established for the tax benefit associated with their respective unrealizable federal and state NOL's. In 2000, the Company increased the valuation allowance by $2.6 million. The valuation allowance relates primarily to state NOL's and reduces deferred tax assets to an amount that represents management's best estimate of the amount of such deferred tax assets that more likely than not will be realized.

10.  PREFERRED STOCK

    In July 1999, the Company entered into a preferred stock purchase agreement and issued 120,000 shares of its Series A Cumulative Convertible Preferred Stock for proceeds of $120.0 million to an affiliate. The terms of the preferred stock purchase agreement include, among other things, the following:

    - Dividends are payable by the Company upon declaration by the Board of Directors. Dividends are cumulative and dividends not paid currently will accrue and compound quarterly at an annual rate of 6.0%. Dividends in arrears at December 31, 2000 were approximately $11.0 million.

    - Each share is convertible into common shares at a conversion rate based on the lesser of $13.50 or the initial public offering price, at the option of the holder, at any time following issuance. Upon a $75.0 million or greater initial public offering, shares will be mandatorily convertible into common stock at the stated conversion price.

    - The shares have an aggregate liquidation preference equal to the face amount plus all accrued and unpaid dividends.

    - Each share may be voted together with the common stock on an as-converted basis.

    - All issued and outstanding shares are redeemable on July 12, 2007 at a per share redemption price as defined in the agreement.

11. STOCKHOLDERS' EQUITY

    As part of consideration for the BSI acquisition, the seller received warrants to purchase up to 167,084 shares of the Company's common stock at $9.00 per share. The warrants and any stock issued upon exercise of the warrants contain or will contain transfer restrictions. The Company assigned a fair value of $9.00 per warrant or $1,503,756 which was included in the acquisition purchase price. The warrants expire in January 2008. The fair value of the warrants was determined based on the fair value of the Company at the time of acquisition.

    During July 1999, the stockholders approved an increase in the number of authorized shares from 50,000,000 shares to 66,666,667 shares.

    During March 2000, the stockholders approved an increase in the number of authorized shares from 66,666,667 shares to 200,000,000 shares.

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. STOCK COMPENSATION PLANS

    Certain of the Company's employees have been granted stock options under the Company's Stock Option and Restricted Stock Purchase Plan (the "Plan"), as amended and restated. The purpose of the Plan is to benefit and advance the interests of the Company by rewarding certain employees for their contributions to the financial success of the Company and thereby motivating them to continue to make such contributions in the future. The stock options generally vest over a three year period, beginning on the first day of February of the eighth year after the date of grant and expire 10 years after the date of grant. Terms of all awards are determined by the Board of Directors at the time of award.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                  FISCAL
                                                      ------------------------------
                                                        1998       1999       2000
                                                      --------   --------   --------
Expected dividend yield.............................  --         --         --
Risk-free interest rate.............................  6.0%       7.0%       7.0%
Expected life of options (years)....................  4.0 yrs    4.0 yrs    4.0 yrs
Assumed volatility..................................  0.01%      0.01%      0.01%
Weighted average fair value.........................  $   2.79   $   2.43   $   6.68

    The following table summarizes stock option activity under the Plan:

                                                      OPTIONS      WEIGHTED AVERAGE
                                                    OUTSTANDING     EXERCISE PRICE
                                                    ------------   -----------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE
                                                                AMOUNTS)
BALANCE AT JANUARY 31, 1998.......................     1,156            $ 9.00
  Granted.........................................       912              9.45
  Exercised.......................................       (57)             9.00
  Cancelled.......................................      (194)             9.00
                                                       -----
BALANCE AT DECEMBER 31, 1998......................     1,817              9.18
  Granted.........................................       644             10.14
  Exercised.......................................       (42)             9.00
  Cancelled.......................................       (71)             9.09
                                                       -----
BALANCE AT DECEMBER 31, 1999......................     2,348              9.54
  Granted.........................................     2,648             14.98
  Exercised.......................................       (17)             9.09
  Cancelled.......................................       (96)            10.39
                                                       -----
BALANCE AT DECEMBER 31, 2000......................     4,883            $12.45
                                                       =====

    The following table summarizes information concerning currently outstanding and exercisable stock options at December 31, 2000 (in thousands, except per share amounts):

                                 OUTSTANDING                         EXERCISABLE
                   ----------------------------------------   -------------------------
                               REMAINING        WEIGHTED                    WEIGHTED
RANGE OF EXERCISE             CONTRACTUAL       AVERAGE                     AVERAGE
     PRICES        OPTIONS    LIFE (YEARS)   EXERCISE PRICE   OPTIONS    EXERCISE PRICE
-----------------  --------   ------------   --------------   --------   --------------
$9.00 to $12.00      2,257         7.39          $ 9.52        1,232          $9.31
$12.01 to $15.00     2,626         9.68          $15.00           --             --

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. STOCK COMPENSATION PLANS (CONTINUED)
    The Company applies APB Opinion No. 25 and related interpretations in accounting for the Plan. The effect of determining compensation cost for the Company's stock-based compensation plan based on the fair value at the grant dates for awards under the Plan consistent with the methods of SFAS No. 123 is disclosed in the following pro forma information (in thousands, except per share amounts):

                                                             FISCAL
                                                 ------------------------------
                                                   1998       1999       2000
                                                 --------   --------   --------
Pro forma net income (loss)....................  $(18,629)  $(30,331)  $(25,708)
                                                 ========   ========   ========
Basic and diluted pro forma earnings per
  share........................................  $  (0.45)  $  (0.71)  $  (0.69)
                                                 ========   ========   ========

13. EMPLOYEE BENEFIT PLANS

    The Company sponsors separate defined contribution pension plans for World Financial Network National Bank ("WFNNB") and ADSI that cover qualifying employees based on service and age requirements. The Company makes matching (WFNNB) or discretionary (ADSI) contributions as determined by the Board of Directors.

14. COMMITMENTS AND CONTINGENCIES

    The Company has entered into certain contractual arrangements that result in a fee being billed to the sponsors upon redemption of Air Miles reward miles. The Company has obtained revolving letters of credit from certain of these sponsors that expire at various dates. These letters of credit total
$53.4 million at December 31, 2000, which exceeds the estimated amount of the obligation to provide travel and other rewards.

    The Company currently has an obligation to fund redemption of Air Miles reward miles as they are redeemed by collectors. The Company believes that the redemption settlement assets are sufficient to meet that obligation.

    The Company leases certain office facilities and equipment under noncancellable operating leases and is generally responsible for property taxes and insurance. Future annual minimum rental payments required under noncancellable operating leases, some of which contain renewal options, as of December 31, 2000 are (in thousands):

YEAR:
-----
2001..............................................  $ 38,846
2002..............................................    23,570
2003..............................................    14,595
2004..............................................    11,707
2005..............................................     9,775
Thereafter........................................    29,320
                                                    --------
Total.............................................  $127,813
                                                    ========

    WFNNB is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14. COMMITMENTS AND CONTINGENCIES (CONTINUED) the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, WFNNB must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require WFNNB to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined) ("total capital ratio", "Tier 1 capital ratio" and "leverage ratio", respectively). Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least six percent, a total capital ratio of at least 10 percent and a leverage ratio of at least five percent and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least four percent, a total capital ratio of at least eight percent and a leverage ratio of at least four percent, but three percent is allowed in some cases. Under these guidelines, WFNNB is considered well capitalized. As of December 31, 2000, WFNNB's Tier 1 capital ratio was 14.1%, total capital ratio was 14.4% and leverage ratio was 44.8%, and WFNNB was not subject to a capital directive order.

    Holders of credit cards issued by the Company have available lines of credit, which vary by accountholder, that can be used for purchases of merchandise offered for sale by clients of the Company. These lines of credit represent elements of risk in excess of the amount recognized in the financial statements. The lines of credit are subject to change or cancellation by the Company. As of December 31, 2000, WFNNB had approximately 29.2 million active accountholders, having an unused line of credit averaging $673 per account.

    The Company has entered into certain long-term arrangements to purchase tickets from its airline and other suppliers. These long-term arrangements allow the Company to make purchases at set prices. At December 31, 2000, the Company had no material minimum purchase commitments with these suppliers.

    SIGNIFICANT CONCENTRATION OF CREDIT RISK--The Company's Credit Services segment is active in originating private label credit cards in the United States. The Company reviews each potential customer's credit application and evaluates the applicant's financial history and ability and perceived willingness to repay. Credit card loans are made primarily on an unsecured basis. Card holders reside throughout the United States and are not significantly concentrated in any one area.

15. FINANCIAL INSTRUMENTS

    The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit through charge cards, interest rate swaps and futures contracts. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or normal amounts of these instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. FINANCIAL INSTRUMENTS (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS--The estimated fair values of the Company's financial instruments were as follows:

                                                                     DECEMBER 31
                                             -----------------------------------------------------------
                                                         1999                           2000
                                             ----------------------------   ----------------------------
                                             CARRYING AMOUNT   FAIR VALUE   CARRYING AMOUNT   FAIR VALUE
                                             ---------------   ----------   ---------------   ----------
                                                                   (IN THOUSANDS)
FINANCIAL ASSETS
  Cash and cash equivalents................      $ 56,546       $ 56,546        $116,941       $116,941
  Redemption settlement assets.............       133,650        133,650         152,007        152,007
  Trade receivables........................        69,085         69,085         115,727        115,727
  Credit card receivables and seller's
    interest, net..........................       150,804        150,804         137,865        137,865
  Due from securitizations.................       144,484        144,484         133,978        133,978
FINANCIAL LIABILITIES
  Accounts payable.........................        55,921         55,921          63,570         63,570
  Debt.....................................       435,136        447,861         436,060        427,125

                                             NOTIONAL AMOUNT   FAIR VALUE   NOTIONAL AMOUNT   FAIR VALUE
                                             ---------------   ----------   ---------------   ----------
Interest swaps.............................      $725,000       $ (6,083)       $351,750       $ (5,478)

    The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

    CASH AND CASH EQUIVALENTS--The carrying amount approximates fair value due to the short maturity of the cash investments.

    TRADE RECEIVABLES--The carrying amount approximates fair value due to the short maturity and the average interest rates approximate current market origination rates.

    CREDIT CARD RECEIVABLES--The carrying amount of credit card receivables approximates fair value due to the short maturity and the average interest rates approximate current market origination rates.

    REDEMPTION SETTLEMENT ASSETS--Fair value for securities are based on quoted market prices.

    DUE FROM SECURITIZATIONS--The carrying amount of the securitization spread account approximates its fair value due to the relatively short maturity period and average interest rates which approximate current market rates.

    ACCOUNTS PAYABLE--Due to the relatively short maturity periods, the carrying amount approximates the fair value.

    DEBT--The fair value was estimated based on the current rates available to the Company for debt with similar remaining maturities.

    INTEREST SWAPS--The fair value was estimated based on the cost to the Company to terminate the agreements.

                       ALLIANCE DATA SYSTEMS CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16. INTEREST SWAPS

    INTEREST SWAPS--In March 1997, WFNNB entered into an interest rate swap agreement with J.P. Morgan Company ("Morgan") with a notional amount totaling $200.0 million. This interest rate swap effectively changed WFNNB's interest rate exposure on $200.0 million of securitized credit card receivables to a fixed rate of approximately 6.72%. On January 30, 1998, WFNNB entered into an interest rate swap agreement with Morgan with a notional amount of $300.0 million. This interest rate swap effectively changed WFNNB's interest rate exposure on $300.0 million of securitized accounts receivable to a variable rate based on LIBOR. The notional amount of the swap, $60 million at December 31, 2000, will decrease with a corresponding decrease of the related securitized credit card receivables. In October 1998, Loyalty entered into two cross-currency interest rate swap agreements with Morgan with notional amounts totaling $100.0 million. One of the interest rate swaps effectively changed Loyalty's interest rate exposure on $50 million of notes payable (decreasing with principal payments) from a variable rate based on Canadian Bankers Acceptance to a fixed rate of 9.3%. The other interest rate swap effectively changed Loyalty's interest rate exposure on $50 million of notes payable (decreasing with principal payments) from a variable rate based on Canadian Bankers Acceptance to a variable rate based on LIBOR. The following briefly outlines the terms of each swap agreement:

                                                                       FIXED/VARIABLE             FIXED/VARIABLE
NOTIONAL AMOUNT                        SWAP PERIOD                     RATE RECEIVED                RATE PAID
-----------------------  ---------------------------------------  ------------------------   ------------------------
$200,000,000...........  May 15, 1997 through May 15, 2004        USD-LIBOR-BBA              6.720%
$60,000,000............  January 30, 1998 through March 15, 2003  5.67%                      USD-LIBOR-BBA
$43,750,000............  October 26, 1998 through July 25, 2003   USD-LIBOR-BBA+2.00%        CAD-BA-CDOR+2.26%
$48,000,000............  October 26, 1998 through July 25, 2005   USD-LIBOR-BBA+3.25%        9.265%

    In fiscal 1995, the Company entered into five-year and seven-year forward rate locks to mitigate the impact of interest rate fluctuations of the five and seven year Asset-Backed Securities ("ABS") issued in a public offering in connection with the securitization of certain credit card receivables. At the forward rate lock hedge determination date, the Company was in a favorable position and received $17.7 million (five year) and $16.8 million (seven year) which was recorded as deferred income and is being amortized ratably over five and seven year periods, respectively. The hedging reduced the effective interest rate of the five year ABS's from approximately 6.7% to 6.0% and reduced the effective interest rate of the seven year ABS's from approximately 7.0% to 6.2%.

                       ALLIANCE DATA SYSTEMS CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17.  PARENT ONLY FINANCIAL STATEMENTS

                         ALLIANCE DATA SYSTEMS CORPORATION
                             (PARENT COMPANY ONLY)
                        CONDENSED FINANCIAL INFORMATION

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
BALANCE SHEETS                                                --------   --------
                                                                (IN THOUSANDS)
Assets:
Cash and cash equivalents...................................  $     --   $      7
Investment in subsidiaries..................................   350,285    351,270
Loans to subsidiaries.......................................   181,750    274,750
Receivables from subsidiaries...............................    66,179
Trade receivables...........................................        --         --
Other.......................................................    12,867      3,976
                                                              --------   --------
  Total assets..............................................  $611,081   $630,003
                                                              ========   ========

Liabilities:
Long-term and subordinated debt.............................  $222,361   $195,975
Borrowings from subsidiaries................................        --      6,659
Other.......................................................    10,432      6,180
                                                              --------   --------
  Total liabilities.........................................   232,793    208,814
Stockholders' equity........................................   378,288    421,189
                                                              --------   --------
  Total liabilities and stockholders' equity................  $611,081   $630,003
                                                              ========   ========

                                                                          FISCAL
                                                              ------------------------------
                                                                1998       1999       2000
STATEMENTS OF INCOME                                          --------   --------   --------
                                                                      (IN THOUSANDS)
Interest from loans to subsidiaries.........................  $17,907    $23,962    $24,648
Dividends from subsidiary...................................       --     40,000     32,000
Processing and servicing fees...............................    4,457      3,404         --
Other income................................................      156        149         --
                                                              -------    -------    -------
  Total revenue.............................................   22,520     67,515     56,648
Interest expense............................................   21,165     25,981     24,296
Other expense...............................................      153        256        970
                                                              -------    -------    -------
  Total expense.............................................   21,318     26,237     25,266
                                                              -------    -------    -------
Income before income taxes..................................    1,202     41,278     31,382
Income tax expense..........................................      486        720        540
                                                              -------    -------    -------
Net income..................................................  $   716    $40,558    $30,842
                                                              =======    =======    =======

Note: Alliance Data Systems Corporation accounts for its investments in subsidiaries under the cost method.

                       ALLIANCE DATA SYSTEMS CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17.  PARENT ONLY FINANCIAL STATEMENTS (CONTINUED)

                                                                           FISCAL
                                                              ---------------------------------
                                                                1998        1999        2000
STATEMENTS OF CASH FLOWS                                      ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Net cash provided by (used in) operating activities.........  $ (78,260)  $ 115,555   $  99,338

Investing activities:
Net cash paid for corporate acquisitions....................   (151,500)   (169,322)     10,925
Loans to subsidiaries.......................................         --          --     (93,000)
                                                              ---------   ---------   ---------
Net cash used in investing activities.......................   (151,500)   (169,322)    (82,075)

Financing Activities:
Borrowings from subsidiaries................................     17,490      41,331          --
Issuance of long-term and subordinated debt.................    327,159     320,624     391,000
Repayment of long-term and subordinated debt................   (221,676)   (428,854)   (408,405)
Net proceeds from preferred stock...........................         --     119,400          --
Net proceeds from issuances of common stock.................    107,042         377         149
                                                              ---------   ---------   ---------
Net cash provided by (used in) financing activities.........    230,015      52,878     (17,256)
                                                              ---------   ---------   ---------
Increase (decrease) in cash and cash equivalents............        255        (889)          7
Cash and cash equivalents at beginning of period............        634         889          --
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of period..................  $     889   $      --   $       7
                                                              =========   =========   =========

18.  SEGMENT INFORMATION

    Operating segments are defined by SFAS 131 as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision making group is the Executive Committee, which consists of the Chairman of the Board and Chief Executive Officer, Presidents of the divisions; and Executive Vice Presidents. The operating segments are reviewed separately because each operating segment represents a strategic business unit that generally offers different products and serves different markets.

    The accounting policies of the operating segments are generally the same as those described in the summary of significant accounting policies. Corporate overhead is allocated to the segments based on a percentage of the segment's revenues. Interest expense and income taxes are not allocated to the segments in the computation of segment operating profit for internal evaluation purposes. Transaction Services performs servicing activities related to Credit Services. For this, Transaction Services receives a fee equal to its direct costs before corporate overhead allocation plus a margin. The margin is based on

                       ALLIANCE DATA SYSTEMS CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.  SEGMENT INFORMATION (CONTINUED)
current market rates for similar services. Revenues are attributed to geographic areas based on the location of the unit processing the underlying transactions.

                                          TRANSACTION    CREDIT    MARKETING     OTHER/
                                           SERVICES     SERVICES   SERVICES    ELIMINATION    TOTAL
FISCAL 1998                               -----------   --------   ---------   -----------   --------
                                                                (IN THOUSANDS)
Revenues................................    $303,186    $212,663   $ 60,892     $(165,828)   $410,913
Depreciation and amortization...........      25,419      11,763     14,854            --      52,036
Operating profit........................       4,405      12,883    (11,804)           --       5,484

                                           TRANSACTION    CREDIT    MARKETING     OTHER/
                                            SERVICES     SERVICES   SERVICES    ELIMINATION    TOTAL
FISCAL 1999                                -----------   --------   ---------   -----------   --------
                                                                 (IN THOUSANDS)
Revenues.................................    $381,027    $247,824   $138,310     $(184,079)   $583,082
Depreciation and amortization............      28,814      12,060     36,926            --      77,800
Operating profit.........................      13,014      17,743    (28,302)           --       2,455

                                           TRANSACTION    CREDIT    MARKETING     OTHER/
                                            SERVICES     SERVICES   SERVICES    ELIMINATION    TOTAL
FISCAL 2000                                -----------   --------   ---------   -----------   --------
                                                                 (IN THOUSANDS)
Revenues.................................    $437,980    $268,183   $178,214     $(206,182)   $678,195
Depreciation and amortization............      41,747       1,259     33,138            --      76,144
Operating profit.........................      13,017      24,059    (15,211)           --      21,865

    Information concerning principal geographic areas is as follows:

                                        UNITED STATES   REST OF WORLD(1)     TOTAL
                                        -------------   ----------------   ----------
                                                       (IN THOUSANDS)
Revenues
  Fiscal 1998.........................    $367,588          $ 43,325       $  410,913
  Fiscal 1999.........................     467,629           115,453          583,082
  Fiscal 2000.........................     518,839           159,356          678,195
Total assets
  December 31, 1999...................     834,838           466,425        1,301,263
  December 31, 2000...................     936,849           483,757        1,420,606

------------------------

(1) Primarily consists of Canada following the Loyalty acquisition in July 1998.

19.  RELATED PARTY TRANSACTIONS

    One of the Company's stockholders, Welsh, Carson, Anderson & Stowe and related affiliates ("WCAS"), have provided significant financing to the Company since the initial merger in August 1996. The related transactions are as follows:

    - The Company issued a 10% subordinated note to WCAS in January 1996, in the principal amount of $30.0 million. Principal on the note is due on October 25, 2005 and interest is payable semi-annually in arrears on each January 1 and July 1. The note was originally issued to finance, in part, the acquisition of BSI Business Services, Inc., now known as ADSI. Additionally, the Company issued similar notes to The Limited in the amount of $20.0 million.

                       ALLIANCE DATA SYSTEMS CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19.  RELATED PARTY TRANSACTIONS (CONTINUED)
    - In July 1998, the Company sold 10.1 million shares of common stock to WCAS for $100.0 million. The shares were issued to finance, in part, the acquisition of all outstanding stock of Loyalty.

    - In August 1998, the Company sold 30,303 shares of common stock to WCAS for $300,000 and 20,202 shares of common stock to The Limited for $200,000.

    - In September 1998, the Company issued 655,556 shares of common stock to WCAS and issued a 10% subordinated note to WCAS, in the principal amount of $52.0 million. Principal on the note is due in two equal installments on September 15, 2007 and September 15, 2008. Interest is payable semi-annually in arrears on each March 15 and September 15. The shares and the note was originally issued to finance, in part, the acquisition of HSI.

    The Company paid Welsh, Carson, Anderson & Stowe $2.0 million in fiscal 1998 and $1.2 million in fiscal 1999 for fees related to acquisitions.

    The other significant stockholder of the Company, The Limited (through affiliates), is a significant customer. The Company has entered into credit card processing agreements and a database marketing agreement with several affiliates of The Limited. The Company has received fees from The Limited and its affiliates of $40.6 million for fiscal 1998, $46.6 million for fiscal 1999, and $46.7 million for fiscal 2000.

20.  DISCONTINUED OPERATIONS

    During September 1999, the Board of Directors decided to discontinue the Company's subscriber services business when a major customer was acquired by a third party. The business had revenues of approximately $44.9 million and $43.1 million in fiscal 1998 and 1999, respectively. The net assets of the business were immaterial.

21.  SUBSEQUENT EVENTS

    Effective February 28, 2001, the Company acquired substantially all of the operating assets of Utilipro, Inc., a subsidiary of AGL Resources, Inc., for $20.3 million in cash. Utilipro is an account processing and servicing provider to the deregulated utility sector. Utilipro provides these services to three clients serving approximately 500,000 customers.

                       ALLIANCE DATA SYSTEMS CORPORATION
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              FOR THE THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                                2000        2001
                                                              ---------   ---------
Revenues
  Transaction and marketing services........................  $ 98,770    $107,142
  Redemption revenue........................................    18,656      22,343
  Financing charges, net....................................    44,359      45,478
  Other income..............................................     3,762       5,729
                                                              --------    --------
    Total revenue...........................................   165,547     180,692

Operating expenses
  Cost of operations........................................   134,571     143,258
  General and administrative................................     7,505       9,333
  Depreciation and other amortization.......................     5,997       6,367
  Amortization of purchased intangibles.....................    13,795      11,113
                                                              --------    --------
    Total operating expenses................................   161,868     170,071

Operating income............................................     3,679      10,621
Other non-operating expense.................................     2,476          --
Interest expense............................................     8,776       9,635
                                                              --------    --------
Loss before income taxes....................................    (7,573)        986
Income tax expense (benefit)................................       716         933
                                                              --------    --------
Net income (loss)...........................................  $ (8,289)   $     53
                                                              ========    ========

Loss per share--basic and diluted...........................  $  (0.21)   $  (0.04)
                                                              ========    ========

Weighted average shares--basic and diluted..................    47,529      47,568
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                       ALLIANCE DATA SYSTEMS CORPORATION
                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 MARCH 31, 2001
                                                                           --------------------------
                                                                                          PRO FORMA
                                                                                        STOCKHOLDERS'
                                                       DECEMBER 31, 2000     ACTUAL        EQUITY
                                                       -----------------   ----------   -------------
                                                           (AUDITED)              (UNAUDITED)
                                       ASSETS
Cash and cash equivalents............................     $  116,941       $   58,756
Due from card associations...........................        125,083           60,563
Trade receivables....................................         86,153           66,008
Credit card receivables and seller's interest........        137,865          125,013
Other current assets.................................         57,733           56,650
                                                          ----------       ----------
  Total current assets...............................        523,775          366,990
Redemption settlement assets, restricted.............        152,007          158,171
Property and equipment, net..........................         92,178           95,972
Other non-current assets.............................         74,119           79,913
Due from securitizations.............................        133,978          146,775
Intangible assets and goodwill, net..................        444,549          457,011
                                                          ----------       ----------
  Total assets.......................................     $1,420,606       $1,304,832
                                                          ==========       ==========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.....................................     $   63,570       $   56,438
Accrued expenses.....................................         80,547           64,998
Merchant settlement obligations......................        149,271           76,777
Other liabilities....................................         36,725           28,733
Debt, current portion................................        161,725          143,525
                                                          ----------       ----------
  Total current liabilities..........................        491,838          370,471
Other liabilities....................................          1,856            7,958
Deferred revenue--service............................         88,931           96,805
Deferred revenue--redemption.........................        201,255          206,625
Long-term and subordinated debt......................        274,335          270,750
                                                          ----------       ----------
  Total liabilities..................................      1,058,215          952,609
Commitments and contingencies
Series A cumulative convertible preferred stock,
  $0.01 par value; 120 shares authorized, issued and
  outstanding........................................        119,400          119,400    $       --
Stockholders' equity:
Common stock, $0.01 par value; authorized 200,000
  shares (December 31, 2000 and March 31, 2001),
  issued and outstanding, 47,545 shares (December 31,
  2000), 47,662 shares (March 31, 2001), and 57,886
  shares (pro forma).................................            475              477           579
Additional paid-in capital...........................        226,323          227,829       347,127
Retained earnings....................................         16,370           16,423        16,423
Accumulated other comprehensive income (loss)........           (177)         (11,906)      (11,906)
                                                          ----------       ----------    ----------
Total stockholders' equity...........................        242,991          232,823       352,223
                                                          ----------       ----------    ----------
Total liabilities and stockholders' equity...........     $1,420,606       $1,304,832    $1,304,832
                                                          ==========       ==========    ==========

          See accompanying notes to consolidated financial statements.

                       ALLIANCE DATA SYSTEMS CORPORATION
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                2000        2001
                                                              ---------   ---------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $  (8,289)  $      52
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
  Depreciation and amortization.............................     19,792      17,480
  Deferred income taxes.....................................     (2,257)     (1,789)
  Loss on sale of equity securities.........................      2,467          --
  Accretion of deferred income..............................         --          --
  Provision (credit) for doubtful accounts..................      2,074         573
  Change in operating assets and liabilities, net of
    acquisitions:
    Change in trade accounts receivables....................     (1,385)     22,739
    Change in merchant settlement activity..................     26,288      (7,974)
    Change in other assets..................................     10,385      (2,856)
    Change in accounts payable and accrued expenses.........    (44,866)    (27,330)
    Change in deferred revenue..............................     10,794      13,244
    Change in other liabilities.............................     (1,938)     (1,889)
    Other operating activities..............................      1,807      (1,253)
                                                              ---------   ---------
      Net cash provided by operating activities.............     14,872      10,997
CASH FLOWS FROM INVESTING ACTIVITIES
  Increase in redemption settlement assets..................     (5,804)     (6,164)
  Net cash paid for corporate acquisition...................         --     (18,750)
  Purchase of credit card receivables.......................         --     (76,487)
  Proceeds from sale of credit card receivable portfolios...         --      74,258
  Change in seller's interest...............................     14,326      11,914
  Change in due from securitizations........................     15,038     (12,797)
  Capital expenditures......................................     (8,366)     (9,149)
                                                              ---------   ---------
      Net cash provided by (used in) investing activities...     15,194     (37,175)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under debt agreements..........................    122,700     171,200
  Repayment of borrowings...................................   (141,051)   (192,986)
  Proceeds from issuance of preferred stock.................         --          --
  Proceeds from issuance of common stock....................         --       1,508
                                                              ---------   ---------
      Net cash used in financing activities.................    (18,351)    (20,278)
Effect of exchange rate changes.............................     (1,192)    (11,729)
                                                              ---------   ---------
Change in cash and cash equivalents.........................     10,523     (58,185)
Cash and cash equivalents at beginning of period............     56,546     116,941
                                                              ---------   ---------
Cash and cash equivalents at end of period..................  $  67,069   $  58,756
                                                              =========   =========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid.............................................  $  13,110   $   9,635
                                                              =========   =========
  Income taxes paid.........................................  $   4,695   $  10,156
                                                              =========   =========

          See accompanying notes to consolidated financial statements.

                       ALLIANCE DATA SYSTEMS CORPORATION

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The condensed consolidated financial statements and related notes of the business and operations of Alliance Data Systems Corporation (collectively, the "Company" or "ADSC") for the three months ended March 31, 2000 and 2001 have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission and are unaudited.

    In the opinion of management, the condensed consolidated financial statements include all recurring adjustments and normal accruals necessary to present fairly the Company's consolidated financial position and its consolidated results of operations for the dates and periods presented. Results for interim periods are not necessarily indicative of the results to be expected during the remainder of the current year or for any future period. All significant intercompany accounts and transactions have been eliminated in consolidation.

    These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the 11 months ended December 31, 1998 and at and for the years ended December 31, 1999 and 2000 presented herein.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME (LOSS)

    Comprehensive income (loss) was as follows (in thousands):

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                             ---------------------
                                                               2000        2001
                                                             ---------   ---------
Net income (loss)..........................................  $  (8,289)  $      53
Unrealized gains on securities available-for-sale..........      2,106          --
Currency translation adjustment............................       (338)    (11,729)
                                                             ---------   ---------
Total comprehensive loss...................................  $  (6,521)  $ (11,676)
                                                             =========   =========

EARNINGS PER SHARE

    Basic earnings per share is based only on the weighted average number of common shares outstanding, excluding any dilutive effects of options or other dilutive securities. Diluted earnings per share is based on the weighted average number of common and common equivalent shares, dilutive stock options or other dilutive securities outstanding during the year. However, as the Company generated net losses, common equivalent shares, composed of incremental common shares issuable upon exercise of stock options and warrants and upon conversion of Series A preferred stock, are not included in diluted net loss per share because such shares are anti-dilutive. The following table sets

                       ALLIANCE DATA SYSTEMS CORPORATION

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION (CONTINUED)
forth the computation of basic and diluted net income (loss) per share for the periods indicated (in thousands, except per share amounts):

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                2000        2001
                                                              ---------   ---------
NUMERATOR
  Net income (loss).........................................  $  (8,289)  $      53
  Preferred stock dividends.................................      1,800       1,800
                                                              ---------   ---------
  Numerator for basic and diluted earnings per share--loss
    attributable to common stockholders.....................  $ (10,089)  $  (1,747)
                                                              =========   =========
DENOMINATOR
  Weighted average shares...................................     47,529      47,568
  Weighted average effect of dilutive securities:
    Net effect of dilutive stock options....................         --          --
    Net effect of dilutive stock warrants...................         --          --
    Net effect of dilutive convertible preferred stock......         --          --
                                                              ---------   ---------
  Denominator for diluted calculations......................     47,529      47,568
                                                              =========   =========
NET (LOSS) PER SHARE
  Basic and diluted.........................................  $   (0.21)  $   (0.04)
                                                              =========   =========

RECENTLY ISSUED ACCOUNTING STANDARDS

    Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires a company to recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The cumulative effect of the change in accounting principle due to the adoption of SFAS No. 133 resulted in the recognition of $882,000 (net of tax) in other comprehensive income. During the three months ended March 31, 2001, the amount recorded in earnings (a) related to cash flow hedge ineffectiveness and (b) as a result of the discontinuance of cash flow hedges because it is probable that the original transactions will not occur by the end of the originally specified period, was immaterial.

    The Company currently uses derivative financial instruments primarily to reduce its exposure to adverse fluctuations in interest rates. When entered into, the Company formally designates and documents the financial instrument as a hedge of a specific underlying exposure, as well as the risk-management objectives and strategies for undertaking the hedge transaction. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the cash flows of the underlying exposures being hedged. Derivatives are recorded in the condensed consolidated balance sheet at fair value in other assets or other liabilities, depending on whether the amount is an

                       ALLIANCE DATA SYSTEMS CORPORATION

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION (CONTINUED)
asset or liability. The earnings impact resulting from the Company's derivative instruments is recorded in the same line item within the condensed consolidated statement of operations as the underlying exposure being hedged. The Company also formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposures. Any ineffective portion of a financial instrument's change in fair value is immediately recognized in earnings.

PRO FORMA STOCKHOLDERS' EQUITY

    If the offering contemplated by this prospectus is consummated, all of the Series A Cumulative Convertible Preferred Stock outstanding at the closing date will be converted into shares of common stock. The unaudited pro forma stockholders' equity as of March 31, 2001 reflects the conversion of all outstanding convertible preferred stock at March 31, 2001 into 10,223,572 shares of common stock.

2. SEGMENT INFORMATION

    The Company classifies its businesses into three segments: Transaction Services, Credit Services and Marketing Services.

                                            TRANSACTION    CREDIT    MARKETING     OTHER/
                                             SERVICES     SERVICES   SERVICES    ELIMINATION    TOTAL
THREE MONTHS ENDED MARCH 31, 2000           -----------   --------   ---------   -----------   --------
                                                                  (IN THOUSANDS)
Revenues..................................    $108,748    $69,903     $39,451      $(52,555)   $165,547
Depreciation and amortization.............      10,282        315       9,195            --      19,972
Operating profit..........................       3,277      8,286      (7,884)           --       3,679

                                            TRANSACTION    CREDIT    MARKETING     OTHER/
                                             SERVICES     SERVICES   SERVICES    ELIMINATION    TOTAL
THREE MONTHS ENDED MARCH 31, 2001           -----------   --------   ---------   -----------   --------
                                                                  (IN THOUSANDS)
Revenues..................................    $118,168    $73,810     $44,291      $(55,577)   $180,692
Depreciation and amortization.............       9,972        401       7,107            --      17,480
Operating profit..........................       4,540      7,961      (1,880)           --      10,621

3. ACQUISITIONS

    Effective February 28, 2001, the Company acquired substantially all of the operating assets of Utilipro, Inc., a subsidiary of AGL Resources, Inc., for $20.3 million in cash. Utilipro is an account processing and servicing provider to the deregulated utility sector. Utilipro provides these services to three clients serving aproximately 500,000 customers.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of Utilipro, Inc.:

    We have audited the accompanying consolidated balance sheets of Utilipro, Inc. and subsidiaries (the "Company") as of September 30, 1999 and 2000, and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1999 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Atlanta, Georgia
February 28, 2001

                        UTILIPRO, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 30,
                                                        --------------------------   DECEMBER 31,
                                                           1999           2000           2000
                                                        -----------   ------------   -------------
                                                                                      (UNAUDITED)
                                      ASSETS
Cash..................................................  $   194,405   $    270,190    $   521,101
Accounts receivable--affiliate........................    1,537,259      5,843,621      1,981,022
Accounts receivable--nonaffiliates, net of allowance
  for doubtful accounts of $957,226, $3,311,590 and
  $3,505,387 at September 30, 1999 and 2000 and
  December 31, 2000, respectively.....................    1,372,044        500,000        500,000
Prepaid expenses and other current assets.............      114,943        283,391        225,764
Current deferred tax asset............................      575,253      1,316,590      1,360,848
                                                        -----------   ------------    -----------
    Total current assets..............................    3,793,904      8,213,792      4,588,735
Property and equipment, net...........................    3,770,395      3,443,606      3,485,298
Deferred tax asset....................................                     170,962        136,227
Tax receivable from affiliate.........................    1,073,960      3,508,565      3,758,374
Other assets..........................................       68,444        118,716        118,716
                                                        -----------   ------------    -----------
                                                        $ 8,706,703   $ 15,455,641    $12,087,350
                                                        ===========   ============    ===========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable......................................  $ 1,648,602   $    313,935    $   405,154
Accrued salaries and benefits.........................      763,745        673,631        241,643
Other accrued expenses................................      314,976      1,729,330        691,305
Notes payable to affiliates...........................    4,162,011     16,104,399     14,787,159
Current portion of long-term debt.....................      420,825        850,488        705,171
                                                        -----------   ------------    -----------
    Total current liabilities.........................    7,310,159     19,671,783     16,830,432
Long-term debt........................................      574,351      1,067,256        968,891
Deferred tax liability................................      191,848             --             --
                                                        -----------   ------------    -----------
    Total liabilities.................................    8,076,358     20,739,039     17,799,323
                                                        -----------   ------------    -----------
Commitments and contingencies (Notes 3, 8 and 9)

Redeemable Preferred Stock, Series A Convertible,
  $1.00 par value 4,200,000 shares authorized, 700,000
  issued and outstanding..............................      700,000        700,000        700,000

Stockholders' equity (deficit):
Common stock, $1.00 par value, 10,000,000 shares
  authorized, 123,529 shares issued and outstanding as
  of September 30, 1999 and 62,999 shares issued and
  outstanding as of September 30, 2000 and
  December 31, 2000 (unaudited).......................      123,529         62,999         62,999
Additional paid-in capital............................    3,500,000      3,378,940      3,378,940
Accumulated other comprehensive loss..................         (109)            --             --
Accumulated deficit...................................   (3,693,075)    (9,425,337)    (9,853,912)
                                                        -----------   ------------    -----------
    Total stockholders' equity (deficit)..............      (69,655)    (5,983,398)    (6,411,973)
                                                        -----------   ------------    -----------
    Total liabilities and stockholders' equity........  $ 8,706,703   $ 15,455,641    $12,087,350
                                                        ===========   ============    ===========

          See accompanying notes to consolidated financial statements.

                        UTILIPRO, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                                                THREE MONTHS ENDED
                                           YEAR ENDED SEPTEMBER 30,                DECEMBER 31,
                                         -----------------------------      ---------------------------
                                            1999              2000             1999             2000
                                         -----------      ------------      -----------      ----------
                                                                                    (UNAUDITED)
Revenues
  Affiliate............................  $ 5,289,008      $ 13,648,089      $ 1,830,195      $4,048,323
  Nonaffiliate.........................    3,310,702         4,083,554        1,161,433          91,952
                                         -----------      ------------      -----------      ----------
    Total revenues.....................    8,599,710        17,731,643        2,991,628       4,140,275
                                         -----------      ------------      -----------      ----------
Expenses
  Payroll and employee benefits........    5,686,438        12,158,138        2,329,458       2,039,523
  Other operating expenses.............    6,992,762        12,654,070        2,588,909       1,982,309
  Depreciation.........................      638,794         1,260,697          273,675         373,989
                                         -----------      ------------      -----------      ----------
    Total expenses.....................   13,317,994        26,072,905        5,192,042       4,395,821
                                         -----------      ------------      -----------      ----------
Operating loss.........................   (4,718,284)       (8,341,262)      (2,200,414)       (255,546)
Interest expense.......................      103,242         1,121,671          182,083         437,243
Other income, net......................      (58,639)         (191,919)         (70,491)         (4,883)
                                         -----------      ------------      -----------      ----------
Loss before income taxes...............   (4,762,887)       (9,271,014)      (2,312,006)       (687,906)
Income tax benefit.....................    1,842,285         3,538,752          887,500         259,331
                                         -----------      ------------      -----------      ----------
Net loss...............................  $(2,920,602)     $ (5,732,262)     $(1,424,506)     $ (428,575)
                                         ===========      ============      ===========      ==========
Foreign currency translation
  adjustment...........................         (109)              109               --              --
                                         -----------      ------------      -----------      ----------
Comprehensive loss.....................  $(2,920,711)     $ (5,732,153)     $(1,424,506)     $ (428,575)
                                         ===========      ============      ===========      ==========

          See accompanying notes to consolidated financial statements.

                        UTILIPRO, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                        COMMON STOCK                      ACCUMULATED
                                   ----------------------   ADDITIONAL       OTHER
                                     SHARES                  PAID-IN     COMPREHENSIVE   ACCUMULATED
                                   OUTSTANDING    AMOUNT     CAPITAL        (LOSS)         DEFICIT        TOTAL
                                   -----------   --------   ----------   -------------   -----------   -----------
September 30, 1998...............    123,529     $123,529   $  700,000       $  --       $ (772,473)   $    51,056
  Capital contribution...........                            2,800,000                                   2,800,000
  Foreign currency translation
    adjustment...................                                             (109)                           (109)
  Net loss.......................                                                        (2,920,602)    (2,920,602)
                                     -------     --------   ----------       -----       -----------   -----------
September 30, 1999...............    123,529      123,529    3,500,000        (109)      (3,693,075)       (69,655)
  Repurchase of common stock.....    (60,530)     (60,530)    (121,060)                                   (181,590)
  Foreign currency translation
    adjustment...................                                              109                             109
Net loss.........................                                                        (5,732,262)    (5,732,262)
                                     -------     --------   ----------       -----       -----------   -----------
September 30, 2000...............     62,999       62,999    3,378,940          --       (9,425,337)    (5,983,398)
  Net loss (unaudited)...........                                                          (428,575)      (428,575)
                                     -------     --------   ----------       -----       -----------   -----------
December 31, 2000 (unaudited)....     62,999     $ 62,999   $3,378,940       $  --       $(9,853,912)  $(6,411,973)
                                     =======     ========   ==========       =====       ===========   ===========

          See accompanying notes to consolidated financial statements.

                        UTILIPRO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             THREE MONTHS ENDED
                                              YEAR ENDED SEPTEMBER 30,          DECEMBER 31,
                                             --------------------------   ------------------------
                                                1999           2000          1999          2000
                                             -----------   ------------   -----------   ----------
                                                                                (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss.................................  $(2,920,602)  $ (5,732,262)  $(1,424,506)  $ (428,575)
  Adjustments to reconcile net loss to net
  cash used in operating activities:
    Depreciation...........................      638,794      1,260,697       273,675      373,989
    Bad debt expense.......................      957,226      2,354,364
    Deferred taxes.........................     (424,928)    (1,104,147)     (105,817)    (259,332)
  Changes in assets and liabilities:
    Accounts receivable....................   (3,505,233)    (5,788,682)     (536,779)   3,862,599
    Prepaid expenses and other current
    assets.................................      (11,506)      (168,448)     (326,489)      57,627
    Other assets...........................      (61,327)       (50,272)
    Accounts payable and accrued
    expenses...............................    2,220,155        (10,427)      267,185   (1,378,794)
    Tax receivable from affiliate..........     (626,856)    (2,434,605)           --           --
                                             -----------   ------------   -----------   ----------
      Net cash used in operating
      activities...........................   (3,734,277)   (11,673,782)   (1,852,731)   2,227,514
                                             -----------   ------------   -----------   ----------

INVESTING ACTIVITY--Capital expenditures...   (2,785,163)      (933,799)     (207,255)    (415,681)
                                             -----------   ------------   -----------   ----------

FINANCING ACTIVITIES
  Increases in note payable to affiliate...    4,162,011     11,942,388     1,713,398   (1,317,240)
  Borrowings on long-term debt.............           --      1,798,940       368,115           --
  Payments on long-term debt...............     (298,852)      (876,372)           --     (243,682)
  Common stock repurchase..................           --       (181,590)           --           --
  Capital contribution.....................    2,800,000             --            --           --
                                             -----------   ------------   -----------   ----------

      Net cash provided by financing
      activities...........................    6,663,159     12,683,366     2,081,513   (1,560,922)
                                             -----------   ------------   -----------   ----------

INCREASE IN CASH...........................      143,719         75,785        21,527      250,911

CASH:
  Beginning of period......................       50,686        194,405       194,405      270,190
                                             -----------   ------------   -----------   ----------

  End of period............................  $   194,405   $    270,190   $   215,932   $  521,101
                                             ===========   ============   ===========   ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
  INFORMATION:
  Interest paid............................           --   $    350,694            --   $  318,288
                                             ===========   ============   ===========   ==========

NONCASH ACTIVITY
  Property, plant, and equipment acquired
  under capital leases.....................  $ 1,099,137   $  2,028,013   $ 1,799,245   $       --
                                             ===========   ============   ===========   ==========

          See accompanying notes to consolidated financial statements.

                        UTILIPRO, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

    The accompanying consolidated financial statements include the accounts of Utilipro, Inc. and its wholly owned subsidiaries, which are collectively referred to as the "Company." All significant intercompany accounts and transactions have been eliminated.

    The Company engages in the sale of integrated customer care solutions and billing services to energy marketers. The Company was formed on June 17, 1997 and on December 10, 1997 AGL Investments, Inc. ("AGL Investments"), a wholly owned subsidiary of AGL Resources, Inc. ("AGL Resources"), acquired 700,000 shares of the Company's convertible preferred stock. The Company is based in Atlanta, Georgia.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INTERIM FINANCIAL DATA (UNAUDITED)--The financial statements as of December 31, 2000 and for the three months ended December 31, 1999 and 2000 are unaudited. In the opinion of management, these financial statements reflect all adjustments necessary for a fair presentation of the financial statements for such periods. These adjustments consist of normal, recurring items. The results of operations for the three months ended December 31, 2000 are not necessarily indicative of the results of operations that may be expected for the full year.

    USE OF ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    PROPERTY AND EQUIPMENT--Purchases of property and equipment are recorded at cost. Depreciation on property is computed on a straight-line basis using the following estimated useful lives:

Computer and telecommunications equipment...................                5 years
Computer software...........................................           4 to 5 years
Furniture and fixtures......................................           5 to 7 years
Leasehold improvements......................................  The life of the lease

    IMPAIRMENT OF LONG-LIVED ASSETS--The Company reviews long-lived assets and certain intangibles for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and any impairment losses are reported in the period in which the recognition criteria are first applied based on the fair value of the asset.

    INCOME TAXES--Deferred tax assets and liabilities are recorded for all significant temporary differences between the carrying amounts and the tax bases of assets and liabilities. The operating results of the Company are included in the consolidated federal income tax return of AGL Resources and income taxes are allocated to the Company for the tax effects of its income and deductions included in the consolidated return.

    DERIVATIVE INSTRUMENTS--In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133, as amended by SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It

                        UTILIPRO, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) requires that an entity record all derivatives as either assets or liabilities in the balance sheet measured at fair value. The Company adopted SFAS No. 133 on October 1, 2000. The impact of the adoption of SFAS No. 133 on the Company's consolidated financial statements at October 1, 2000 was immaterial.

    REVENUE RECOGNITION--The Company recognizes revenues using the accrual method. As services are performed, they are billed to the Company's customers and recorded as revenue.

    RECLASSIFICATIONS--Certain prior year amounts have been reclassified for comparative purposes. Those reclassifications did not affect consolidated net loss for the years presented.

3.  CONCENTRATION OF CREDIT RISK

    At September 30, 2000, one nonaffiliated customer comprised all of the Company's accounts receivable--nonaffiliates, and at September 30, 1999, three nonaffiliated customers comprised 73%, 12%, and 11%, respectively of the Company's accounts receivable--non-affiliate balance. For the year ended September 30, 2000, no nonaffiliate customer represented more than 10% of nonaffiliate revenues. For the year ended September 30, 1999, three nonaffiliated customers comprised 24%, 8%, and 4% of nonaffiliate revenues, respectively.

    On October 26, 1999, Peachtree Natural Gas, LLC ("Peachtree"), one of the Company's nonaffiliated customers, filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. As of the date of Peachtree's bankruptcy filing, Peachtree owed the Company $2,063,769. The amount owed to the Company as of September 30, 2000 was fully reserved for in the accompanying balance sheet.

4.  PROPERTY AND EQUIPMENT

    Property and equipment are as follows:

                                                                       AS OF
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1999         2000
                                                              ----------   -----------
Computer and telecommunications equipment...................  $3,347,907   $ 3,425,108
Computer software...........................................     697,350     1,215,750
Furniture and fixtures......................................     350,056       385,323
Leasehold improvements......................................      65,034       341,044
                                                              ----------   -----------
                                                               4,460,347     5,367,225
Accumulated depreciation....................................    (689,952)   (1,923,619)
                                                              ----------   -----------
                                                              $3,770,395   $ 3,443,606
                                                              ==========   ===========

5.  LONG-TERM DEBT

    Long-term debt as of September 30, 1999 and 2000 consists of capital lease obligations related to computer equipment, telephone equipment, and computer software with interest rates of 8%, maturing at various dates through 2003. The cost of the assets recorded under the capital lease obligations is $3,151,765. Accumulated amortization related to assets recorded under capital leases is $242,026 and

                        UTILIPRO, INC. AND SUBSIDIARIES

5.  LONG-TERM DEBT (CONTINUED)
$490,441 at September 30, 1999 and 2000, respectively. The balance of the capital lease obligations as of September 30, 1999 and 2000 was $995,176 and $1,917,744, respectively.

    Total aggregate minimum lease payments under capital leases at September 30, 2000 are as follows:

2001........................................................  $1,008,682
2002........................................................   1,114,684
2003........................................................      35,472
                                                              ----------
                                                               2,158,838
Less: amounts representing interest.........................    (241,094)
                                                              ----------
                                                              $1,917,744
                                                              ==========

6.  INCOME TAXES

    The components of income tax benefit are as follows:

                                                                    YEAR ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1999         2000
                                                              ----------   ----------
Current:
  Federal...................................................  $1,209,957   $2,078,320
  State.....................................................     207,400      356,285
                                                              ----------   ----------
                                                               1,417,357    2,434,605

Deferred:
  Federal...................................................     362,749      942,564
  State.....................................................      62,179      161,583
                                                              ----------   ----------
                                                                 424,928    1,104,147
                                                              ----------   ----------
Income tax benefit..........................................  $1,842,285   $3,538,752
                                                              ==========   ==========

    The reconciliation of the Company's effective tax rate to the statutory tax rate is as follows:

                                                             YEAR ENDED SEPTEMBER 30,
                                               -----------------------------------------------------
                                                         1999                        2000
                                               -------------------------   -------------------------
                                                 RATE          AMOUNT        RATE          AMOUNT
                                               --------      -----------   --------      -----------
Computed tax expense benefit.................    35.0%       $(1,667,059)    35.0%       $(3,244,894)
State taxes, net of federal benefit..........     3.7           (175,226)     3.6           (336,614)
Other........................................                                (0.4)            42,756
                                                 ----        -----------     ----        -----------
Income tax benefit...........................    38.7%       $(1,842,285)    38.2%       $(3,538,752)
                                                 ====        ===========     ====        ===========

                        UTILIPRO, INC. AND SUBSIDIARIES

6.  INCOME TAXES (CONTINUED)
    On a pro forma basis, had the Company used the separate return basis for its income tax provision, no income tax benefit would have been recorded in the years ended September 30, 1999 and 2000.

    The tax effects of temporary differences comprising the net deferred tax asset are as follows (a valuation reserve was not considered necessary):

                                                               AS OF SEPTEMBER 30,
                                                              ----------------------
                                                                1999         2000
                                                              ---------   ----------
Allowance for doubtful accounts.............................  $ 370,255   $1,280,899
Property....................................................   (191,848)     131,138
Accrued bonus and vacation..................................    185,658       35,691
Other.......................................................     19,340       39,824
                                                              ---------   ----------
Net deferred tax asset......................................  $ 383,405   $1,487,552
                                                              =========   ==========

7.  STOCKHOLDERS' EQUITY

    On December 10, 1997, Utilipro entered into a Series A Convertible Preferred Stock Purchase Agreement whereby 700,000 shares of Convertible Series A Preferred Stock ("Preferred Stock") were issued to AGL Investments for $700,000. Concurrently with the issuance of the Preferred Stock, 123,529 shares of common stock were issued to certain shareholders. The Preferred Stock is convertible into common stock at the option of AGL Investments at a conversion price of $1 per share. Furthermore, AGL Investments has the option to require the Company to redeem any or all outstanding shares of the Preferred Stock on December 10, 2004 at an amount equal to the sum of the original purchase price per share plus any declared and accrued but unpaid dividends on the shares. If the Company fails to redeem the Preferred Stock on December 10, 2004, the conversion price of the Preferred Stock will decrease at the rate of 10% per quarter. As of September 30, 1999 and 2000, no dividends had been declared.

    During the year ended September 30, 2000, the Company acquired common stock held by two shareholders. The shares, which were acquired for $181,590, were retired.

    On May 22, 1998, the Company entered into a Capital Contribution Agreement with AGL Resources whereby AGL Investments agreed to contribute up to a maximum of $3,500,000 in additional capital to the Company. As of September 30, 2000, AGL Investments had contributed $3,500,000 in additional capital.

8.  COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES--The Company leases certain buildings and equipment under noncancelable operating leases which expire at various dates through 2006.

                        UTILIPRO, INC. AND SUBSIDIARIES

8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The following is a schedule of future minimum lease payments under operating leases as of September 30, 2000:

2001........................................................  $1,407,130
2002........................................................   1,229,051
2003........................................................     801,158
2004........................................................     572,214
2005........................................................     319,959
Thereafter..................................................     354,306
                                                              ----------
                                                              $4,683,818
                                                              ==========

    Rent expense for the years ended September 30, 1999 and 2000 was $418,052 and $1,418,324, respectively.

9.  LITIGATION

    During the year ended September 30, 2000, Peachtree commenced litigation against the Company seeking damages in excess of $50 million as a result of an alleged breach of contract by the Company. If the Company were to suffer an adverse outcome in this litigation, it could have a material adverse effect on the Company's consolidated financial statements. While management believes that the Company has valid defenses to this litigation, management cannot predict the outcome of the litigation.

    The Company is involved in litigation arising in the normal course of business. Management believes that the ultimate resolution of that litigation will not have a material adverse effect on the Company's consolidated financial statements.

10.  RELATED PARTY TRANSACTIONS

    ACCOUNTS RECEIVABLE-AFFILIATE--Accounts receivable-affiliate at
September 30, 1999 and 2000 of $1,537,259 and $5,843,621, respectively, consists of amounts due from SouthStar Energy Services, LLC ("SouthStar"), a joint venture in which AGL Resources is a member, for services rendered by the Company.

    REVENUE-AFFILIATE--Revenue-affiliate consists of revenue from SouthStar for services rendered by the Company.

    TAX RECEIVABLE FROM AFFILIATE--The receivable from affiliate at September 30, 1999 and 2000 of $1,073,960 and $3,508,565, respectively, consists primarily of amounts due from AGL Resources for income tax benefits.

    NOTES PAYABLE TO AFFILIATE--The notes payable to affiliates at September 30, 1999 of $4,162,000 included $2,947,000 owed to AGL Investments and $1,215,000 owed to AGL Propane, Inc., a wholly owned subsidiary of AGL
Resources Inc. in accordance with a Note Agreement dated April 16, 1999 (the "AGL Propane Note"). Interest accrues at rates from 8.075% to 8.105% annually with a maturity date of June 1, 2000. The AGL Propane Note was repaid during the year ended September 30, 2000.

                        UTILIPRO, INC. AND SUBSIDIARIES

10.  RELATED PARTY TRANSACTIONS (CONTINUED)
    The amount payable to AGL Investments is pursuant to a Note Agreement dated August 13, 1999, as amended (the "Original AGL Investments Note"), with interest accruing at LIBOR plus 250 basis points. The Company and AGL Investments entered into a Note Agreement dated January 1, 2000, with interest accruing at LIBOR plus 300 basis points, whereby the outstanding balance as of January 1, 2000 of the Original AGL Investments Note was refinanced. During the year ended September 30, 1999, interest rates ranged from 7.7% to 7.9%. During the year ended September 30, 2000, interest rates ranged from 8.8% to 9.7%. At
September 30, 2000, notes payable to AGL Investments totaled $16,104,399. Interest expense recognized during the years ended September 30, 1999 and 2000 was $47,011 and $882,822, respectively. Accrued and unpaid interest at September 30, 1999 and 2000 was $47,011 and $532,128, respectively.

11.  SUBSEQUENT EVENTS

    In January 2001, the Company acquired and retired all of the outstanding common stock held by the Company's minority shareholder for $188,997. As a result, all of the capital stock of the Company is now held by AGL Investments.

    On February 28, 2001, the Company extinguished its capital lease obligations in the amount of $2,094,999.

    Effective February 28, 2001, Alliance Data Systems, Inc. purchased from AGL Investments the property and equipment and assumed certain working capital related liabilities of the Company.

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PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS
PROSPECTUS. NEITHER ALLIANCE DATA SYSTEMS CORPORATION NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY OF THESE JURISDICTIONS. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE THE RESTRICTIONS OF THAT JURISDICTION RELATED TO THIS OFFERING AND THE DISTRIBUTIONS OF THIS PROSPECTUS.

                         ------------------------------

                               TABLE OF CONTENTS
                            ------------------------


                                                   PAGE
                                                 --------
Prospectus Summary.............................      1
Risk Factors...................................      7
Special Note Regarding Forward-Looking
  Statements...................................     18
Use of Proceeds................................     19
Dividend Policy................................     19
Dilution.......................................     20
Capitalization.................................     21
Unaudited Pro Forma Consolidated Financial
  Information..................................     22
Selected Historical Consolidated Financial and
  Operating Information........................     26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................     29
Business.......................................     46
Management.....................................     61
Principal Stockholders.........................     73
Certain Relationships and Related
  Transactions.................................     76
Description of Capital Stock...................     80
Shares Eligible for Future Sale................     83
Underwriting...................................     84
Legal Matters..................................     88
Experts........................................     88
Where You Can Find More Information............     88
Index to Consolidated Financial Statements.....    F-1


                         ------------------------------

Dealer Prospectus Delivery Obligation:


Until July 2, 2001 (25 days after the date of this prospectus), all dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


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                                     [LOGO]

                               13,000,000 SHARES

                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            BEAR, STEARNS & CO. INC.
                              MERRILL LYNCH & CO.
                           CREDIT SUISSE FIRST BOSTON


                                  JUNE 7, 2001


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